Filed pursuant to Rule 424(b)(3)
Registration No. 333-141551
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 9, 2007)

Centerplate, Inc.
2,517,818 Income Deposit Securities (IDSs) Representing
2,517,818 Shares of Common Stock and
$14,351,563 13.5% Subordinated Notes Due 2013

The selling securityholders are offering all of the IDSs to be sold in this offering. We will not receive any proceeds from the sale by the selling securityholders of such IDSs, except for approximately $807,000 that we will receive from the selling securityholders, which represents five months’ interest on the subordinated notes being sold in this offering. In addition, we and certain members of our management will ultimately receive distributions of a portion of the proceeds as a result of direct and indirect minority interests in certain of the selling securityholders. The IDSs offered hereby represent 2,517,818 shares of our common stock and $14,351,563 aggregate principal amount of our 13.5% subordinated notes due 2013, or subordinated notes. Each IDS initially represents:

➢	one share of our common stock; and

➢	a 13.5% subordinated note due 2013 with $5.70 principal amount.

The IDSs are listed for trading on the American Stock Exchange under the symbol “CVP” and on the Toronto Stock Exchange under the symbol “CVP.un.” The last reported sale price of the IDSs on November 30, 2007 on the American Stock Exchange was $13.89 and on the Toronto Stock Exchange was Cdn $14.00

Investing in our IDSs involves a high degree of risk. Before buying any IDSs, you should read the discussion of material risks of investing in our IDS under the heading entitled “Risk Factors” beginning on page 22 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS	Total

Public offering price	$11.00	$27,695,998.00

Underwriting discounts and commissions	$0.8239	$2,074,430.25

Proceeds, before expenses, to the selling securityholders	$10.1761	$25,621,567.75

The underwriter is offering the IDSs as set forth under “Underwriting.” Delivery of the IDSs will be made on or about December 5, 2007.

UBS Investment Bank

The date of this prospectus supplement is December 3, 2007.

Prospectus supplement
About this prospectus supplement	S-1
The offering	S-2
Capitalization	S-3
Summary consolidated financial information	S-4
Material U.S. federal income tax consequences	S-10
Selling securityholders	S-13
Underwriting	S-16
Where you can find more information about Centerplate, Inc.	S-19
Prospectus
About this prospectus	(ii)
Summary	1
Risk factors	22
Cautionary statement regarding forward-looking statements	46
Use of proceeds	47
Market price information for our IDSs	47
Dividend policy and restrictions	49
Selling securityholders	52
Agreements related to the offering	55
Description of certain indebtedness	57
Description of IDSs	67
Description of capital stock	74
Description of subordinated notes	78
Material U.S. federal income tax consequences	123
Certain ERISA considerations	135
Plan of distribution	138
Legal matters	140
Experts	141
Incorporation of certain documents by reference	142
Where you can find more information	143

S-i

About this prospectus supplement

Except as otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our” or “Centerplate” mean Centerplate, Inc. and its consolidated subsidiaries. BCP Volume L.P., BCP Offshore Volume L.P. and VSI Management Direct L.P., affiliates of The Blackstone Group, L.P., are collectively referred to as “Blackstone,” and Recreational Services L.L.C. is referred to as “GE Capital” in this prospectus supplement.

We are providing information to you about this offering of our IDSs in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying base prospectus, which provides more general information. Generally, when we refer to this “prospectus,” we are referring to both parts of this document combined.

Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We and the selling securityholders have not authorized anyone to provide you with any information that is different from that contained in this prospectus. If you receive any information that is different, you should not rely on it.

You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than their dates, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the U.S. Securities and Exchange Commission (the “SEC”).

The selling securityholders and the underwriter are not making an offer to sell the IDSs in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering and sale of our IDSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about and observe any restrictions relating to the offering of the IDSs and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute an offer of, or an invitation to purchase, any IDSs in any jurisdiction in which such offer or invitation would be unlawful.

The offering

IDSs offered by the selling security holders	2,517,818 IDSs

Use of proceeds	We will not receive any proceeds from the sale of IDSs in this offering, except for approximately $807,000 that we will receive from the selling securityholders, which represents five months’ interest on the subordinated notes represented by IDSs being sold in this offering. In addition, we and certain members of our management will ultimately receive distributions of a portion of the proceeds as a result of direct and indirect minority interests in certain of the selling securityholders. We will also be reimbursed by the selling securityholders for accrued interest on the subordinated notes represented by the IDSs to be sold in this offering between the last interest payment date for our outstanding subordinated notes immediately prior to any sale of IDSs under this prospectus supplement and the closing date for such sale.

American Stock Exchange symbol	“CVP”

Toronto Stock Exchange symbol	“CVP.un”

The selling securityholders are exchanging 1,543,179 shares of our common stock owned by them for $14,351,563 aggregate principal amount of subordinated notes, which we are combining with 2,517,818 other shares of common stock they own to form the IDSs being sold in this offering.

Under our Amended and Restated Stockholders Agreement with the selling securityholders, as amended, all of the conditions for such exchange of common stock for subordinated notes must either be met or waived for such exchange to occur. We hereby advise you that all of such conditions have been met.

Interest on the subordinated notes represented by the IDSs is paid monthly in arrears on or about the 20th day of each month, to holders of record on or about the 10th day of such month. Interest on the subordinated notes represented by IDSs being offered hereby will accrue commencing on November 20, 2007.

Capitalization

The following table sets forth our capitalization as of October 2, 2007:

➢	on an actual basis; and

➢	on an as adjusted basis to reflect the exchange of 1,543,179 shares of common stock for $14,351,563 aggregate principal amount of subordinated notes included in the IDSs offered under this prospectus supplement.

	October 2, 2007
	(unaudited)
	Actual	As adjusted

	(in thousands)

Long-term debt, including current portion
Current maturities of long-term debt	$1,075	$1,075
Existing credit facility	108,737	108,737
13.5% subordinated notes(1)	105,245	119,597

Total long-term debt	$215,057	$229,409

Common stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount(1)	14,352	—

Stockholders’ deficit
Common stock, par value $.01 per share 100,000,000 shares authorized, 39,995,147 shares, issued and outstanding (actual and adjusted)	400	400
Additional paid-in capital	218,331	218,331
Accumulated deficit(2)	(111,053)	(109,555)
Accumulated other comprehensive income	1,970	1,970
Treasury stock and other (17,470,153 shares (actual); 19,013,334 shares (adjusted))	(121,440)	(121,440)

Total stockholders’ deficiency	(11,792)	(10,294)

Total capitalization	$217,617	$219,115

You should read the table above together with our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus supplement.

(1)	Common stock with conversion option exchangeable for subordinated debt will be exchanged for $14,351,563 in principal amount of 13.5% subordinated notes upon completion of the offering.

(2)	The option conveyed to Blackstone and GE Capital to exchange common stock for subordinated notes to form IDSs is an embedded derivative recorded at approximately $1,498,000 as of October 2, 2007. Upon completion of the offering, the derivative will be retired as reflected in the change in the accumulated deficit.

Summary consolidated financial information

The following table is a summary of our consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended December 31, 2002, December 30, 2003, December 28, 2004, January 3, 2006 and January 2, 2007 and derived from our unaudited consolidated condensed financial statements for the thirty-nine week periods ended October 3, 2006 and October 2, 2007. Our audited consolidated financial statements for the years ended January 3, 2006 and January 2, 2007 are included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2007, and our unaudited consolidated condensed financial statements for the thirty-nine week periods ended October 3, 2006 and October 2, 2007 are included in our Quarterly Report on Form 10-Q for the thirty-nine week period ended October 2, 2007, and are incorporated by reference in this prospectus supplement.

The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal 2004, 2005 and 2006, and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in our Annual Report on Form 10-K for the year ended January 2, 2007, and our unaudited consolidated condensed financial statements for the thirty-nine week periods ended October 3, 2006 and October 2, 2007 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in our Quarterly Report on Form 10-Q for the thirty-nine week period ended October 2, 2007, and incorporated by reference in this prospectus supplement. The figures in the table below reflect rounding adjustments.

									Thirty-nine
									weeks ended
	Fiscal(1)								October 3,		October 2,
	2002		2003	2004		2005	2006		2006		2007

	(in millions, except ratios)

Statement of operations data:
Net sales	$577.2		$616.1	$607.2		$643.1	$681.1		$523.1		$572.3
Net income (loss)	$4.5		$(4.4)	$2.3		$(4.6)	$3.5		$6.6		$0.2
Cash flow data:
Net cash provided by operating activities	$38.6		$27.2	$28.4		$28.4	$39.4		$45.1		$30.2
Net cash provided by (used in) investing activities	$(45.0)		$(45.4)	$7.1		$(24.7)	$(38.8)		$(19.9)		$(16.6)
Net cash provided by (used in) financing activities	$1.7		$30.8	$(33.7)		$13.0	$(2.4)		$(11.3)		$(19.5)
Other data:
Maintenance capital expenditures(2)	$31.2		$8.3	$18.2		$16.7	$19.3		$15.9		$13.0
Growth capital expenditures(2)	$16.4		$15.6	$5.7		$8.4	$8.5		$6.1		$10.2

Aggregate capital expenditures(2)	$47.6		$23.9	$23.9		$25.1	$27.8		$22.0		$23.2

Ratio of earnings to fixed charges(3)	1.2	x	—	1.1	x	—	1.1	x	1.4	x	1.0	x
Deficiency in the coverage of earnings to fixed charges(3)	$—		$(10.7)	$—		$(8.4)	$—		$—		$—

Summary consolidated financial information

						Thirty-nine
						weeks ended
	Fiscal(1)					October 3,	October 2,
	2002	2003	2004	2005	2006	2006	2007

	(in millions)

EBITDA(4):
Net income (loss)	$4.5	$(4.4)	$2.3	$(4.6)	$3.5	$6.6	$0.2
Income tax provision (benefit)	(0.2)	(6.3)	(1.0)	(3.9)	(0.2)	0.5	0.1

Income (loss) before income taxes	4.3	(10.7)	1.4	(8.4)	3.2	7.1	0.2
Adjustments:
Interest expense(4)(5)	20.7	32.8	25.0	31.3	24.4	18.2	22.5
Depreciation and amortization	26.2	27.1	26.6	29.3	28.9	21.3	23.1

EBITDA(4)	$51.2	$49.2	$53.0	$52.1	$56.5	$46.7	$45.8

Unusual item included in EBITDA:
Return of bankruptcy funds to Service America(6)	$1.4	—	—	—	—	—	—

	January 3,	January 2,	October 2,
	2006	2007	2007

	(in millions)

Balance sheet data:
Total current assets	$88.8	$102.2	$105.5
Total current liabilities	$70.8	$98.7	$114.7
Working capital (deficit)(7)	$18.0	$3.5	$(9.2)
Total assets	$318.0	$332.4	$336.2
Long-term debt (including current portion)	$211.9	$225.9	$215.1
Total liabilities	$288.1	$316.8	$333.7
Common stock exchangeable for subordinated debt	$14.4	$14.4	$14.4

(1)	We have adopted a 52-53 week period ending on the Tuesday closest to December 31 as our fiscal year. The 2002, 2003, 2004 and 2006 fiscal years consisted of 52 weeks, and fiscal year 2005 consisted of 53 weeks.

Summary consolidated financial information

(2)	The sum of maintenance and growth capital expenditures equals the sum of contract rights acquired (purchase of contract rights) and the purchase of property and equipment, for the relevant periods as displayed in the statement of cash flow data as follows:

						Thirty-nine
						weeks ended
	Fiscal(1)					October 3,	October 2,
	2002	2003	2004	2005	2006	2006	2007

	(in millions)
Statement of cash flow data:
Contract rights acquired (purchase of contract rights)	$37.7	$16.0	$15.9	$10.4	$14.0	$12.4	$11.0
Purchase of property and equipment	9.9	7.9	8.0	14.7	13.8	9.6	12.2

Aggregate capital expenditures	$47.6	$23.9	$23.9	$25.1	$27.8	$22.0	$23.2

Maintenance capital expenditures are capital expenditures made to secure renewals of our existing contracts and maintain these contracts following renewal. Growth capital expenditures are those made to secure new contracts and maintain these contracts during their initial term. Accordingly, growth capital expenditures in any given year consist of up-front capital investments in new contracts and additional committed investments in existing contracts that have never previously been renewed.

From year to year, our aggregate capital expenditures can vary considerably. This is because (a) the pattern of renewals (which may give rise to maintenance capital expenditures) varies based on the term of existing contracts, and (b) our pattern of obtaining new contracts (which may give rise to growth capital expenditures) varies over time.

We believe that the identification and separation of maintenance and growth capital expenditures are important factors in evaluating our financial results. While we strive to maintain our present level of EBITDA by securing renewals of our existing contracts, we cannot be assured that we will maintain our present level of EBITDA in part because we cannot predict the future financial requirements of our clients. Contracts may be renewed at significantly different commission rates and, thus, significantly different levels of EBITDA, depending on the client’s financial requirements at the time of renewal.

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. Where earnings are inadequate to cover fixed charges, the deficiency is reported.

(4)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts.

“Adjusted EBITDA,” as defined in the indenture governing our subordinated notes, is determined as EBITDA, as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the annual management fee paid to affiliates of Blackstone and GE Capital through

(footnotes continued on following page)

Summary consolidated financial information

2003, less any non-cash credits. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our subordinated notes contain ratios based on this measure. For example, our ability to incur additional debt and make restricted payments requires a ratio of Adjusted EBITDA to fixed charges of 2.0 to 1.0, calculated on a pro forma basis in accordance with the indenture, except that we may incur certain debt and make certain restricted payments without regard to the ratio, and may incur an unlimited amount of indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional notes to the number of the additional shares of our common stock will not exceed the equivalent ratio represented by the then existing IDSs. In fiscal 2005, the ratio of Adjusted EBITDA to fixed charges was 1.9 to 1.0 as a result of the additional interest expense associated with the refinancing of the senior credit facility. This additional interest expense was excluded from the pro forma calculation of the ratio under the indenture in accordance with the provisions of the indenture governing the incurrence of indebtedness. As of October 2, 2007, we were in compliance with the ratio requirements and had the ability to incur additional indebtedness.

On a historical basis, we made the following adjustments to EBITDA to compute our Adjusted EBITDA:

											Thirty-nine
											weeks ended
	Fiscal(1)										October 3,		October 2,
	2002		2003		2004		2005		2006		2006		2007

	(in millions, except ratios)

EBITDA	$51.2		$49.2		$53.0		$52.1		$56.5		$46.7		$45.8
Adjustments:
Transaction related expenses	0.6		2.6		—		1.0		0.7		—		1.0
Contract related losses	0.7		0.8		0.4		0.4		0.4		0.1		—
Non-cash compensation	0.6		0.1		—		—		—		—		—
Management fees paid to affiliates of
Blackstone and GE Capital	0.4		0.4		—		—		—		—		—

Adjusted EBITDA	$53.5		$53.1		$53.4		$53.5		$57.5		$46.8		$46.8

Unusual item included in EBITDA and Adjusted EBITDA:
Return of bankruptcy funds to Service America (see note (6) below)	$1.4		—		—		—		—		—		—
Ratio of Adjusted EBITDA to fixed charges	2.8	X	2.1	X	2.3	X	1.9	X	2.6	X	2.9	X	2.3	X

(5)	As described in “Risk Factors” and further described in “Material U.S. Federal Income Tax Consequences,” in the accompanying base prospectus we account for the issuance of the IDSs as representing shares of common stock and subordinated notes. We deduct the interest expense on the subordinated notes from taxable income for income tax purposes and report the full benefit of the income tax deduction in our consolidated financial statements. We cannot assure you that the IRS will not seek to challenge the treatment of these subordinated notes as debt and the amount of interest expense deducted. If the IRS were to challenge this treatment successfully, we would have to provide an additional liability for the previously recorded benefit for the interest deductions.

(footnotes continued on following page)

Summary consolidated financial information

Explanations of the adjustments are listed below:

➢	Transaction related expenses include:

➢	for fiscal 2002, $0.6 million of acquisition related cash costs relating primarily to expenses incurred in connection with the structuring and evaluation of financing and recapitalization strategies;

➢	for fiscal 2003, $2.6 million of expenses related to executive compensation associated with the issuance of the IDSs in our initial public offering, or IPO;

➢	for fiscal 2005, $1.0 million of expenses incurred in connection with the contemplated follow-on offering to the 2003 IPO;

➢	for fiscal 2006, $0.7 million of expenses incurred in connection with the filing of this registration statement and the offering contemplated hereby; and

➢	for the thirty-nine weeks ended October 2, 2007, $1.0 million of expense incurred in connection with the filing of this registration statement and the offering contemplated hereby.

➢	Contract related losses include:

➢	for fiscal 2002, $0.7 million of non-cash charges related to the write-down of impaired assets for a contract which was terminated;

➢	for fiscal 2003, $0.8 million of non-cash charges for the write-down of impaired assets for certain terminated and/or assigned contracts;

➢	for fiscal 2004, $0.4 million of non-cash charges related to the write-down of impaired assets for certain terminated contracts and contracts for which we intend to continue operations;

➢	for fiscal 2005, $0.3 million for the write off of contract rights for a terminated contract and $0.1 million for the write-down of impaired contract rights and property and equipment;

➢	for fiscal 2006, $0.4 million for the write-off of impaired assets associated with our contracts; and

➢	for the thirty-nine weeks ended October 3, 2006, $0.1 million for the write-off of impaired assets associated with a terminated contract.

➢	Non-cash compensation expenses related to the revaluation of partnership units purchased by certain members of our management financed with non-recourse loans include for fiscal 2002 and 2003, $0.6 million and $0.1 million, respectively.

➢	Management fees paid to affiliates of Blackstone and GE Capital include $0.4 million for each of fiscal 2002 and 2003. The management fees were paid quarterly in arrears and ceased upon the closing of the IPO.

For purposes of calculating the ratio of Adjusted EBITDA to fixed charges, fixed charges includes interest expense (excluding amortization of deferred financing fees) plus capitalized interest, the earned discount or yield with respect to the sale of receivables and cash dividends on preferred stock.

Interest expense for fiscal 2003 includes a $5.3 million non-cash charge related to the early extinguishment of debt as a result of the refinancing of our 1998 credit facility and $7.2 million of expenses associated with the repurchase of the notes that we issued in 1999 (the “1999 notes”). Interest expense for fiscal 2004 includes a $1.2 million non-cash charge related to the repayment of the remaining 1999 notes and a $2.0 million non-cash charge for the change in the fair value of

(footnotes continued on following page)

Summary consolidated financial information

our derivatives. Interest expense for fiscal 2005 includes $5.8 million in expenses related to entering into a new credit agreement on April 1, 2005. The $5.8 million includes a prepayment premium of $4.6 million on the prior credit facility and a $1.2 million non-cash charge for the write-off of deferred financing costs. Interest expense for fiscal 2006 includes a $3.4 million non-cash credit for the change in the fair value of our derivatives.

(6)	During fiscal 2002, Service America Corporation received approximately $1.4 million from funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993.

(7)	Working capital represents total current assets less total current liabilities.

Material U.S. federal income tax consequences

The following discussion supplements the discussion contained in “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus. Our counsel, Davies Ward Phillips & Vineberg LLP, has opined that, with respect to the IDSs offered hereunder, the discussion contained under such heading in the accompanying base prospectus, as supplemented by the following discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Davies Ward Phillips & Vineberg LLP as to the material U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs by “U.S. Holders” and “Non-U.S. Holders,” as defined in “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus. Prospective investors are urged to read the complete discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus.

Our counsel, Davies Ward Phillips & Vineberg LLP, has opined that the subordinated notes should be treated as debt for U.S. federal income tax purposes. Based on that opinion, we believe the subordinated notes should be so treated. The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on the facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors that are intended to identify the economic substance of the investor’s interest in the corporation. The opinion of Davies Ward Phillips & Vineberg LLP referred to above is based on certain representations and assumptions. Among other things, the opinion of Davies Ward Phillips & Vineberg LLP relies on (i) our representation that we expect to make all interest and principal payments on the subordinated notes in accordance with their terms and certain other representations we have made and (ii) the representation of UBS Securities LLC, described below, that it intends to facilitate a secondary market in the IDSs and, upon separation, the subordinated notes and common stock. See “Underwriting” in this prospectus supplement. The opinion of Davies Ward Phillips & Vineberg LLP also relies upon an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a financial advisory firm, including opinions substantially to the effect that:

➢	when taken together and considered as a whole, without any single factor necessarily being dispositive, the term, interest rate, issue price, and other material provisions of the subordinated notes, including, inter alia, restrictions on incurrence of debt and payment of dividends, are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender not otherwise owning equity in us, bargaining at arm’s length with us, would reasonably agree, where such lender would ordinarily be considered by knowledgeable corporate finance experts to be a lender or investor in the corporate bond market or other market for corporate debt and not primarily an investor in preferred stock;

➢	after giving effect to the offering, the ratio of the aggregate amount of Centerplate and its subsidiaries’ indebtedness to the fair market value of our equity is commercially reasonable under the circumstances; and

➢	giving effect to the offering of the IDSs under this prospectus supplement, the ratio of (A) the sum of (I) the principal amount of our subordinated notes, (II) the principal amount of senior notes outstanding under our credit facility and (III) the amount outstanding under our revolving credit facility to (B) the fair market value of our equity is approximately 1.4 to 1.

The opinion of Houlihan Lokey relies upon, and assumes without independent verification or investigation, the accuracy and completeness of, the financial data and other information provided by us and the descriptions of the securities set forth in this prospectus; was provided to us, and for the purpose of assisting us and our counsel regarding the determinations and legal opinion referred to above; should not be used as a reason to invest in, or a recommendation of, our securities or be viewed as an expression of a viewpoint as to our business prospects or the fairness or merits of this offering; and is not a solvency

Material U.S. federal income tax consequences

opinion. Houlihan Lokey has not provided any opinion as to any legal questions or tax matters. The opinions of Houlihan Lokey as to commercial reasonableness and valuation of our securities are based solely on a comparison of our securities and this offering to other securities and transactions deemed comparable by Houlihan Lokey and on valuation methodologies deemed appropriate by it. In connection with its opinion, Houlihan Lokey neither reviewed our books and records nor made any physical inspection or independent evaluation or appraisal of our assets and liabilities.

In light of the representations and opinions described above and their relevance to several of the factors analyzed in the case law, and taking into account the facts and circumstances relating to the issuance of the subordinated notes, we are of the view that the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the Internal Revenue Service and there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the subordinated notes or offered under circumstances such as an offering under this prospectus supplement (i.e., offered as a unit consisting of subordinated notes and common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the subordinated notes will be treated as debt for U.S. federal income tax purposes. The consequences of the subordinated notes being treated as equity rather than debt for U.S. federal income tax purposes are discussed in “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes” and in “—Consequences to Non-U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes” in the accompanying base prospectus.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. In order to avoid mandatory interest deferral on our subordinated notes pursuant to the terms of our credit facility, our interest coverage ratio, which is tested monthly, is required to be greater than 1.90:1.00 when tested in any fiscal period during the term of our credit facility. On a pro forma basis, after giving effect to the sale of all of the IDSs covered by this prospectus supplement as if it had occurred on October 3, 2006, the interest coverage ratio would have been 1.95:1.00 as of October 2, 2007. Notwithstanding the foregoing, however, we have determined based on our financial forecasts that the likelihood of our interest coverage ratio decreasing to 1.90:1.00 or lower during the term of our credit facility or any deferral of interest payments on our subordinated notes (for that or any other reason) is remote within the meaning of the Treasury regulations. Although the matter is not free from doubt because of the lack of direct authority, we believe that the subordinated notes represented by the IDSs being offered hereby should not be considered issued with OID at the time of their original issuance because of the existence of the deferral of interest provisions. Accordingly, stated interest on the subordinated notes should generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Deferral of Interest and Original Issue Discount” in the accompanying base prospectus. Since we have determined that the subordinated notes represented by IDSs being offered hereby should not be considered issued with OID, the automatic exchange feature of the IDSs will not be applicable to this offering.

As described in the accompanying base prospectus, your acquisition of IDSs should be treated as an acquisition of the shares of our common stock and the subordinated notes represented by the IDSs and, by purchasing IDSs, you agree to such treatment. See “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes” in the accompanying base prospectus.

The purchase price of the IDSs will be allocated between the underlying shares of common stock and subordinated notes, including accrued interest thereon, in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the shares of

Material U.S. federal income tax consequences

common stock and the subordinated notes and the amount of market discount or amortizable bond premium, if any, with which you will be treated as having acquired the subordinated notes. Based on the initial offering price of the IDSs offered hereunder of $11.00, we have determined that the initial fair market value of each $5.70 principal amount of subordinated notes is $5.70 and there is no market discount or amortizable bond premium with respect to the subordinated notes. If our determination is not respected, your initial tax basis in the shares of common stock and subordinated notes will be different and the amount of market discount or amortizable bond premium, if any, with which you will be treated as having acquired the subordinated notes may be different from that which you contemplated. The rules governing market discount are discussed under “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Market Discount” in the accompanying base prospectus. The rules governing bond premium are discussed under “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Bond Premium” in the accompanying base prospectus.

Selling securityholders

IDENTITY AND OWNERSHIP INTEREST OF THE SELLING SECURITYHOLDERS

Pursuant to the terms of the amended and restated stockholders agreement that we entered into with the selling securityholders at the closing of our initial public offering, as amended by a letter agreement dated as of May 4, 2007, the selling securityholders will exchange an aggregate of 1,543,179 shares of our common stock with us for $14,351,563 aggregate principal amount of our subordinated notes, which we will then combine with 2,517,818 other shares of our common stock owned by the selling securityholders to form the IDSs being offered by this prospectus supplement. We and members of our management have direct and indirect interests in affiliates of Blackstone and GE Capital that own shares of our common stock, as further described below and under “Management Partnerships’ Participation in this Offering,” and such shares of our common stock will be sold under this prospectus supplement in the form of IDSs.

The following table shows the number of shares of common stock that each of the selling securityholders may sell under this prospectus supplement and the number of IDSs that may be offered to the public hereby. Each selling securityholder is a statutory underwriter under the Securities Act with respect to the IDSs it offers and sells under this prospectus supplement.

	Shares of			Shares of
	common stock			common stock
	beneficially owned		Number of IDSs	beneficially owned
	before the offering		being sold in	after the offering
Name of selling securityholder	Number	Percent(1)	this offering	Number	Percent(1)

Blackstone(2)	2,586,495	11.5	1,603,627	0	0
GE Capital(3)	1,474,502	6.5	914,191	0	0

(1)	The shares of common stock that may be sold by Blackstone and GE Capital represent, respectively, 11.5% and 6.5% of the shares of our common stock outstanding prior to this offering. The aggregate 2,517,818 IDSs offered hereby represent 2,517,818 shares of common stock (which represent approximately 12.0% of our outstanding common stock after giving effect to this offering) and an aggregate of $14,351,563 principal amount of subordinated notes.

(2)	Of the 2,586,495 shares of our common stock held by Blackstone affiliates: (a) 1,916,765 shares are owned by BCP Volume L.P., for which Blackstone Capital Partners II Merchant Banking Fund L.P. is the sole general partner and exercises sole voting and investment power with respect to such shares; (b) 497,254 shares are owned by BCP Offshore Volume L.P., for which Blackstone Offshore Capital Partners II L.P. is the general partner and exercises sole voting and investment power with respect to such shares; and (c) 172,476 shares are owned by VSI Management Direct L.P., for which VSI Management I L.L.C. is the sole general partner and exercises sole voting and investment power with respect to such shares.

With respect to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P., Blackstone Management Associates II L.L.C. is the sole general partner and the sole investment general partner, respectively, and thus may be deemed to be the beneficial owner of the securities held by such entities. With respect to VSI Management I L.L.C., Blackstone Management Associates II L.L.C. is the sole managing member, and thus exercises sole voting and investment power with respect to this entity. Kenneth R. Frick, our former executive vice president and chief financial officer, holds 98% of the economic value of VSI Management I L.L.C., but does not have voting or investment control. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone Management Associates II L.L.C. and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares that may be deemed to be beneficially owned by Blackstone Management Associates II

Selling securityholders

L.L.C. and, as such, they may also be deemed to beneficially own the shares that Blackstone Management Associates II L.L.C. may be deemed to beneficially own. Each of these individuals and Blackstone Management Associates II L.L.C., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II, L.P. and VSI Management I L.L.C. disclaim beneficial ownership of such shares. The address of each Blackstone entity or individual is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Peter F. Wallace, who serves as one of our directors, is a managing director of The Blackstone Group L.P. and disclaims any beneficial ownership of shares of our common stock.

(3)	Recreational Services L.L.C., a limited liability company, the managing member of which is General Electric Capital Corporation, currently owns and is offering to sell these shares. Robert A. Paoletti and Dennis J. Cullinane, current employees of Centerplate, are also members of Recreational Services L.L.C. with a right to receive a small amount of the proceeds received by Recreational Services L.L.C. General Electric Capital Corporation exercises sole voting and investment power with respect to these shares. The address of this stockholder is c/o General Electric Capital Corporation, 201 Merrit 7, Norwalk, Connecticut 06851.

Blackstone will receive proceeds from the sale of the IDSs covered by this prospectus supplement. Pursuant to the amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, Blackstone will exchange 982,868 shares of common stock with us for subordinated notes at an exchange rate of $9.30 in principal amount per share, for approximately $9.1 million in face amount of subordinated notes, in order for us to create the integral IDSs offered hereby. Blackstone will pay an aggregate of $514,163 out of the aggregate proceeds of sales made pursuant to this prospectus supplement to us pursuant to the amended and restated stockholders agreement, which requires the selling securityholders to pay us the equivalent of five months’ interest on the subordinated notes that we issue in connection with the exchange of subordinated notes for shares of common stock.

GE Capital will receive proceeds from the sale of the IDSs covered by this prospectus supplement. Pursuant to the amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, GE Capital will exchange an aggregate of 560,311 shares of common stock with us for subordinated notes at an exchange rate of $9.30 in principal amount per share, for approximately $5.2 million in face amount of subordinated notes, in order for us to create the integral IDSs offered hereby. Recreational Services L.L.C. will pay an aggregate of $293,112 out of the aggregate proceeds of sales made pursuant to this prospectus supplement to us pursuant to the amended and restated stockholders agreement, which requires the selling securityholders to pay us the equivalent of five months’ interest on the subordinated notes that we issue in connection with the exchange of subordinated notes for shares of common stock.

MANAGEMENT PARTNERSHIPS’ PARTICIPATION IN THIS OFFERING

Portions of the proceeds of this offering will ultimately be distributed to us and certain members of management as a result of our and their ownership of direct and indirect interests in the Blackstone affiliated partnerships. We, Janet L. Steinmayer, our president and chief executive officer, and Kenneth R. Frick, our former executive vice president and chief financial officer, hold indirect ownership interests in Centerplate common stock through limited partnership interests in VSI Management Direct L.P. and VSI Management II L.P. VSI Management Direct L.P. owns 172,476 shares of our common stock and is a selling securityholder. VSI Management II L.P. holds limited partnership interests in two selling securityholders, BCP Volume L.P. and BCP Offshore Volume L.P. These limited partnership interests represent a right to receive 15% of distributions from each of BCP Volume L.P. and BCP Offshore Volume L.P. We own a 14.7% limited partnership interest in VSI Management Direct L.P. and a 13.0% limited partnership interest in VSI Management II L.P. Ms. Steinmayer owns a 3.5% limited partnership interest in VSI Management Direct L.P. and a 3.8% limited partnership interest in VSI Management II L.P. Mr. Frick owns a 6.3% limited partnership interest in VSI Management Direct L.P.,

Selling securityholders

a 9.2% limited partnership interest in VSI Management II L.P. and a 98% limited liability company interest in VSI Management I L.L.C., which owns a small minority general partnership interest in each of VSI Management Direct L.P. and VSI Management II L.P.

All of the shares of our common stock held by VSI Management Direct L.P., BCP Volume L.P. and BCP Offshore Volume L.P. will be sold under this prospectus supplement. In connection with such sales, we, Ms. Steinmayer and Mr. Frick will receive proceeds of the offering as a result of our and their direct and indirect interests in BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P. and VSI Management II L.P.

CERTAIN RELATIONSHIPS WITH THE SELLING SECURITYHOLDERS

Blackstone.  Mr. Peter F. Wallace, a managing director of The Blackstone Group, L.P., has been a member of our board of directors since October 1999. Mr. Wallace is an employee of Blackstone, but does not have voting or investment power over the shares of our common stock beneficially owned by Blackstone or its affiliates. An affiliate of Blackstone holds $8 million in principal amount of the term loan described in more detail under the heading “Description of Certain Indebtedness—Our Credit Facility” in the accompanying base prospectus. Additionally, in January 2006, we retained an affiliate of Blackstone to provide advisory services in connection with our corporate direction and various contracts. For these services, we paid the Blackstone affiliate a fee of $263,000.

GE Capital.  As described under the heading “Description of Certain Indebtedness—Our Credit Facility” in the accompanying base prospectus, General Electric Capital Corporation acted as a lender and is the administrative agent under our credit facility. Under the terms of the financing, we agreed to pay to General Electric Capital Corporation usual and customary closing, syndication and administrative fees and all reasonable and documented out-of-pocket expenses incurred by General Electric Capital Corporation and its affiliates in connection with the commitment letter and related documentation and General Electric Capital Corporation’s due diligence. These fees and expenses amounted to approximately $4.4 million in fiscal 2005. Administrative fees for 2006 and thereafter amount to $100,000 per annum.

OBSERVER RIGHTS

In connection with our initial public offering, we and an affiliate of Blackstone entered into an agreement pursuant to which, to the extent not prohibited by law, rule or regulation (including rules of any applicable securities exchange) if we do not have any director affiliated with Blackstone or GE Capital, then an individual selected by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates will have the right to attend as a non-voting observer all meetings of our board of directors, receive all information provided to our directors and participate in all deliberations of our board of directors, so long as that individual is acceptable to our board of directors, acting reasonably, and so long as the Blackstone affiliate and that individual have executed standard non-disclosure and market stand-off agreements. This agreement will terminate upon the completion of the offering under this prospectus supplement.

Underwriting

The selling securityholders are offering the IDSs described in this prospectus and the shares of our common stock and subordinated notes represented by these IDSs through UBS Securities LLC. We and the selling securityholders will enter into an underwriting agreement with UBS Securities LLC.

Pursuant to the underwriting agreement and our amended and restated stockholders agreement, the selling securityholders will exchange an aggregate of 1,543,179 shares of our common stock with us for $14,351,563 aggregate principal amount of subordinated notes. We will then combine the exchanged subordinated notes with 2,517,818 shares of our common stock held by the selling securityholders to form the 2,517,818 IDSs offered hereby.

Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 2,517,818 IDSs.

Under the underwriting agreement, the selling securityholders have agreed to sell and the underwriter has agreed to purchase the IDSs offered in this offering at a price of $10.1761 per IDS, payable in cash against delivery. The underwriting agreement provides that the underwriter must buy all of the IDSs if it buys any of them. The IDSs are offered subject to a number of conditions, including:

➢	receipt and acceptance of the IDSs by the underwriter; and

➢	the underwriter’s right to reject orders in whole or in part.

We have been advised by the underwriter that it currently intends to make a market in the IDSs and, upon the separation of an IDS, in the subordinated notes and the shares of common stock, in each case in accordance with customary market practice and applicable legal and regulatory requirements. The underwriter is not obligated to do so, however, and may discontinue market-making activities with respect to any of these securities at any time without notice. Moreover, if and to the extent that the underwriter makes any market for these securities, there can be no assurance that such market would provide sufficient liquidity for any holder of any of these securities.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically. In addition, a prospectus in electronic format may be made available on the website maintained by the underwriter. Other than the prospectuses in electronic format, the information on the underwriter’s website is not part of this prospectus.

COMMISSIONS AND DISCOUNTS

IDSs sold by the underwriter to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any IDSs sold by the underwriter to securities dealers may be sold at a discount of up to $0.45 per IDS from the initial public offering price. Any of these securities dealers may resell any IDSs purchased from the underwriter to other brokers or dealers at a discount of up to $0.10 per IDS from the initial public offering price. Subject to applicable law, sales of IDSs made outside of the United States may be made by affiliates of the underwriter. If all the IDSs are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the IDSs at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriter has informed us that it does not expect to sell more than 5.0% of the IDSs to accounts over which the underwriter exercises discretionary authority.

Underwriting

The following table shows the per IDS and total underwriting discounts and commissions the selling securityholders will pay to the underwriter:

Per IDS	$0.8239
Total	$2,074,430.25

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.8 million.

NO SALES OF SIMILAR SECURITIES

We and our executive officers and directors have entered into lock-up agreements with the underwriter. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our IDSs, and the shares of our common stock and subordinated notes represented by our IDSs or securities convertible into or exchangeable or exercisable for our IDSs or our common stock and subordinated notes. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all the securities from these lock-up agreements.

The 90-day lock-up period applicable to us may be extended for up to an additional 18 days under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 90-day period.

INDEMNIFICATION AND CONTRIBUTION

We and the selling securityholders have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we and the selling securityholders are unable to provide this indemnification, we and the selling securityholders have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

AMERICAN STOCK EXCHANGE AND TORONTO STOCK EXCHANGE LISTINGS

Our IDSs are listed on the American Stock Exchange under the symbol “CVP” and on the Toronto Stock Exchange under the symbol “CVP.un.” Shares of our common stock are listed on the Toronto Stock Exchange under the symbol “CVP.”

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the IDSs, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our IDSs while this offering is in progress. These activities may also include making short sales of our IDSs, which involve the sale by the underwriter of a greater number of IDSs than they are required to purchase in this offering and purchasing IDSs on the open market to cover positions created by short sales.

Underwriting

Short sales may be “naked” shorts. Naked short sales are sales in excess of total IDSs offered by the selling securityholders under this prospectus supplement. The underwriter must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriter is concerned there may be downward pressure on the price of IDSs in the open market after pricing that could adversely affect investors who purchase in this offering.

As a result of these activities, the price of our IDSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the American Stock Exchange, Toronto Stock Exchange, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our IDSs on the American Stock Exchange and Toronto Stock Exchange prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the American Stock Exchange and Toronto Stock Exchange no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the IDSs during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our IDSs to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

OTHER

An automatic exchange described in the accompanying base prospectus will not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or the underwriter, with respect to the full amount of subordinated notes purchased by such holder, including subordinated notes purchased in this offering and subordinated notes received by such holder in an automatic exchange.

AFFILIATIONS

The underwriter and its affiliates have provided in the past and may provide from time to time certain commercial banking, financial advisory, investment banking and other services for us for which they will be entitled to receive separate fees. The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Where you can find more information about
Centerplate, Inc.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains an internet website that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC. The Commission’s website is http://www.sec.gov. Copies of these reports, proxy statements and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. You may also view these documents on our internet website at http://www.centerplate.com, via a link to a third party website. Information on our website is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. We incorporate by reference the documents listed below and any future documents filed with the SEC (File No. 001-31094 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we terminate this offering:

(1)  Our Annual Report on Form 10-K for the fiscal year ended January 2, 2007, filed on March 19, 2007;

(2)  Our Current Report on Form 8-K filed on January 19, 2007;

(3)  Our Current Report on Form 8-K filed on March 22, 2007;

(4)  Our Proxy Statement on Schedule 14A, filed on April 26, 2007;

(5)  Our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2007, filed on May 14, 2007;

(6)  Our Current Report on Form 8-K filed on June 12, 2007;

(7)  Our Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2007, filed on August 13, 2007;

(8)  Our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2007, filed on November 13, 2007;

(9)  Our Current Report on Form 8-K filed on November 28, 2007; and

(10)  The description of our IDS, contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act on November 24, 2003, including any amendment or report filed for the purpose of updating this description.

The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus supplement.

Upon your written or oral request, we will provide any person to which this prospectus supplement has been delivered a copy, without charge, of any or all of the information that has been incorporated by reference into this prospectus supplement (excluding exhibits to such documents unless such exhibits are

Where you can find more information about Centerplate, Inc.

specifically incorporated by reference). Your request should be directed to Investor Relations, Centerplate, Inc., 2187 Atlantic Street, Stamford, Connecticut 06902, Telephone (203) 975-5900.

This prospectus supplement is a part of our Registration Statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

2,517,818

Income Deposit Securities (IDSs)
Representing
2,517,818 Shares of Common Stock
and
$14.4 million 13.5% Subordinated Notes Due 2013

Centerplate, Inc.

All of the IDSs to be sold under this prospectus may be offered from time to time on behalf of the selling securityholders named on page 52. The number of IDSs to be sold at any time and the terms of any such offering will be set forth in a prospectus supplement. These IDSs represent a maximum of 2,517,818 shares of our common stock and approximately $14.4 million aggregate principal amount of our 13.5% subordinated notes due 2013, or subordinated notes. Each IDS initially represents:

➢	one share of our common stock; and

➢	a 13.5% subordinated note due 2013 with $5.70 principal amount.

Holders of IDSs have the right to separate the IDSs into the shares of our common stock and subordinated notes represented thereby at any time. Similarly, any holder of shares of our common stock and subordinated notes may, at any time, combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs. Separation of all of the IDSs will occur automatically upon the occurrence of certain events, including any redemption of the subordinated notes or upon maturity of the subordinated notes.

Our subordinated notes mature on December 10, 2013, subject to our right to extend their maturity for two additional successive five-year terms under specified circumstances. We will be required to defer interest payments on our subordinated notes under specified circumstances and subject to the limitations described in “Description of Subordinated Notes—Terms of the Notes—Interest Deferral” on page 79. Deferred interest on our subordinated notes will bear interest monthly at a rate equal to the stated annual rate of interest on the subordinated notes divided by 12.

The selling securityholders will remit to us an amount representing five months’ interest on the subordinated notes included in the IDSs being offered at any time, up to an aggregate of $0.8 million. All costs, expenses and fees in connection with the registration of the IDSs will be paid by us, except that the selling securityholders will pay all underwriting discounts and selling commissions. See “Plan of Distribution” on page 138.

Upon our issuance of IDSs in any subsequent offering, a portion of your subordinated notes may be automatically exchanged for an identical principal amount of the subordinated notes issued in such subsequent offering, and in that event your IDSs will be replaced with new IDSs. We will disclose in a prospectus supplement whether any offering of IDSs under this prospectus will result in such an automatic exchange.

For more information regarding these automatic exchanges and the effect they may have on your investment, see:

➢	“Risk Factors—Risks Relating to the IDSs and the Shares of Common Stock and Subordinated Notes Represented by the IDSs—Subsequent issuances of subordinated notes may adversely affect your tax treatment” on page 22,

➢	“Description of Subordinated Notes—Covenants Relating to IDSs—Procedures Relating to Subsequent Issuance” on page 87 and

➢	“Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances” on page 125.

Investing in our IDSs, and the shares of our common stock and subordinated notes represented thereby, involves risks. See “Risk Factors” beginning on page 22.

Our IDSs are traded on the American Stock Exchange under the trading symbol “CVP” and on the Toronto Stock Exchange under the trading symbol “CVP.un.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 9, 2007

i

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and/or sell securities in one or more offerings or resales. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus to the extent permitted by Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”). Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ii

Summary

The following is a summary of our business, the offering of our securities and the principal features of the IDSs that may be offered hereby from time to time and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus or in any prospectus supplement or incorporated herein or therein by reference.

Throughout this prospectus, we refer to Centerplate, Inc., a Delaware corporation, as “Centerplate,” and, together with its consolidated subsidiaries, as “we,” “our” and “us,” unless otherwise indicated. Any reference to “VSA” refers to our wholly-owned subsidiary, Volume Services America, Inc., a Delaware corporation, and its consolidated operations, unless otherwise indicated. In addition to VSA, Centerplate’s subsidiaries include Volume Services, Inc., or VSI, and Service America Corporation, or Service America, each a Delaware corporation, and others. We are a holding company and have no direct operations. Our principal assets are the capital stock of VSA and any intercompany notes owed to Centerplate, all of which have been pledged to the creditors under the VSA credit facility, which we sometimes refer to as “our credit facility,” as described more fully in “Description of Certain Indebtedness—Our Credit Facility.”

OUR COMPANY

OVERVIEW

We are a leading provider of food and related services, including concessions, catering and merchandise services for sports facilities, convention centers and other entertainment facilities throughout the United States and in Canada. Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of recreational facilities in the United States, serving 127 facilities as of January 2, 2007.

We typically provide services in our clients’ facilities pursuant to long-term contracts that grant us the exclusive right to provide certain food and beverage products and services and, under some contracts, merchandise products and other related services within the facility. As of January 2, 2007, our contracts had an overall average, weighted by net sales generated by each contract, of approximately 5.2 years left to run before their scheduled expiration, representing approximately 5.7, 4.9 and 1.8 years for sports facilities, convention centers and other entertainment facilities, respectively. The overall average, weighted by the number of contracts, and not by net sales, was approximately 4.0 years left to run before scheduled expiration, representing approximately 4.8, 3.5 and 2.0 years for sports facilities, convention centers and other entertainment facilities, respectively.

We typically renegotiate existing contracts prior to their expiration. From 2002 through 2006, contracts came up for renewal that generated, on average, approximately 18.9% of our net sales for each year. During this period, we retained contracts up for renewal that generated, on average, approximately 88.8% of our net sales for each year, which together with the contracts that did not come up for renewal accounted for, on average, approximately 97.9% of our net sales for each year. As of January 2, 2007, we had been providing services to our clients’ facilities for an average of approximately 17.2 years. However, there can be no assurance that any contract will continue beyond its scheduled expiration.

We have provided our services to several of the highest profile sporting and other events, including, as of January 2, 2007:

➢	24 World Series games;

➢	nine U.S. Presidential Inaugural Balls;

➢	10 Super Bowls;

➢	nine NCAA Final Four Men’s Basketball Tournaments; and

➢	14 World Cup Soccer games.

OUR STRENGTHS

A Leading market position.  Based on the number of facilities served, we are one of the largest providers of food and beverage services to a variety of sports facilities and to major convention centers in the United States.

Diversified client base.  As of January 2, 2007, we provided services to 71 sports facilities, 32 convention centers and 24 other entertainment facilities, representing approximately 64.8%, 27.0% and 8.2%, respectively, of our net sales for fiscal 2006.

Exclusive, long-term service contracts.  We typically provide services at our clients’ facilities pursuant to long-term contracts that grant us the exclusive right to provide certain food and beverage products and services and, under some contracts, merchandise products and other services within the facility.

High quality, full service capabilities.  We believe that our expertise in catering and concession sales, coupled with our reputation for high-quality food and beverage products and services, provides a competitive advantage when we bid for contracts.

Experienced Management Team.  We believe that the considerable experience of our senior management and facility general managers in the recreational food service industry, which is the portion of the food service industry in which we do business, is of particular value in enabling us to evaluate the risks and benefits associated with potential new contracts, contract structures, product innovations and markets.

STRATEGIC INITIATIVES

Our industry position and experience have enabled us to effectively evaluate and select opportunities for growth. We have identified four strategic initiatives we believe will differentiate us from our competitors. These four initiatives are: culinary excellence, speed of service, branded products and innovative facility design.

Culinary excellence.  A “culinary leadership network” of our most talented chefs oversees culinary hiring and menus. The group focuses on providing fresh products, unique-to-venue experiences and interactive presentations. The group has launched a culinary education program where the executive chefs from all of our venues are trained in our approach to maintaining high culinary standards and techniques.

Speed of service.  We have implemented technological advances designed to improve speed and quality of service in our venues, such as the enhancement or introduction of credit card capabilities or the installation of TurboTap®, an improved beer tap that pours draft beer up to four times faster than conventional taps, with the correct proportion of liquid beer and foam. TurboTap® is expected to reduce waiting times for our customers. We have installed TurboTap® in all of our Major League Baseball (“MLB”) venues and most of our National Football League venues.

Branded products.  We offer a variety of well-recognized branded food service products, as well as in-house brands unique to Centerplate’s facilities. We have also developed strategic alliances with locally-based restaurants and other food service providers to offer regional specialties that reflect the character of a particular venue.

Innovative facility design.  We work closely with our clients in designing or renovating the portion of the facilities where we provide our services. We use our in-house design and construction capabilities in partnership with outside architects and designers to create state-of-the-art restaurant and concession facilities in a variety of settings.

In the course of our business, we continuously explore and evaluate opportunities to partner creatively with companies that provide the same, similar or complementary services, or that own or operate sports, convention center or other entertainment venues, in order to enhance our existing operating platforms, achieve operational efficiencies or expand our product offerings. In the future, such transactions could include an acquisition by us of another business, a significant joint venture or other transaction that could expand the scope of our business and that could be material. There can be no assurance that we will enter into any such transaction or be able to negotiate favorable transaction terms. We may have difficulty entering into strategic transactions because of our capital structure, and we may encounter various risks in pursuing or completing those transactions. See “Risk Factors—Future strategic transactions, such as acquisitions or joint ventures, may require significant resources or result in significant losses, costs or liabilities.”

SELLING SECURITYHOLDERS

BCP Volume L.P., BCP Offshore Volume L.P. and VSI Management Direct L.P., affiliates of The Blackstone Group, L.P., which we collectively refer to as “Blackstone” in this prospectus, and Recreational Services L.L.C., which we refer to as “GE Capital” in this prospectus, an affiliate of General Electric Capital Corporation, are the selling securityholders under this prospectus. As of the date of this prospectus, the selling securityholders own an aggregate of 4,060,997 shares of our common stock, representing approximately 18.0% of our outstanding common stock. Pursuant to this prospectus, the selling securityholders may sell all of these shares of common stock from time to time. Pursuant to our amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, in connection with a particular offering under this prospectus, the selling securityholders in such offering will exchange a portion of such shares with us for subordinated notes, which we will then combine with the remaining shares of common stock to form IDSs. Assuming the sale of all of the shares of common stock by the selling securityholders, we would exchange approximately $14.4 million aggregate principal amount of subordinated notes for 1,543,179 shares of common stock. The subordinated notes and remaining 2,517,818 shares of common stock would be combined by us to form IDSs that would be sold by the underwriter(s) to the public.

Certain members of our management, including our CEO, hold direct and indirect equity interests in the selling securityholders and will receive a portion of the proceeds of any offering under this prospectus. See “Selling Securityholders—Management Participation in the Offering.”

USE OF PROCEEDS

The IDSs to be sold under this prospectus may be offered, from time to time, on behalf of the selling securityholders at prices and on terms that will be determined at the time of any such offering. Pursuant to the terms of the amended and restated stockholders agreement with the selling securityholders, the selling securityholders will remit to us out of the proceeds they receive from the sale of the IDSs hereunder an amount representing five months’ interest on the aggregate principal amount of the subordinated notes included in the IDSs being sold. We are required to deposit this amount into the cash collateral account maintained under our credit facility. See “Agreements Related to the Offering” on page 55 and “Description of Certain Indebtedness—Our Credit Facility—Cash Collateral Account” on page 57. If all of the IDSs covered by this prospectus are sold, we will receive $0.8 million from the selling securityholders, representing five months’ interest on the approximately $14.4 million aggregate principal amount of the subordinated notes that may be offered under this prospectus. In addition, we will be reimbursed by the selling securityholders for any accrued interest on the subordinated notes to be sold between the last interest payment date for our existing subordinated notes immediately prior to any sale under this prospectus and the closing date for such sale under this prospectus. Other than the five months’ interest on the subordinated notes, we will not receive any proceeds from the sale of IDSs by the selling securityholders.

OUR CORPORATE INFORMATION

Our principal executive office is located at 2187 Atlantic Street, Stamford, Connecticut 06902, and our telephone number there is (203) 975-5900. We have our corporate headquarters at 201 East Broad Street, Spartanburg, South Carolina 29306, and our telephone number is (864) 598-8600. Our internet address is www.centerplate.com, which is a textual reference only, and the information contained on the website or that can be accessed through the website is not part of this prospectus and is not incorporated in this prospectus by reference.

The offering

SUMMARY OF THE IDSs

The selling securityholders may offer up to 2,517,818 IDSs under this prospectus.

The selling securityholders may sell, from time to time, an aggregate of up to 4,060,997 shares of our common stock to one or more underwriters pursuant to this prospectus and as further described in the applicable prospectus supplement. Pursuant to our amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, in connection with a particular offering under this prospectus, the selling securityholders in any such offering will exchange a portion of such shares with us for subordinated notes at an exchange ratio of $9.30 aggregate principal amount of subordinated notes for each share of common stock, which subordinated notes will then be combined by us with the remaining shares of common stock to form IDSs. Assuming the sale of all of the shares of common stock covered by this prospectus by the selling securityholders, the selling securityholders would exchange 1,543,179 shares of such common stock with us for approximately $14.4 million aggregate principal amount of subordinated notes. The subordinated notes and common stock would be combined by us to form IDSs which, assuming the sale of all the common stock covered by this prospectus, would be 2,517,818 IDSs, consisting of 2,517,818 shares of common stock purchased from the selling securityholders and approximately $14.4 million principal amount of subordinated notes issued by us in the exchange.

What are IDSs?

IDSs are securities comprised of common stock and subordinated notes.

Each of our IDSs initially represents:

➢	one share of our common stock; and

➢	a 13.5% subordinated note due 2013 with a $5.70 principal amount.

The ratio of common stock to principal amount of subordinated notes represented by an IDS is subject to change in the event of a stock split, combination or reclassification of our common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of common stock and the same principal amount of subordinated notes as it previously represented. Likewise, if we effect a combination or reclassification of our common stock, each IDS will thereafter represent the appropriate number of shares of common stock on a combined or reclassified basis, as applicable, and the same principal amount of subordinated notes as it previously represented. Assuming the sale of all the IDSs covered by this prospectus, there will be 20,981,813 IDSs outstanding.

What payments can I expect to receive as a holder of IDSs?

You will be entitled to receive monthly interest payments at an annual rate of 13.5% of the aggregate principal amount of subordinated notes represented by your IDSs or approximately $0.77 per IDS per year, subject to our obligation, under circumstances specified in the indenture governing the subordinated notes and under our credit facility, to defer interest payments on our subordinated notes. For a detailed description of these circumstances, see “Description of Subordinated Notes—Terms of the Notes—Interest Deferral” and “Description of Certain Indebtedness—Our Credit Facility—Subordinated Note Interest Deferral.”

You will also receive monthly dividends on the shares of our common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our credit facility, the indenture governing our subordinated notes and any other of our then outstanding indebtedness. Specifically, our credit facility and the indenture governing our subordinated notes restrict our ability to declare and pay dividends on our common stock as described under “Dividend Policy and Restrictions” and “Description of Certain Indebtedness—Our Credit Facility— Suspension of Dividend Payments.” Following the closing of our initial public offering, or IPO, on December 10, 2003, our board of directors adopted a policy of declaring a monthly cash dividend on our common stock. Declaration of the dividend is subject to applicable law, the terms of our credit facility, the indenture governing our subordinated notes and any agreements governing other outstanding indebtedness, and our board of directors’ assessment of our cash needs. Since January 2004, we have paid monthly dividends on the common stock represented by each IDS at a rate of $0.066 per month, which reflects an annualized rate of approximately $0.79. However, our board of directors may, in its absolute discretion, modify or repeal this dividend policy or determine that available cash should be used or retained for other purposes. Holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Therefore, we cannot assure you that we will continue to pay dividends at the above level in the future or at all.

For U.S. income tax purposes, we do not have accumulated earnings and profits, calculated in accordance with the Internal Revenue Code of 1986, as amended, and our annual dividends exceed any anticipated current earnings and profits. All dividends paid in fiscal 2005 and 2006 were treated as a return of capital for U.S. income tax purposes. Because of the lack of accumulated earnings and profits, and the amount of our dividends relative to any anticipated earnings and profits, we expect that at least a portion of our dividends will be treated as a return of capital for the foreseeable future. To the extent that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, it will be treated as a tax-free return of your tax basis in the shares of common stock and thereafter as capital gain.

What instruments will govern my rights as an IDS holder?

Your rights as an IDS holder will be governed by a global IDS certificate which includes provisions with respect to the separation, combination and adjustment of the common stock and subordinated notes represented by the IDSs. The common stock represented by the IDSs will be governed by our certificate of incorporation and global stock certificates for our common stock. The subordinated notes represented by the IDSs will be governed by the indenture and the global subordinated note.

Will my rights as a holder of IDSs be any different than the rights of a beneficial owner of separately held common stock and subordinated notes?

No. As a holder of IDSs you are the beneficial owner of the common stock and subordinated notes represented by your IDSs. As such, through your broker or other financial institution and The Bank of New York, as custodian, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held common stock and subordinated notes, as applicable, would have through its broker or other financial institution and The Bank of New York.

Do I have voting rights as a holder of IDSs?

As a holder of IDSs, you will be able to vote with respect to the underlying shares of common stock. IDSs have no voting rights separate and apart from the voting rights related to the underlying shares of common stock. For a more detailed description of voting rights, see “Description of Capital Stock.”

Are the IDSs listed on an exchange?

Yes. The IDSs are listed on the American Stock Exchange, which we refer to as the “AMEX,” under the trading symbol “CVP” and on the Toronto Stock Exchange under the trading symbol “CVP.un.”

Are the shares of common stock and subordinated notes represented by the IDSs separately listed on an exchange?

The shares of our common stock represented by the IDSs are listed on the Toronto Stock Exchange under the trading symbol “CVP.” We do not anticipate that our common stock will trade on any other exchange or that our subordinated notes will trade on any exchange. Currently no active trading market for our common stock exists, and we currently do not expect such trading market to develop. However, if at least 33% of our outstanding shares of common stock are separately traded for a continuous period of 30 days, we will use reasonable efforts to cause the common stock to be listed on any exchange on which the IDSs are then listed, in addition to the Toronto Stock Exchange. The shares of common stock and subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

In what form will IDSs and the shares of our common stock and subordinated notes represented by the IDSs be issued?

The IDSs and the shares of our common stock and subordinated notes represented by the IDSs will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs, and you will not receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker, custodian or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs.

Can I separate my IDSs into shares of common stock and subordinated notes or combine shares of common stock and subordinated notes to form IDSs?

Yes. Holders of IDSs may, at any time, through their broker or other financial institution, separate their IDSs into shares of our common stock and subordinated notes represented thereby. Unless the IDSs have previously been automatically separated as a result of the redemption or maturity of the subordinated notes, or otherwise, any holder of shares of our common stock and subordinated notes may, at any time, through his or her broker, custodian or other financial institution, combine the applicable number of shares of common stock and subordinated notes to form IDSs. Separation and combination of IDSs may involve transaction fees charged by your broker or other financial intermediaries. Trading in the IDSs should not be affected by any such separation or combination of IDSs unless a sufficient number of IDSs has separated so as to impair liquidity or result in delisting. See “Description of IDSs—Book-Entry Settlement and Clearance—Separation and Recombination.”

Will my IDSs automatically separate into shares of common stock and subordinated notes upon the occurrence of certain events?

Yes. Separation of all of the IDSs will occur automatically upon the occurrence of certain events, including any redemption, whether in whole or in part, of the subordinated notes or upon the date on which the principal of the subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof.

Will my IDSs be part of the same series as the IDSs that were sold in the IPO?

Yes. The terms of the IDSs offered hereby will have terms that are identical to the IDSs offered in the IPO, will represent the same proportions of common stock and subordinated notes as the IDSs issued in the IPO and will be traded together with the IDSs sold in the IPO. The subordinated notes will have terms that are identical to the terms of the subordinated notes that are a component part of the IDSs sold in the IPO, except for their issuance date, and will be part of the same series of subordinated notes for all purposes under the indenture that governs the subordinated notes issued in connection with the IPO.

What will happen if we issue additional IDSs of the same series in the future?

We may conduct future financings by selling additional IDSs of the same series as the IDSs offered hereby. It is possible that any additional subordinated notes represented by the IDSs sold in any subsequent offering will be sold with original issue discount (a discount from the face value of a subordinated note, which we refer to in this prospectus as “original issue discount” or “OID”) for U.S. federal income tax purposes. If subordinated notes are subsequently issued with OID, all IDSs of the same series (including the IDSs being offered hereby) and all subordinated notes, whether held directly or in the form of IDSs, will be automatically exchanged for IDSs and subordinated notes, respectively, with new CUSIP numbers, upon the determination by our board of directors that the offering will result in OID. As a result of the exchanges, the OID, if any, associated with the sale of any new subordinated notes will effectively be spread among all holders of subordinated notes on a pro rata basis, which may adversely affect the tax treatment of holders. The assignment of a new CUSIP number to the notes and the IDSs of which they are a component is designed to identify those notes having OID related to a specific issuance. The purpose of the automatic exchange feature is to provide a mechanism by which the OID associated with a specific issuance will be spread ratably among all outstanding IDSs, to facilitate the trading of the IDSs as fungible securities of a single series.

The aggregate amount of any new subordinated notes and old subordinated notes held by any holder prior to the exchange will be the same as the holder holds subsequent to the exchange. Accordingly, following an automatic exchange of subordinated notes, each IDS will consist of one share of common stock and an indivisible subordinated note unit with an aggregate principal amount equal to the aggregate principal amount immediately prior to the exchange. This exchange will be effected automatically, without any action by the holders, through the facilities of The Depository Trust Company, or DTC. See “Description of IDSs—Book Entry Settlement and Clearance—Procedures Relating to Subsequent Issuances.” Although there is no legal authority directly addressing the issue, we, and our counsel, believe it is more likely than not that an exchange of subordinated notes issued in connection with this offering for subsequently issued subordinated notes will not result in a taxable exchange for U.S. federal income tax purposes. See “—What will be the U.S. federal income tax consequences of a subsequent issuance of subordinated notes” and “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances.”

Other than potential tax and bankruptcy implications and subject to market perception, we do not believe that an automatic exchange will affect the economic attributes of your investment in our IDSs or subordinated notes. The tax and bankruptcy implications of an automatic exchange are summarized below and described in more detail in “Risk Factors—Risks Relating to the IDSs and the Shares of Common Stock and Subordinated Notes Represented by the IDSs” and “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances.”

An automatic exchange should not impair the rights you might otherwise have to assert a claim, under applicable securities laws, against us or the underwriters, with respect to the full amount of subordinated notes purchased by you.

We will disclose in a prospectus supplement whether any offer of IDSs under this prospectus will result in OID or an automatic exchange.

What will be the U.S. federal income tax consequences of an investment in the IDSs?

Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are unclear.

Treatment of purchase of idss.  The purchase of IDSs in this offering should be treated as the purchase of shares of our common stock and subordinated notes and, by purchasing IDSs, you will agree to such treatment. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the IDSs, and it is possible the Internal Revenue Service, or IRS, could successfully challenge this treatment. You must allocate the purchase price of the IDSs between those shares of common stock and subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. Our independent appraiser will determine the initial fair market value of each share of common stock and the initial fair market value of each $5.70 principal amount of subordinated notes and we will disclose this allocation in a prospectus supplement. Because the allocation between shares of common stock and subordinated notes is based on a determination of fair market value, our counsel is unable to opine on this allocation, and it is possible the IRS will successfully challenge this allocation. See “Risk Factors—Risks Relating to the IDSs and the Shares of Common Stock and Subordinated Notes Represented by the IDSs.”

Treatment of subordinated notes.  Our counsel will opine that the subordinated notes should be treated as debt for U.S. federal income tax purposes. For a discussion of this opinion, including important assumptions and limitations, see “Material U.S. Federal Income Tax Consequences.” If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the subordinated notes could be treated as a dividend, and interest on the subordinated notes would not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow. In addition, payments on the subordinated notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

What will be the U.S. federal income tax consequences of an issuance of subordinated notes subsequent to issuances under this prospectus?

The U.S. federal income tax consequences of the subsequent issuance of subordinated notes with OID or any issuance of subordinated notes thereafter upon a subsequent offering by us of IDSs are unclear.

Exchange of subordinated notes.  The indenture governing the subordinated notes provides that, in the event there is a subsequent issuance of subordinated notes with a new CUSIP number having terms that are identical (other than issuance date) in all material respects to the subordinated notes represented by the IDSs, each holder of IDSs or separately held subordinated notes, as the case may be, agrees that a portion of such holder’s subordinated notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes, as described above. We intend to use a new CUSIP number for any issuance of subordinated notes that are issued with OID, and any issuance of subordinated notes after subordinated notes are issued with OID. As a result of these exchanges, the OID associated with the issuance of the new subordinated notes should be effectively spread among all holders of the subordinated notes on a pro rata basis, which may adversely affect your tax treatment, as described below. Immediately following the subsequent issuance, each holder of subsequently issued subordinated notes, held either as part of IDSs or separately, and each holder of existing subordinated notes, held either as part of IDSs or separately, will own a unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes. The aggregate principal amount of subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange.

Although there is no legal authority directly addressing the issue, we believe it is more likely than not that any subsequent issuance of subordinated notes with a new CUSIP number, whether or not such subordinated notes are issued with OID, will not result in a taxable exchange of your subordinated notes for U.S. federal income tax purposes. However, there can be no assurance that the IRS will not assert that such subsequent issuance of subordinated notes should, regardless of whether you hold your subordinated notes as part of IDSs or separately, be treated as a taxable exchange of a portion of your subordinated notes for a portion of the subordinated notes subsequently issued. In such case, you could recognize gain on the deemed exchange, but any loss realized would likely be disallowed. Your initial tax basis in the subordinated notes deemed to have been received in the exchange would be the fair market value of the subordinated notes on the date of the deemed exchange (adjusted to reflect any disallowed loss), and your holding period for such subordinated notes would begin on the day after the deemed exchange.

How will OID be reported?

Following any subsequent issuance of subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued subordinated notes ratably among all holders of IDSs and separately held subordinated notes, and each holder of IDSs and separately held subordinated notes will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, we cannot assure you that the IRS will not assert that any OID should be reported only to the persons that initially acquired the subsequently issued subordinated notes (and their transferees). In this case, the IRS might further assert that unless a holder can establish that it is not a person that initially acquired such subsequently issued subordinated notes (or a transferee thereof), all of the subordinated notes held by such a holder have OID.

Immediately following the issuance of subordinated notes with OID, we will file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in OID attributed to the subordinated notes.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material U.S. Federal Income Tax Consequences.”

SUMMARY OF THE COMMON STOCK

Issuer	Centerplate, Inc.

Shares of common stock represented by IDSs offered hereby	Up to 2,517,818 shares.

Shares of common stock represented by IDSs to be outstanding following sale of all the IDSs covered by this prospectus	20,981,813 shares.

Voting rights	Each outstanding share of our common stock carries one vote per share.

Dividends	You will receive monthly dividends on the shares of our common stock, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, our credit facility and the subordinated notes indenture both restrict our ability to declare and pay dividends on our common stock as described in detail under “Dividend Policy and Restrictions” and “Description of Certain Indebtedness — Our Credit Facility — Suspension of Dividend Payments.” Our board of directors has adopted a policy of declaring a monthly cash dividend on our common stock. Declaration of the dividend is subject to applicable law, the terms of our credit facility, the indenture governing our subordinated notes and any other agreements governing outstanding indebtedness, and our board of directors’ assessment of our cash needs. However, our board of directors may, in its absolute discretion, modify or repeal this dividend policy or determine that available cash should be used or retained for other purposes. Since January 2004, we have continuously paid monthly dividends on our common stock at a rate of $0.066 per month per share, which reflects an annualized rate of $0.792 per share. We may not continue to pay dividends at this level in the future or at all.

Our credit facility restricts our ability to declare and pay dividends on our common stock if and for so long as we do not meet the interest coverage ratio, total leverage ratio or senior leverage ratio specified in the credit facility. The senior leverage ratio becomes more restrictive in fiscal 2008. In addition, the amount of dividends that we may pay is limited to our “distributable cash” plus amounts in the Dividend/CapEx Funding Account and CapEx Funding Account and revolver borrowings as permitted under our credit facility. Distributable cash is computed as Adjusted EBITDA (as defined in the credit agreement), reduced by certain amounts, including interest and principal payments on our indebtedness, capital expenditures made in cash and cash payments on account of taxes and certain administrative expenses. Certain specified amounts may be added to cover shortfalls in distributable cash in all years except 2008. See “Risk Factors—The terms of our credit facility and the indenture governing our subordinated notes limit our ability to pay dividends,” and

“Description of Certain Indebtedness—Our Credit Facility.” Under the indenture governing the subordinated notes, the dividends we may pay are, in general, limited to a percentage of our “excess cash,” defined as our Adjusted EBITDA (as defined in the indenture), reduced by cash interest expense and cash income tax expense, in each case for the relevant period. See “Description of Subordinated Notes—Certain Covenants—Limitation on Restricted Payments.” In addition, both our credit facility and the subordinated notes indenture contain dividend suspension provisions under which we would be prohibited from paying dividends during any interest deferral period, while any deferred interest remains unpaid or during an event of default.

For U.S. income tax purposes, we do not have accumulated earnings and profits, calculated in accordance with the Internal Revenue Code of 1986, as amended, and our annual dividends exceed any anticipated current earnings and profits. All dividends paid in fiscal 2005 and 2006 were treated as a return of capital for U.S. income tax purposes. Because of the lack of accumulated earnings and profits, and the amount of our dividends relative to any anticipated earnings and profits, we expect that at least a portion of our dividends will be treated as a return of capital for the foreseeable future. To the extent that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, it will be treated as a tax-free return of your tax basis in the shares of common stock and thereafter as capital gain.

We have borrowed under our credit facility in order to pay dividends and to continue to invest in our business. We expect to use borrowings under our credit facility to fund dividends in the future. See “Risk Factors—Because of seasonal and other variations in our cash flow and capital expenditures, we have used revolver borrowings for the payment of dividends and expect to do so in the future, thus increasing our interest cost as well as our overall leverage,” and “—We rely on borrowings to allow us to pay dividends and continue to make capital investments.”

Dividend payment dates	If declared, dividends will be paid monthly on or about the 20th day of each month to holders of record on or about the 10th day of such month.

Listing	Our common stock is listed on the Toronto Stock Exchange under the trading symbol “CVP.” Currently, no active trading market for our common stock exists, and we currently do not expect such trading market to develop in the future. However, we will use reasonable efforts to list the common stock on any exchange where the IDSs are listed if at least 33% of our outstanding shares of common stock are separately traded for a period of 30 days. Our common stock will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

SUMMARY OF THE SUBORDINATED NOTES

Issuer	Centerplate, Inc.

Subordinated notes represented by IDSs	Up to approximately $14.4 million aggregate principal amount of 13.5% subordinated notes due 2013 may be offered from time to time under this prospectus. Each offered subordinated note will have a principal amount of $5.70.

Subordinated notes represented by IDSs to be outstanding following the sale of all the IDSs covered by this prospectus	Approximately $119.6 million aggregate principal amount of subordinated notes will be outstanding following the offering.

Interest rate	13.5% per year.

Interest payment dates	Interest is paid monthly in arrears on or about the 20th day of each month, to holders of record on or about the 10th day of such month. Interest will accrue from the date indicated in the applicable prospectus supplement.

Interest deferral	We will be required to defer interest payments on our subordinated notes pursuant to the indenture if our senior debt requires us to defer such interest.

Our credit facility requires that if our interest coverage ratio, total leverage ratio or senior leverage ratio do not meet specified levels (or if we fail to timely deliver financial statements calculating such ratios), we will defer interest payments on our subordinated notes as described in detail under “Description of Certain Indebtedness—Our Credit Facility—Subordinated Note Interest Deferral.”

Interest payments will not be deferred for more than 24 months in the aggregate prior to December 18, 2008. During the period from December 20, 2008 through December 10, 2013, interest payments may be deferred for no more than 10 interest payment dates in the aggregate at any time. If the maturity of our subordinated notes is extended, we will also be required to defer interest payments on our subordinated notes if required to under any then outstanding senior indebtedness in the same manner as during the period from December 20, 2008 through December 10, 2013. Deferred interest on our subordinated notes will bear interest monthly, at a rate equal to the stated annual rate of interest on the subordinated notes divided by 12. For any interest deferral prior to December 18, 2008, we may pay the deferred interest at any time if permitted under our senior indebtedness as described herein and under the indenture, but we must pay all deferred interest on or prior to December 18, 2008. These terms are described further in “Description of Subordinated Notes—Terms of the Notes—Interest Deferral.”

In the event that interest payments on the subordinated notes are deferred, you would be required to include accrued interest in your income for U.S. federal income tax purposes even if you do not receive any cash interest payments.

To date, we have not deferred any interest payments on the subordinated notes.

Maturity date	The subordinated notes will mature on December 10, 2013. We may extend the maturity of our subordinated notes for two additional successive five-year terms if the following conditions are satisfied:

➢ during the twelve-month period ending on the last day of the fiscal quarter ending at least 45 days before the end of the then-current term, our ratio of net debt to Adjusted EBITDA under the indenture is less than 5.00 to 1.00;

➢ no event of default, including certain events of bankruptcy, insolvency or reorganization of us or our subsidiaries, under the indenture has occurred and is continuing;

➢ no event of default has occurred and is continuing with respect to any of our other outstanding indebtedness or could occur as a result of the extension; and

➢ there are no overdue payments of interest on our subordinated notes or any of our other outstanding indebtedness.

Optional redemption	We may not redeem the subordinated notes at our option prior to December 10, 2008. After December 10, 2008, we may redeem for cash all or part of the subordinated notes upon not less than 30 or more than 60 days’ notice by mail to the holders of subordinated notes, for a price equal to 100% of the principal amount of subordinated notes to be redeemed, plus a make-whole premium, plus any accrued but unpaid interest to but not including the redemption date. If we redeem any subordinated notes, there will be an automatic separation of all IDSs.

Change of control	Upon the occurrence of a change of control, as defined under “Description of Subordinated Notes—Change of Control,” each holder of subordinated notes will have the right to require us to repurchase all or any part of that holder’s subordinated notes at a price equal to 101% of the principal amount of the subordinated notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. In order to exercise that right, a holder must separate its IDSs into the shares of common stock and subordinated notes represented thereby and hold the subordinated notes separately. Our credit facility prohibits, and any of our other senior indebtedness may prohibit, us from repurchasing subordinated notes upon a change of control and a change of control would be an event of default under our credit facility. As a result, we may be required to repay in full all of the amounts outstanding under our credit facility or any other senior indebtedness or obtain the requisite consents of the lenders of such senior indebtedness prior to repurchasing any subordinated notes pursuant to a change of control offer. There can be no assurance that sufficient funds will be available when necessary or that we will obtain the required consents to make any required change of control repurchases. See “Description of Subordinated Notes—Change of Control” on page 86.

Guarantees of subordinated notes	The subordinated notes will be jointly and severally and fully and unconditionally guaranteed, on an unsecured subordinated basis, by each of our direct and indirect U.S. 100% owned subsidiaries existing on the closing of this offering and all our future U.S. 100% owned restricted subsidiaries that incur indebtedness or issue shares of preferred stock or certain capital stock that is redeemable at the option of the holder. The subordinated notes will not be guaranteed by certain of our subsidiaries which are either not 100% owned or are organized outside of the United States. The guarantees will be subordinated to the guarantees issued by the subsidiary guarantors under our credit facility.

Subsequent issuances may affect tax treatment	The indenture governing the subordinated notes provides that in the event we issue additional subordinated notes with a new CUSIP number having terms that are identical to the subordinated notes (except for the issuance date) in connection with the issuance by us of additional IDSs, each holder of IDSs or separately held subordinated notes, as the case may be, agrees that a portion of such holder’s subordinated notes, whether held as part of IDSs or separately, will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes, and the records of any record holders of subordinated notes will be revised to reflect such exchanges. We intend to use a new CUSIP number for any issuance of subordinated notes that are issued with OID, and any issuance of subordinated notes after subordinated notes are issued with OID. Consequently, following any subsequent issuance and exchange of subordinated notes with a new CUSIP number, each holder of IDSs or separately held subordinated notes, as the case may be, will own subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate principal amount of subordinated notes owned by each holder will not change as a result of the subsequent issuance and exchange. Any subsequent issuance of subordinated notes with a new CUSIP number may affect the tax treatment of the IDSs and subordinated notes. See “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances.”

Ranking of subordinated notes and guarantees	The subordinated notes are unsecured and subordinated in right of payment to all of Centerplate’s existing and future senior indebtedness, including its guarantee under our credit facility. The subordinated notes rank pari passu in right of payment with all of Centerplate’s indebtedness other than senior or secured indebtedness. Centerplate is a holding company and derives all of its operating income and cash flow from its subsidiaries.

The guarantees are unsecured and are subordinated in right of payment to all existing and future senior indebtedness of the subsidiary guarantors, including all borrowings of VSA and all guarantees of the other subsidiary guarantors under our credit facility. The guarantees rank pari passu with all other indebtedness of the subsidiary guarantors, including trade payables. However, as a result of contractual subordination of the guarantees, the holders of the subordinated notes may receive less, ratably, than other creditors of the guarantors that are not subject to contractual subordination.

The indenture governing the subordinated notes permits Centerplate and the subsidiary guarantors to incur additional indebtedness, including senior indebtedness, subject to specified limitations. As of July 3, 2007:

➢ Centerplate had no senior or pari passu indebtedness outstanding except for its subordinated notes issued in connection with the IPO and its guarantee under our credit facility; and

➢ VSA had $118.7 million aggregate principal amount of senior secured indebtedness outstanding under our credit facility plus approximately $21.1 million of letters of credit, which have been guaranteed on a senior secured basis by Centerplate and the other subsidiary guarantors.

Acceleration forbearance periods	Unless no designated senior indebtedness is outstanding, the maturity of the principal amount of the subordinated notes may not be accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to us with respect to the occurrence of certain events of default and ending no later than 179 days after such date, as described in “Description of Subordinated Notes—Acceleration Forbearance Periods.”

Restrictive covenants	The indenture governing the subordinated notes contains covenants with respect to us and our restricted subsidiaries that restrict:

➢ the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

➢ the payment of dividends on, and redemption of, capital stock;

➢ a number of other restricted payments, including investments;

➢ specified sales of assets;

➢ specified transactions with affiliates;

➢ the creation of a number of liens; and

➢ consolidations, mergers and transfers of all or substantially all of our assets.

The indenture also prohibits certain restrictions on distributions from our restricted subsidiaries. However, there is no restriction in the indenture on Centerplate’s incurring indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional subordinated notes to the number of the additional shares of common stock (or common stock outstanding on the date of the indenture which may be sold by our selling securityholders) will not exceed the equivalent ratio represented by the then existing IDSs. In addition, all the limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Subordinated Notes—Certain Covenants.”

Listing	We do not anticipate that our subordinated notes will be separately listed on any exchange.

Risk Factors

You should carefully consider the information under the heading “Risk Factors” and all other information contained or incorporated by reference in this prospectus and any prospectus supplement before investing in the IDSs and the shares of our common stock and subordinated notes represented by the IDSs.

General Information About This Prospectus

Our average length of client relationships is calculated based on continuous historical contract relationships with our existing clients, after weighting each relevant contract by the net sales it generated in fiscal 2006. For purposes of calculating our average length of client relationships, we count as continuous relationships those cases in which a sports team at a facility we serve moves to a new facility for which we obtain the respective service contract. In addition, our contracts’ average remaining life is based on the average period of time left to run before their scheduled expiration, after weighting each contract by the net sales it generated in fiscal 2006. We also present our contracts’ simple average remaining life, which is based on the average period of time left to run before scheduled expiration.

In this prospectus, unless otherwise indicated, all references to dollars are to U.S. dollars, and all references to GAAP are to generally accepted accounting principles in the United States.

Summary Consolidated Financial Information

The following table is a summary of our consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended December 31, 2002, December 30, 2003, December 28, 2004, January 3, 2006 and January 2, 2007 and derived from our unaudited consolidated condensed financial statements for the twenty-six week periods ended July 3, 2007 and July 4, 2006. Our audited consolidated financial statements for the years ended January 3, 2006 and January 2, 2007 are included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2007, and our unaudited consolidated condensed financial statements for the twenty-six week periods ended July 3, 2007 and July 4, 2006 are included in our Quarterly Report on Form 10-Q for the twenty-six week period ended July 3, 2007, and are incorporated by reference in this prospectus.

The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal 2004, 2005 and 2006, and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in our Annual Report on Form 10-K for the year ended January 2, 2007, and our unaudited consolidated condensed financial statements for the twenty-six week periods ended July 3, 2007 and July 4, 2006 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in our Quarterly Report on Form 10-Q for the twenty-six week period ended July 3, 2007, and incorporated by reference in this prospectus. The figures in the table below reflect rounding adjustments.

								Twenty-six
								Weeks Ended
	Fiscal(1)							July 4,	July 3,
Statement of operations data:	2002		2003	2004		2005	2006	2006	2007

	(in millions, except ratios)

Net sales	$577.2		$616.1	$607.2		$643.1	$681.1	$304.2	$326.2
Net income (loss)	$4.5		$(4.4)	$2.3		$(4.6)	$3.5	$(5.7)	$(5.8)
Cash flow data:
Net cash provided by (used in) operating activities	$38.6		$27.2	$28.4		$28.4	$39.4	$31.1	$16.7
Net cash provided by (used in) investing activities	$(45.0)		$(45.4)	$7.1		$(24.7)	$(38.8)	$(9.7)	$(11.3)
Net cash provided by (used in) financing activities	$1.7		$30.8	$(33.7)		$13.0	$(2.4)	$(7.7)	$(10.6)
Other data:
Maintenance capital expenditures(2)	$31.2		$8.3	$18.2		$16.7	$19.3	$7.1	$8.9
Growth capital expenditures(2)	$16.4		$15.6	$5.7		$8.4	$8.5	$4.5	$3.2

Aggregate capital expenditures(2)	$47.6		$23.9	$23.9		$25.1	$27.8	$11.7	$12.2

Ratio of earnings to fixed charges(3)	1.2	x	—	1.1	x	—	1.1x	—	—
Deficiency in the coverage of earnings to fixed charges(3)	$—		$(10.7)	$—		$(8.4)	$—	$(4.0)	$(9.9)

	Fiscal(1)					Twenty-six Weeks Ended
						July 4,	July 3,
	2002	2003	2004	2005	2006	2006	2007

	(in millions)

EBITDA(4):
Net income (loss)	$4.5	$(4.4)	$2.3	$(4.6)	$3.5	$(5.7)	$(5.8)
Income tax provision (benefit)	(0.2)	(6.3)	(1.0)	(3.9)	(0.2)	1.6	(4.1)

Income (loss) before income taxes	4.3	(10.7)	1.4	(8.4)	3.2	(4.0)	(9.9)
Adjustments:
Interest expense(4)(5)	20.7	32.8	25.0	31.3	24.4	12.7	15.1
Depreciation and amortization	26.2	27.1	26.6	29.3	28.9	14.1	15.1

EBITDA(4)	$51.2	$49.2	$53.0	$52.1	$56.5	$22.8	$20.3

Unusual item included in EBITDA:
Return of bankruptcy funds to Service America(6)	$1.4	—	—	—	—	—	—

	January 3,	January 2,	July 3,
	2006	2007	2007

	(in millions)

Balance sheet data:
Total current assets	$88.8	$102.2	$108.4
Total current liabilities	$70.8	$98.7	$121.5
Working capital (deficit)(7)	$18.0	$3.5	$(13.1)
Total assets	$318.0	$332.4	$340.3
Long-term debt (including current portion)	$211.9	$225.9	$222.8
Total liabilities	$288.1	$316.8	$339.3
Common stock exchangeable for subordinated debt	$14.4	$14.4	$14.4

(1)	We have adopted a 52-53 week period ending on the Tuesday closest to December 31 as our fiscal year. The 2002, 2003, 2004 and 2006 fiscal years consisted of 52 weeks, and fiscal year 2005 consisted of 53 weeks.

(2)	The sum of maintenance and growth capital expenditures equals the sum of contract rights acquired (purchase of contract rights) and the purchase of property and equipment, for the relevant periods as displayed in the statement of cash flow data as follows:

	Fiscal(1)					Twenty-six Weeks Ended
						July 4,	July 3,
Statement of cash flow data:	2002	2003	2004	2005	2006	2006	2007

	(in millions)

Contract rights acquired (purchase of contract rights)	$37.7	$16.0	$15.9	$10.4	$14.0	$6.8	$4.0
Purchase of property and equipment	9.9	7.9	8.0	14.7	13.8	4.8	8.1

Aggregate capital expenditures	$47.6	$23.9	$23.9	$25.1	$27.8	$11.7	$12.2

Maintenance capital expenditures are capital expenditures made to secure renewals of our existing contracts and maintain these contracts following renewal. Growth capital expenditures are those made to secure new contracts and maintain these contracts during their initial term. Accordingly, growth capital expenditures in any given year consist of up-front capital investments in new contracts and additional committed investments in existing contracts that have never previously been renewed.

From year to year, our aggregate capital expenditures can vary considerably. This is because (a) the pattern of renewals (which may give rise to maintenance capital expenditures) varies based on the term of existing contracts, and (b) our pattern of obtaining new contracts (which may give rise to growth capital expenditures) varies over time.

We believe that the identification and separation of maintenance and growth capital expenditures are important factors in evaluating our financial results. While we strive to maintain our present level of EBITDA by securing renewals of our existing contracts, we cannot be assured that we will maintain our present level of EBITDA in part because we cannot predict the future financial requirements of our clients. Contracts may be renewed at significantly different commission rates and, thus, significantly different levels of EBITDA, depending on the client’s financial requirements at the time of renewal.

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. Where earnings are inadequate to cover fixed charges, the deficiency is reported.

(4)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts.

“Adjusted EBITDA,” as defined in the indenture governing our subordinated notes, is determined as EBITDA, as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the annual management fee paid to affiliates of Blackstone and GE Capital through 2003, less any non-cash credits. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our subordinated notes contain ratios based on this measure. For example, our ability to incur additional debt and make restricted payments requires a ratio of Adjusted EBITDA to fixed charges of 2.0 to 1.0, calculated on a pro forma basis in accordance with the indenture, except that we may incur certain debt and make certain restricted payments without regard to the ratio, and may incur an unlimited amount of indebtedness in connection with the issuance of additional IDSs so long as the ratio of the aggregate principal amount of the additional notes to the number of the additional shares of our common stock will not exceed the equivalent ratio represented by the then existing IDSs. In fiscal 2005, the ratio of Adjusted EBITDA to fixed charges was 1.9 to 1.0 as a result of the additional interest expense associated with the refinancing of the senior credit facility. This additional interest expense was excluded from the pro forma calculation of the ratio under the indenture in accordance with the provisions of the indenture governing the incurrence of indebtedness. As of July 3, 2007, we were in compliance with the ratio requirements and had the ability to incur additional indebtedness.

On a historical basis, we made the following adjustments to EBITDA to compute our Adjusted EBITDA:

						Twenty-six
						Weeks Ended
	Fiscal(1)					July 4,	July 3,
	2002	2003	2004	2005	2006	2006	2007

	(in millions, except ratios)

EBITDA	$51.2	$49.2	$53.0	$52.1	$56.5	$22.8	$20.3
Adjustments:
Transaction related expenses	0.6	2.6	—	1.0	0.7	—	0.3
Contract related losses	0.7	0.8	0.4	0.4	0.4	0.1	—
Non-cash compensation	0.6	0.1	—	—	—	—	—
Management fees paid to affiliates of Blackstone and GE Capital	0.4	0.4	—	—	—	—	—

Adjusted EBITDA	$53.5	$53.1	$53.4	$53.5	$57.5	$22.9	$20.6

Unusual item included in EBITDA and Adjusted EBITDA:
Return of bankruptcy funds to Service America (see note(6) below)	$1.4	—	—	—	—	—	—
Ratio of Adjusted EBITDA to fixed charges	2.8X	2.1X	2.3X	1.9X	2.6X	2.0X	1.5X

(5)	As described in “Risk Factors” and further described in “Material U.S. Federal Income Tax Consequences,” we account for the issuance of the IDSs as representing shares of common stock and subordinated notes. We deduct the interest expense on the subordinated notes from taxable income for income tax purposes and report the full benefit of the income tax deduction in our consolidated financial statements. We cannot assure you that the IRS will not seek to challenge the treatment of these subordinated notes as debt and the amount of interest expense deducted. If the IRS were to challenge this treatment successfully, we would have to provide an additional liability for the previously recorded benefit for the interest deductions.

Explanations of the adjustments are listed below:

➢	Transaction related expenses include:

-	for fiscal 2002, $0.6 million of acquisition related cash costs relating primarily to expenses incurred in connection with the structuring and evaluation of financing and recapitalization strategies;

-	for fiscal 2003, $2.6 million of expenses related to executive compensation associated with the issuance of the IDSs in the IPO;

-	for fiscal 2005, $1.0 million of expenses incurred in connection with the contemplated follow-on offering to the 2003 IPO;

-	for fiscal 2006, $0.7 million of expenses incurred in connection with the filing of this registration statement and the offering contemplated hereby; and

-	for the twenty-six weeks ended July 3, 2007, $0.3 million of expense incurred in connection with the filing of this registration statement and the offering contemplated hereby.

➢	Contract related losses include:

-	for fiscal 2002, $0.7 million of non-cash charges related to the write-down of impaired assets for a contract which was terminated;

-	for fiscal 2003, $0.8 million of non-cash charges for the write-down of impaired assets for certain terminated and/or assigned contracts;

-	for fiscal 2004, $0.4 million of non-cash charges related to the write-down of impaired assets for certain terminated contracts and contracts for which we intend to continue operations;

-	for fiscal 2005, $0.3 million for the write off of contract rights for a terminated contract and $0.1 million for the write-down of impaired contract rights and property and equipment;

-	for fiscal 2006, $0.4 million for the write-off of impaired assets associated with our contracts; and

-	for the twenty-six weeks ended July 4, 2006, $0.1 million for the write-off of impaired assets associated with a terminated contract.

➢	Non-cash compensation expenses related to the revaluation of partnership units purchased by certain members of our management financed with non-recourse loans include for fiscal 2002 and 2003, $0.6 million and $0.1 million, respectively.

➢	Management fees paid to affiliates of Blackstone and GE Capital include $0.4 million for each of fiscal 2002 and 2003. The management fees were paid quarterly in arrears and ceased upon the closing of the IPO.

For purposes of calculating the ratio of Adjusted EBITDA to fixed charges, fixed charges includes interest expense (excluding amortization of deferred financing fees) plus capitalized interest, the earned discount or yield with respect to the sale of receivables and cash dividends on preferred stock.

Interest expense for fiscal 2003 includes a $5.3 million non-cash charge related to the early extinguishment of debt as a result of the refinancing of our 1998 credit facility and $7.2 million of expenses associated with the repurchase of the notes that we issued in 1999 (the “1999 notes”). Interest expense for fiscal 2004 includes a $1.2 million non-cash charge related to the repayment of the remaining 1999 notes and a $2.0 million non-cash charge for the change in the fair value of our derivatives. Interest expense for fiscal 2005 includes $5.8 million in expenses related to entering into a new credit agreement on April 1, 2005. The $5.8 million includes a prepayment premium of $4.6 million on the prior credit facility and a $1.2 million non-cash charge for the write-off of deferred financing costs. Interest expense for fiscal 2006 includes a $3.4 million non-cash credit for the change in the fair value of our derivatives.

(6)	During fiscal 2002, Service America received approximately $1.4 million from funds previously set aside to satisfy creditors pursuant to a plan of reorganization approved in 1993.

(7)	Working capital represents total current assets less total current liabilities.

Risk factors

An investment in the IDSs and the shares of our common stock and our subordinated notes represented by the IDSs involves a number of risks. In addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, prospective investors should give careful consideration to the following factors.

RISKS RELATING TO THE IDSS AND THE SHARES OF COMMON STOCK AND SUBORDINATED NOTES REPRESENTED BY THE IDSS

We have substantial indebtedness, which could restrict our ability to pay interest and principal on the subordinated notes, restrict our ability to pay dividends or impact our financing options and liquidity.

Our ability to make distributions, pay dividends or make other payments is subject to applicable law and contractual restrictions contained in the instruments governing our indebtedness. The degree to which we are leveraged also could adversely affect the interests of the IDS holders because:

➢	our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

➢	our ability to refinance our indebtedness on terms acceptable to us or at all may be limited;

➢	our funds available for future operations, capital expenditures and/or dividends on our common stock may be reduced due to a significant portion of our cash flow from operations being dedicated to the payment of the principal of and interest on our indebtedness; and

➢	our vulnerability to economic downturns may increase and our ability to withstand competitive pressures may be limited.

While our credit facility contains total leverage, senior leverage and cash interest coverage maintenance covenants that restrict our ability to incur debt as described under “Description of Certain Indebtedness—Our Credit Facility,” the indenture governing the subordinated notes allows us to issue an unlimited amount of subordinated notes so long as we issue additional shares of common stock in the appropriate proportionate amounts to represent additional IDSs.

As of July 3, 2007, we had fixed rate long-term debt of $105.2 million in subordinated notes represented by the IDSs, and variable rate term loans and outstanding revolver borrowings of $105.1 million and $12.5 million, respectively.

We may not be able to satisfy certain financial ratios for the payment of dividends under our credit facility.

In order to pay dividends (including dividends from current and accumulated earnings and profits, calculated in accordance with the Internal Revenue Code of 1986, as amended, as well as dividends that for tax purposes are treated as nontaxable returns of capital), our credit facility requires us to have an interest coverage ratio of at least 2.00:1.00 and a senior leverage ratio of less than 2.25:1.00 in 2007 and 2.15:1.00 in 2008 and thereafter, in each case as of the end of the fiscal month preceding the month in which a dividend is declared. Our ability to meet these ratios could be affected by the loss of significant contracts, the failure to generate new business, unexpected liabilities, increased expenses, increased interest costs due to additional revolver borrowings or higher interest rates on our credit facility, general economic conditions or other events affecting our operations.

Our interest coverage ratio, which compares our Adjusted EBITDA to interest expense over a trailing 12-month period, will be negatively impacted by the additional interest payable on the subordinated notes to be issued under this prospectus. As the ratio only takes into account interest actually accrued,

Risk factors

the full impact of the additional interest will not be reflected in the interest coverage ratio until after a full year of interest has been paid. On an actual basis, as of July 3, 2007, we were in compliance with the ratio requirement at 2.05:1.00 and we expect to continue to be in compliance with the ratio, even after the inclusion of a full year of additional interest. However, on a pro forma basis, had we issued all of the subordinated notes covered by this prospectus on July 5, 2006, the interest coverage ratio would have been 1.91:1.00 as of July 3, 2007 and we would have had to seek a waiver under our credit facility to permit us to pay dividends. In the absence of a waiver, we would have been required to suspend payment of dividends until we were able once again to meet the required ratio.

If we are unable to satisfy the required ratios in the future, we could seek a waiver from our senior lenders. In the absence of a waiver, we could attempt to increase our Adjusted EBITDA by reducing our expenditures. If we do not obtain a waiver from our lenders or reduce expenditures to sufficiently increase Adjusted EBITDA, we would be required to suspend the dividend payment. The suspension of dividend payments would reduce the yield on your IDSs and would most likely cause a decline in the market price of the IDSs. For further discussion of the required ratios, see “Description of Certain Indebtedness—Our Credit Facility.”

Our credit facility and the indenture governing our subordinated notes contain other limits on our ability to pay dividends.

Our credit facility also limits the amount of dividends that we may pay to “distributable cash,” plus a specified “projected annual dividend shortfall amount” (each as defined in the credit facility), and amounts in the Dividend/CapEx Funding Account and CapEx Funding Account that are established under the credit facility. Distributable cash is computed as Adjusted EBITDA (as defined in the credit facility), less interest and principal payments on our indebtedness, capital expenditures made in cash, cash income tax payments and certain administrative expenses, in each case for the preceding 12 months. Because we expect to have higher than average capital expenditures in the second half of 2007 and must also pay down a portion of the term loan under our credit facility, we will need to use the Dividend/CapEx Funding Account and CapEx Funding Account in order to continue paying dividends at the current rate in the second half of 2007 and possibly in 2008. We cannot assure you that we will have enough distributable cash as required by this covenant. We may attempt to increase the amount of our distributable cash by decreasing other expenditures, which could have a material adverse effect on our business. See “Description of Certain Indebtedness—Our Credit Facility.”

In addition, we are subject to other limitations on the payment of dividends under the indenture governing our subordinated notes. The dividends we pay are, in general, limited to a percentage of our “excess cash,” which, with respect to any period, is defined as our Adjusted EBITDA (as defined in the indenture) reduced by cash interest expense and cash income tax expense, in each case for the period. We are also prohibited from paying dividends during any interest deferral period under the indenture or while any deferred interest (including interest on deferred interest) from a prior interest deferral period remains unpaid.

We are not required to pay any dividends and our board of directors may decide not to pay dividends at any time, for any reason.

Dividend payments are not guaranteed and are within the absolute discretion of our board of directors. Future dividends with respect to shares of our capital stock, if any, will depend on a number of factors, including but not limited to, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, level of contract renewals, provisions of applicable law and other factors that our board of directors may deem relevant. There is no requirement that we pay dividends, even if we have the cash available to do so. Our board of directors may decide not to pay

Risk factors

dividends at any time and for any reason. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of growth opportunities.

Because of seasonal and other variations in our cash flow and capital expenditures, we have used revolver borrowings for the payment of dividends and expect to do so in the future, thus increasing our interest cost as well as our overall leverage.

While our dividend policy provides for the payment of monthly dividends in equal amounts, our cash flows vary on a seasonal basis. In addition, our capital expenditures vary over the course of any year, as a result of seasonal variations and the maintenance capital requirements to renew client contracts. We expect to continue to borrow to pay dividends and operating expenses on a seasonal basis. This seasonal borrowing adds to our overall interests costs and leverage, and reduces our borrowing capacity for other purposes.

We rely on borrowings to allow us to pay dividends and continue to make capital investments. Our dividends have been, and we expect at least a portion of our dividends to continue to be, treated as a return of capital for tax purposes.

Our expenditures and dividend payments may exceed our cash flow and we have drawn on our revolving credit line or cash reserves to fund, in the aggregate, our dividend payments and other expenses. The fact that we pay regular dividends means that we have less cash from operations to deploy for other purposes and are more dependent on debt financing for capital expenditures and operating expenses, thus increasing our interest costs and overall leverage.

For U.S. income tax purposes, we do not have accumulated earnings and profits, calculated in accordance with the Internal Revenue Code of 1986, as amended, and our annual dividends exceed any anticipated current earnings and profits. All dividends paid in fiscal 2005 and 2006 were treated as a return of capital for U.S. income tax purposes. Because of the lack of accumulated earnings and profits, and the amount of our dividends relative to any anticipated earnings and profits, we expect that at least a portion of our dividends will be treated as a return of capital for the foreseeable future. To the extent that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, it will be treated as a tax-free return of your tax basis in the shares of common stock and thereafter as capital gain.

Our dividend policy may negatively impact our ability to finance capital expenditures or operations.

Following our IPO, our board of directors adopted a policy providing for the monthly payment of dividends, subject to applicable law, the terms of our credit facility, the indenture governing our subordinated notes and any other outstanding indebtedness, and our board of directors’ assessment of our cash needs. The determination is made on a monthly basis. From January 2004 through July 3, 2007 we have paid approximately $62.9 million in dividends. If we continue paying substantial dividends, we may not retain a sufficient amount of cash to finance growth opportunities, to meet unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable in the event we do not find alternative sources of financing. In the event we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

Risk factors

We may amend the terms of our credit facility, or we may enter into new agreements that govern our senior indebtedness with terms that may significantly affect our ability to pay interest and dividends to our securityholders.

Our credit facility contains significant restrictions on our ability to pay interest on the subordinated notes and dividends on the shares of common stock. These restrictions are based on our ability to meet our interest coverage ratio, total leverage ratio and senior leverage ratio, and comply with other conditions (including timely delivery of applicable financial statements), as described in detail under “Description of Certain Indebtedness—Our Credit Facility—Subordinated Note Interest Deferral” and “—Suspension of Dividend Payments.” As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which could significantly limit our ability to pay interest and dividends to you.

We are subject to restrictive debt covenants and other requirements related to our outstanding debt that limit our business flexibility by imposing operating and financial restrictions on our operations.

The agreements governing our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

➢	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

➢	the payment of dividends on, and purchase or redemption of, capital stock;

➢	a number of other restricted payments, including investments;

➢	specified sales of assets;

➢	specified transactions with affiliates;

➢	the creation of a number of liens; and

➢	consolidations, mergers and transfers of all or substantially all of our assets.

The terms of our credit facility include other, more restrictive covenants and prohibit us from prepaying our other indebtedness, including the subordinated notes, while indebtedness under our credit facility is outstanding. Our credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum net leverage ratio, a minimum interest coverage ratio and a maximum net senior leverage ratio. Finally, our credit facility requires us to maintain two cash collateral accounts, which means we will not be allowed to use the minimum required cash balance amounts in operating our business, and we may be restricted in the use of amounts in excess of the minimum required balances in operating our business.

Our ability to comply with these ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, or a failure to meet or maintain ratios or tests, could result in a default under our credit facility and/or the indenture. Certain events of default under our credit facility would prohibit us from making payments on the subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full the indebtedness under our credit facility and indenture.

Risk factors

If we are required to defer interest at any time prior to December 18, 2008, you may not be paid any deferred interest until December 18, 2008, and if we are required to defer interest at any time after December 18, 2008, and before December 10, 2013, you may not be paid all of the deferred interest owed to you until December 10, 2013.

Our credit facility and the indenture governing our subordinated notes contain restrictions on our ability to pay interest, subject to certain limitations. Prior to December 18, 2008, we may defer interest for up to 24 months in the aggregate. During the period from December 20, 2008, through December 10, 2013, interest payments may be deferred at any time for no more than 10 interest payment dates in the aggregate. Deferred interest will bear interest at the same rate as the subordinated notes. In 2007 and 2008, we may defer interest until December 18, 2008. Accordingly, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. For any interest deferred after December 18, 2008, we are not obligated to pay all of the deferred interest until December 10, 2013. Accordingly, you may be owed a substantial amount of deferred interest that will not be due and payable until such date.

You will not receive interest with respect to any interest deferral if you sell your IDSs or subordinated notes during an interest deferral period.

If you sell your IDSs or subordinated notes during an interest deferral period or before the record date relating to interest payments that are to be paid, you will not receive any payment of deferred interest. In addition, we will not be permitted to pay, and you will not receive, any dividend payment on our common stock during any deferred interest period until we have paid all of the deferred interest.

Deferral of interest payments would have adverse tax consequences for you by causing you to recognize interest income and pay taxes before you receive any cash payment of such interest.

If interest payments on the subordinated notes are deferred, the subordinated notes will be treated as issued with OID at the time of such occurrence. As a result, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the subordinated notes held by you before you receive any cash payment of this interest. See “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes.”

Deferral of interest payments may adversely affect the trading price of the IDSs or subordinated notes.

If interest is deferred, the IDSs or the subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated notes.

The trading prices of the IDSs and the subordinated notes may be lower in value and more volatile than those of other securities that do not provide for interest deferral.

Because we are required to defer interest on the subordinated notes under certain circumstances, the market price for the IDSs or the subordinated notes may be more volatile than the price of other securities that do not have this requirement.

If we are unable to deduct the interest on our subordinated notes for U.S. federal income tax purposes, our tax liabilities could increase significantly, and this could significantly affect our after-tax cash flow.

If the IRS or a court were to determine that the subordinated notes should be treated as equity rather than debt for U.S. federal income tax purposes, and such positions were upheld, the stated interest on the subordinated notes could be treated as a dividend, and interest on the subordinated notes would not be deductible for U.S. federal income tax purposes. This would significantly increase our U.S. federal

Risk factors

and applicable state income tax liability, potentially including amounts for prior years in which we have claimed a deduction for interest paid on the subordinated notes and penalties. Some of the liability could be offset by historical net loss carryforwards, but it is possible that the liability could exceed the amount that could be offset by our available net loss carryforwards. In that event, we would need to reduce our other expenses to be able to pay our taxes. We could do this by reducing capital expenditures, which would limit our ability to enter into new contracts or renew our existing contracts, or by reducing headcount or the number of facilities served. We might also need to lower our dividend rate or refrain from paying dividends in order to preserve cash. If any of these options were to be exercised, the value of your investment in the IDSs would likely decline.

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

We are a holding company and conduct all of our operations through our subsidiaries. We currently have no significant assets other than the capital stock of VSA and intercompany debt owed by VSA, all of which are pledged to the creditors under our credit facility which we guarantee. As a result, we will rely on dividends and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

Our interest expense may increase significantly and could cause our net income and distributable cash to decline significantly.

Our credit facility is subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance our credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. Borrowings under our credit agreement are made at a floating rate of interest and, in the case of our revolving facility, are subject to further adjustment based on our total leverage ratio. In the event of an increase in the base reference interest rates or an increase in our total leverage ratio, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our stockholders. Our ability to continue to expand our business is, to a large extent, dependent upon our ability to borrow funds under our credit facility and to obtain other third-party financing, including through the sale of IDSs or any other securities. We cannot assure you that financing will be available to us on favorable terms or at all.

We may not generate sufficient funds from operations to pay our indebtedness at maturity, or upon the exercise by holders of their rights upon a change of control.

A significant portion of our cash flow from operations is dedicated to maintaining our client base and servicing our debt requirements. In addition, we currently expect to continue to distribute a significant portion of any remaining cash earnings to our stockholders in the form of monthly dividends. Moreover, prior to the maturity of our subordinated notes, we will not be required to make any payments of principal on these notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in case investors exercise their rights to require us to purchase their notes upon a change of control. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

Risk factors

To service our indebtedness and to fund our liquidity needs, we will require a significant amount of cash which may not be available to us. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on or to refinance or repay our debt, including the subordinated notes, to fund planned capital expenditures and expand our business depends on our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

A significant portion of our cash flows is dedicated to servicing our debt requirements and paying dividends. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our credit facility. Such refinancing of our debt could materially affect our ability to invest funds needed to implement our business plan and achieve our objectives.

We may not be able to repay or refinance the subordinated notes, or our credit facility, upon terms acceptable to us, if at all.

Our ability to continue to expand our business will, to a certain extent, be dependent upon our ability to borrow funds under our credit facility and to obtain other third-party financing, including through the sale of IDSs or any other securities. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our credit facility. If we are unable to refinance our indebtedness, including our credit facility or our subordinated notes, on commercially reasonable terms or at all, we would be forced to seek other alternatives, including:

➢	sale of assets to meet our debt service requirements;

➢	sale of equity;

➢	negotiations with our lenders or noteholders to restructure the applicable debt; and

➢	seeking protection under the U.S. federal bankruptcy code or other applicable bankruptcy, insolvency or other applicable laws dealing with creditors’ rights generally.

If we are obligated to pursue any of the above options under distressed conditions, our business and/or the value of your investment in our IDSs, common stock and/or subordinated notes could be adversely affected.

The indenture governing our subordinated notes and our credit facility permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

Although the indenture governing our subordinated notes and our credit facility have some limitations on our payment of dividends, they permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends. Specifically, the indenture governing our subordinated notes permits us to pay up to the quarterly base dividend level in any fiscal quarter, which equals 85% of our excess cash (which is Adjusted EBITDA, as defined in the indenture, minus the sum of cash interest expense and cash income tax expense) for a trailing four fiscal quarter period divided by four, as more fully described in “Description of Subordinated Notes—Certain Covenants.” In addition, if the actual dividends paid in any fiscal quarter are less than the quarterly base dividend level, the indenture permits us to use 50% of the difference between the aggregate amount of dividends actually paid and the quarterly base dividend level for the quarter for the payment of dividends at a later date. Our credit facility permits us to use up to 100% of the distributable cash, as defined in our credit facility and described in detail in “Description of Certain Indebtedness—Our Credit Facility,” plus certain other amounts under certain limited circumstances to fund dividends on our shares of common stock. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the subordinated notes.

Risk factors

The realizable value of our assets upon liquidation may be insufficient to satisfy claims of creditors.

At July 3, 2007, our assets included intangible assets in the amount of $165.1 million, representing approximately 48.5% of our total consolidated assets and consisting primarily of contract rights. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the remaining terms of our contracts. Some of our larger contracts contain change of control provisions, which may diminish the realizable value of the contracts. As a result, in the event of a default on our subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors and consequently to provide any return to our investors.

Because of the subordinated nature of the subordinated notes, holders of our subordinated notes may not be entitled to be paid in full, if at all, in a bankruptcy, liquidation or reorganization or similar proceeding.

As a result of the subordinated nature of our subordinated notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our subordinated notes or the subsidiary guarantees.

In addition, the principal amount of the subordinated notes will not be due and payable from us or the subsidiary guarantors without the prior written consent of the holders of our senior indebtedness for a period of up to 179 days from the date of the occurrence of certain events of default with respect to our subordinated notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. However, because of the subordination provisions, including the requirement that holders of the subordinated notes pay over distributions to the holders of senior indebtedness, holders of the subordinated notes may receive less, ratably, than our other unsecured creditors, including trade creditors. In addition, as a result of contractual subordination of the guarantees to the subsidiary guarantors’ obligations under our credit facility and other senior indebtedness, the holders of the subordinated notes may receive less, ratably, than other creditors of the subsidiary guarantors that are not subject to contractual subordination. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our subordinated notes may receive less, ratably, than the holders of senior indebtedness.

Our subordinated notes and the subsidiary guarantees ranked junior to $118.7 million of outstanding senior secured indebtedness plus approximately $21.1 million of letters of credit and the subsidiary guarantees ranked pari passu with approximately $27.0 million of outstanding indebtedness of ours and the subsidiary guarantors as of July 3, 2007. In addition, as of July 3, 2007, VSA had the ability to borrow up to an additional amount of $73.9 million under our credit facility (less amounts reserved for letters of credit), which would rank senior in right of payment to our subordinated notes.

Risk factors

In the event of bankruptcy or insolvency, your ability to recover amounts owed on the subordinated notes and guarantees of the notes by our subsidiaries could be limited or prevented by principles of equitable subordination or recharacterization.

In the event of bankruptcy or insolvency, a party in interest may seek to subordinate the subordinated notes or the guarantees under principles of equitable subordination or to recharacterize the subordinated notes as equity. There can be no assurance as to the outcome of these proceedings. In the event a court subordinates the subordinated notes or the guarantees, or recharacterizes the subordinated notes as equity, you might not be able to recover any amounts owed on the subordinated notes or the guarantees, and you might be required to return any payments made to you within six years before the bankruptcy on account of the subordinated notes or the guarantees. In addition, should the court equitably subordinate the subordinated notes or the guarantees, or recharacterize the subordinated notes as equity, you might not be able to enforce the guarantees.

Holders of our subordinated notes will be structurally subordinated to the debt of our non-guarantor subsidiaries.

Our present and future foreign subsidiaries and partially-owned domestic subsidiaries are not and will not be guarantors of our subordinated notes. As a result, no payments are required to be made to us from the assets of these non-guarantor subsidiaries.

In the event of bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness, including their trade creditors, would generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us for payment to you. As a result, our subordinated notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries.

For and as of the end of fiscal 2006, our non-guarantor subsidiaries had net sales of $51.5 million, assets of $9.5 million (representing 2.8% of our total assets on a consolidated basis) and liabilities of $2.2 million, excluding inter-company balances.

The validity and enforceability of the subordinated notes and the guarantees of the subordinated notes by our subsidiaries may be limited by fraudulent conveyance laws and foreign laws restricting guarantees.

Our obligations under the notes will be guaranteed by certain of our subsidiaries. These guarantees provide the holders of the subordinated notes with a direct claim against the assets of the subsidiary guarantors. The offering of the subordinated notes and the guarantees of the subordinated notes by certain of our subsidiaries may be subject to legal challenge and review based on various laws and defenses relating to fraudulent conveyance or transfer, voidable preferences, financial assistance, corporate purpose, capital maintenance, the payment of legally sufficient consideration and other laws and defenses affecting the rights of creditors generally. The laws of various jurisdictions, including the jurisdictions in which the subsidiary guarantors are organized and those in which the subsidiary guarantors own assets or otherwise conduct business, may be applicable to the subordinated notes and the guarantees. Accordingly, we cannot assure you that a third party creditor or bankruptcy trustee would not challenge the subordinated notes or one or more of these subsidiary guarantees in court and prevail in whole or in part.

Risk factors

Although laws differ among various jurisdictions, in general, under fraudulent conveyance or transfer laws, a court could void or subordinate the subordinated notes or the guarantees issued by our subsidiaries if it found that:

➢	we or the subsidiary guarantors intended to hinder, delay or defraud our creditors;

➢	we or the subsidiary guarantors knew or should have known that the transactions were to the detriment of our creditors;

➢	the transactions had the effect of giving a preference to one creditor or class of creditors over another; or

➢	we or the subsidiary guarantors did not receive fair consideration and reasonably equivalent value for incurring such indebtedness or guarantee obligations and we or the subsidiary guarantors (i) were insolvent or rendered insolvent by reason of the incurrence of such indebtedness or obligations, (ii) were engaged or about to engage in a business or transaction for which our or the subsidiary guarantors’ remaining assets constituted unreasonably insufficient capital or (iii) intended to incur, or believed that we or the subsidiary guarantors would incur, debts beyond our or their ability to pay as they mature.

The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied. Generally, however, an entity would be considered insolvent if:

➢	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

➢	the present fair saleable value of its assets was less than the amount that would be required to pay its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

➢	it could not or would not pay its debts as they become due.

We cannot assure you that a court would reach the conclusion that, upon the issuance of the subordinated notes and the subsidiary guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our business and will be able to pay our debts as they mature. If a court were to find that the issuance of the subordinated notes or a subsidiary guarantee was a fraudulent conveyance or transfer or constituted an illegal preference, the court could void the payment obligations under the subordinated notes or the guarantee, further subordinate the subordinated notes or the subsidiary guarantee to presently existing and future indebtedness of ours or the subsidiary guarantor, or require the holders of the subordinated notes to repay any amounts received with respect to the subordinated notes or guarantee.

It is possible that a creditor of a subsidiary guarantor, or a bankruptcy trustee in the case of a bankruptcy of a subsidiary guarantor, may contest the validity or enforceability of the subsidiary’s guarantee of the subordinated notes and that a court may determine that the guarantee should be limited or voided. To the extent that any subsidiary guarantee is determined to be void or unenforceable, or the agreed limitations on the guaranteed obligations become applicable, the subordinated notes would not have a claim under the guarantee and would accordingly be effectively subordinated to all other liabilities of the applicable subsidiary.

Seasonality and variability of our business may cause volatility in the market value of your investment and may hinder our ability to make timely distributions on the IDSs.

Our business is seasonal in nature, and our net sales and operating results vary significantly from quarter to quarter. This variability results from a number of factors, including:

➢	seasonality of sporting and other events;

Risk factors

➢	scheduling of events;

➢	unpredictability in the number, timing and type of new contracts;

➢	timing of contract expirations and special events; and

➢	level of attendance at facilities which we serve.

Consequently, results of operations for any particular quarter may not be indicative of results of operations for future periods, which makes it difficult to forecast our results for an entire year. This variability may cause volatility in the market price of the IDSs.

In addition, the seasonality and variability of our business means that at certain times of the year our cash receipts are significantly higher than at other times. Given that we are required to make equal monthly interest payments and expect to pay equal monthly dividends to IDS holders throughout the year, there is a risk that we will experience cash shortages, which could hinder our ability to make timely distributions to IDS holders.

The U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are unclear.

No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are unclear.

The IRS or the courts could successfully assert a treatment of the IDSs different than our intended treatment, which could affect our tax liability and subject foreign holders to additional withholding tax.

We believe that an IDS should be treated as a unit representing a share of common stock and a subordinated note. However, there could be a change in law, the IRS or the courts may take the position that the subordinated note portion is equity, or the IRS or the courts may take the position that the rate of interest on the subordinated notes is not an arms-length rate, any of which could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs, and all or a portion of the interest on the subordinated may not be deductible by us. If all or a portion of the interest on the subordinated notes is not deductible, we could have a material increase to our taxable income and, thus, to our U.S. federal and applicable state income tax liability. In addition, we would be subject to liability for U.S. withholding taxes on interest payments to non-U.S. holders if the payments were determined to be dividends. This increase in our tax liability would reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments on the subordinated notes and the common stock, respectively. In the case of foreign holders, treatment of the subordinated notes as equity for U.S. federal income tax purposes would subject payments to the holders of the subordinated notes to withholding or estate taxes in the same manner as payments made with regard to common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. Thereafter, foreign holders would receive any such payments net of the tax withheld. For a discussion of these tax related risks, see “Material U.S. Federal Income Tax Consequences.”

We may have to establish a reserve for contingent tax liabilities in the future, which could adversely affect our ability to make interest and dividend payments on the IDSs.

Even if the IRS does not challenge the tax treatment of the subordinated notes, it is possible that as a result of a change in the law relied upon at the time of issuance of the subordinated notes, a change in GAAP applicable to income tax contingencies or a change in our understanding of the facts existing at

Risk factors

the time of issuance, we will in the future need to change our anticipated accounting treatment and establish a reserve for contingent tax liabilities associated with a disallowance of all or part of the interest deductions on the subordinated notes. If we were required to maintain such a reserve, our ability to make interest and dividend payments could be materially impaired and the market for the IDSs, common stock and subordinated notes could be adversely affected. In addition, any resulting impact on our financial statements could lead to defaults under our credit facility.

Because of the deferral of interest provisions, the subordinated notes may be treated as issued with original issue discount.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. If we determine based on our financial forecasts that the likelihood of deferral of interest payments on our subordinated notes is remote within the meaning of the Treasury regulations, although the matter would not be free from doubt because of the lack of direct authority, the subordinated notes would not be considered issued with original issue discount at the time of their original issuance because of the existence of the deferral of interest provisions. If deferral of any payment of interest were determined not to be “remote,” the subordinated notes would be treated as issued with original issue discount at the time of issuance. In such case, all stated interest on the subordinated notes would be treated as original issue discount, and all holders, regardless of their method of tax accounting, would be required to include stated interest in income on a constant accrual basis. We will set forth our conclusions regarding whether deferral of interest payments on the subordinated notes is remote within the meaning of the Treasury regulations, and consequently whether we believe the subordinated notes should be considered to be issued without original issue discount in a prospectus supplement.

The subordinated notes may be treated as purchased from the underwriters at a discount or a premium.

If the portion of the purchase price for the IDSs allocated to the subordinated notes is less than their stated principal amount, the difference between the price deemed paid for the subordinated notes and their stated principal amount may be treated as “market discount” unless it is less than a statutory minimum amount. This market discount will generally be treated as accruing ratably on the subordinated notes during the period from the date of acquisition to the maturity date of the subordinated notes, unless the holder makes an election to accrue the market discount on a constant yield to maturity basis. The holder will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, the subordinated notes as ordinary income to the extent of the lesser of:

➢	the amount of the payment or gain; or

➢	the market discount which is treated as having accrued on the subordinated notes at the time of the payment or disposition and which has not previously been included in income.

In addition, absent an election to include market discount in income as it accrues, a holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a subordinated note with market discount until the maturity of the subordinated note or its earlier disposition in a taxable transaction.

Alternatively, if the amount of purchase price allocated to the subordinated notes is greater than their stated principal amount, the subordinated notes will be treated as having been acquired at a premium equal to such difference, which you could generally elect to amortize over the term of the subordinated notes.

Risk factors

The IRS may not view the interest rate on our subordinated notes as an arm’s length rate.

We deduct the interest expense on the outstanding subordinated notes from taxable income for income tax purposes and report the full benefit of the income tax deductions in our consolidated financial statements. After the offering, we expect to continue to deduct the interest expense on all of the subordinated notes. If the IRS were to determine that the interest rate on the subordinated notes did not represent an arm’s length rate, any excess amount over arm’s length would not be deductible and could be recharacterized as a dividend payment instead of an interest payment. In addition, the reclassification of interest payments as dividend payments could give rise to an event of default under our credit facility. In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased and we would have to provide an additional liability in our consolidated financial statements for the previously recorded benefit for the interest deductions. In addition, foreign holders could be subject to withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock. We could also be subject to such withholding taxes. If the interest rate were determined to be less than the arm’s length rate, the subordinated notes could be treated as issued with OID.

Subsequent issuances of subordinated notes may adversely affect your tax treatment.

The indenture governing our subordinated notes provides that, in the event there is a subsequent issuance of subordinated notes having terms that are otherwise identical (other than issuance date) to the subordinated notes represented by the IDSs and we determine that the subsequent issuance should be assigned a new CUSIP number, each then current holder of IDSs or separately held subordinated notes, as the case may be, agrees that a portion of such holder’s subordinated notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. We intend to use a new CUSIP number for any issuance of subordinated notes that our board of directors determines are issued with OID, and any issuance of subordinated notes after subordinated notes that our board of directors determines are issued with OID. Consequently, immediately following such a subsequent issuance of subordinated notes, each holder of subordinated notes issued in this offering and any subsequently issued subordinated notes, held either as part of IDSs or separately, and each holder of existing subordinated notes, held either as part of IDSs or separately, will own a unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes. Therefore, subsequent issuances of subordinated notes with OID pursuant to an IDS offering by us may adversely affect your tax treatment by increasing the OID, if any, that you were previously accruing with respect to the subordinated notes represented by your IDSs. Because any newly issued subordinated notes may be issued with OID, the IRS may assert that you have exchanged a portion of your subordinated notes, whether held as part of IDSs or separately, for newly issued subordinated notes in a taxable exchange for U.S. federal income tax purposes. In such case, you could recognize gain on the deemed exchange, but any loss realized would likely be disallowed. Although there is no legal authority directly addressing the issue, we believe it is more likely than not that an exchange of subordinated notes issued in this offering for subsequently issued subordinated notes will not result in a taxable exchange for U.S. federal income tax purposes.

Following any subsequent issuance of subordinated notes, we (and our agents) will report any OID on the subordinated notes which are part of the IDSs offered in this offering and any subsequently issued subordinated notes ratably among all holders of IDSs and separately held subordinated notes, and each holder of IDSs and separately held subordinated notes will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, there can be no assurance that the IRS will not assert that any OID should be reported only to the persons that initially acquired such subsequently issued subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued subordinated

Risk factors

notes (or a transferee thereof), all of the subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and subordinated notes and could adversely affect the market for IDSs and subordinated notes.

For a discussion of these tax related risks, see “Material U.S. Federal Income Tax Consequences.”

If we subsequently issue subordinated notes with significant OID, we may not be able to deduct all of the interest on those subordinated notes.

If subordinated notes we issue in a subsequent offering are issued at a discount to their face value, they may be deemed to have “significant OID” and thus be classified as “applicable high yield discount obligations,” or AHYDOs. If any such subordinated notes were so treated, a portion of the OID on the subordinated notes would be non-deductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our securityholders.

A subsequent issuance of subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the subordinated notes or in the event of our bankruptcy.

Under New York and federal bankruptcy law, holders of subordinated notes the fair market value of which, at the time of issuance, is less than their stated principal amount may not be able to collect the portion of their stated principal amount that represents the unamortized portion of such difference as at the acceleration or filing date in the event of an acceleration of the subordinated notes or a bankruptcy of Centerplate prior to the maturity date of the subordinated notes. As a result, an automatic exchange that results in a holder receiving a subordinated note with OID could have the effect of ultimately reducing the amount the holder can recover from us in the event of an acceleration or bankruptcy. We will disclose in a prospectus supplement whether any offering of IDSs under this prospectus will result in an automatic exchange.

If interest rates rise, the trading value of our IDSs may decline.

We cannot predict the interest rate environment or guarantee that interest rates will not continue to rise in the near future. Should interest rates continue to rise or should the threat of further interest rate increases develop, debt markets may be adversely affected. As a result, the trading value of our IDSs may decline.

There is a limited active trading market for securities similar to the IDSs in the United States.

IDSs are an uncommon type of security and there is only a limited active market for IDSs or securities similar to the IDSs in the United States. Because of this, investors may be unfamiliar with these types of securities and the demand for them may be lower than for securities that have been actively traded for a number of years. An active trading market for this type of security may not develop in the future, which may cause the price of the IDSs to fluctuate substantially.

We do not expect our common stock or subordinated notes to develop separate active trading markets.

We currently do not expect that an active trading market for the shares of our common stock will develop until the subordinated notes are redeemed or mature. If a sufficient number of IDS holders voluntarily separate their IDSs such that at least 33% of our outstanding shares of common stock are separately traded for a period of 30 days, we have agreed that we will use reasonable efforts to cause

Risk factors

the common stock to be listed on the AMEX. However, we may not be able to list our shares of common stock for separate trading on the AMEX or any other exchange unless the number of shares of common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on the exchange. The shares of common stock may not be approved for listing at the time. If the subordinated notes represented by your IDSs are redeemed or mature, the IDSs will automatically separate into their component parts and you will then hold the shares of our common stock and our subordinated notes. We do not intend to list our subordinated notes on any securities exchange.

If the IDSs automatically separate, the limited liquidity of the market for our subordinated notes and our shares of common stock may adversely affect your ability to sell our subordinated notes and our shares of common stock.

Upon separation of the IDSs, no sizable market for the subordinated notes and the shares of common stock may ever develop and the liquidity of any trading market for the subordinated notes or the shares of common stock that does develop may be limited. As a result, your ability to sell your subordinated notes and shares of common stock, and the market price you can obtain, could be adversely affected.

The price of the IDSs may fluctuate substantially, which could negatively affect holders of IDSs.

Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IDSs to fluctuate significantly.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our common stock or our subordinated notes may depress the price of the IDSs and the shares of our common stock and our subordinated notes.

Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our subordinated notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our common stock and our subordinated notes and could impair our ability to raise capital through future sales of our securities.

We may issue shares of our common stock and subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock and the aggregate principal amount of subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our common stock, subordinated notes or other securities in connection with any such acquisitions and investments.

Our capital structure and our subordinated notes lack some features that have been adopted by other issuers of IDSs. This may affect the way our securities are viewed in comparison to other IDSs in the market or IDSs issued by others in the future.

Currently all of our subordinated notes are held by holders of our common stock. Following this offering, all of our subordinated notes and all of our shares of common stock will be held in the form of IDSs. Other issuers of securities like our IDSs have implemented some separate ownership of their common stock and subordinated notes, which they perceive strengthens their position that the

Risk factors

subordinated notes should be treated as debt for tax purposes. IDSs issued by such issuers may be considered more attractive in the market than our IDSs.

The accounting treatment for the IDSs and subordinated notes is complex and subject to judgments concerning the valuation of embedded derivative rights within the indenture governing the subordinated notes. Fluctuations in the valuation of these rights could make our financial results unpredictable.

Our subordinated notes contain three features that are considered to be embedded derivative rights in accordance with GAAP: a call option, a change in control put option and a term-extending option. We have determined that the call option and the change in control put option need to be separately valued as of the end of each accounting period in accordance with GAAP. Changes in the valuations of these rights, the valuation methodology or the assumptions on which the valuations are based could cause our financial results to fluctuate. For further information on the accounting treatment of these embedded derivative rights, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our financial statements included in our annual and quarterly reports incorporated by reference in this prospectus. Moreover, it is possible that other questions could arise concerning the appropriate accounting treatment of the IDSs or the subordinated notes.

Our certificate of incorporation and by-laws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

A number of provisions in our certificate of incorporation and by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our certificate of incorporation provides that stockholders generally may not act by written consent and only stockholders representing at least 25% in voting power may request that our board of directors call a special meeting. In addition, our ability to merge or consolidate with any other person or, directly or indirectly, sell all or substantially all our assets is subject to the approval of a supermajority of our directors. Our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. We are also subject to Section 203 of the Delaware General Corporation Law, which restricts the ability of a publicly held Delaware corporation to engage in a business combination such as a merger or sale of assets with any stockholder that, together with affiliates, owns 15% or more of the corporation’s outstanding voting stock. The restrictions imposed by Section 203 could prohibit or delay the accomplishment of an acquisition transaction, or discourage attempts to acquire us. For additional details, see “Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws.”

We may not be able to repurchase the subordinated notes upon a change of control.

Upon the occurrence of certain change of control events, we are required to offer to purchase the outstanding subordinated notes at 101% of their principal amount at the date of repurchase unless such subordinated notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the subordinated notes that are tendered upon a change of control offer. Further, our credit facility, with certain limited exceptions, prohibits the repurchase or redemption of the subordinated notes before their stated maturity. Consequently, lenders thereunder may have the right to prohibit any such purchase or redemption. In such event, we would seek to obtain waivers from

Risk factors

the required lenders. We may not be able to obtain such waivers or refinance our indebtedness on terms acceptable to us, or at all. Finally, the occurrence of a change of control could also constitute an event of default under our credit facility, which could result in the acceleration of all amounts due thereunder. See “Description of Subordinated Notes—Change of Control.”

RISKS RELATING TO OUR BUSINESS AND THE INDUSTRY

If attendance or the number of events held at our clients’ facilities decreases, our net sales and cash flow would significantly decline.

A decline in the number of events held, the level of attendance at these events or the amount spent by each attendee at client facilities would cause a significant decline in our net sales and cash flow. We rely on our clients to schedule popular events at their facilities and to maximize attendance at these events. The level of attendance and number of events held at our client facilities are affected by several factors, most of which are not within our control and are extremely difficult to predict, including the following:

➢	maintenance and physical condition of the facility;

➢	poor performance by the sports teams using the facility;

➢	relocation or loss of a major sports team using a facility;

➢	ticket prices;

➢	changing consumer preferences for leisure time activities;

➢	inclement weather;

➢	natural disasters or pandemics;

➢	power outages;

➢	war, insurrection or acts of terrorism;

➢	scheduling of conventions, meetings and large catered events;

➢	construction of attractive alternative arenas, stadiums, convention centers or other venues or facilities;

➢	labor stoppages; and

➢	weaker economic conditions.

Labor stoppages in professional sports could cause a significant decline in our net sales and cash flow, especially in MLB, which accounts for a significant portion of our net sales and a majority of our cash flow generated by contracts for sports facilities.

The pricing and termination provisions of our contracts may limit our ability to recover costs or make a profit on our contracts.

The amount of risk that we bear and our profit potential vary depending on the type of contract under which we provide our services. Under profit and loss and profit sharing contracts, which together account for substantially all of our net sales and cash flows, we bear all of the expenses of providing our services and we bear all of the risk that net sales will be inadequate to support our operations. In addition, some profit and loss and profit sharing contracts contain minimum guaranteed commissions or equivalent payments to the client, regardless of the level of net sales at the facility or whether a profit is generated. If net sales do not exceed costs under a contract, including guaranteed commissions, we will experience losses.

Under many of our contracts, we are obligated to comply with the instructions of our clients in determining which products are sold at individual facilities, and most of our contracts limit our ability to raise prices on the food, beverages and merchandise sold within a particular facility without the client’s consent. The refusal by clients to permit the sale of some products at their facilities, or the

Risk factors

imposition by clients of maximum prices which are not economically feasible for us, could materially adversely affect our results of operations.

In addition, some of our contracts contain provisions allowing our clients to terminate the contract without cause or with little or no notice, exclude specified events or products from the scope of the contract or modify the terms under which we may operate at specified events. If clients exercise these rights, our net sales may decline significantly and our results of operations could be adversely affected.

We have a history of losses and may experience losses in the future.

Our historical financial statements prepared in accordance with GAAP reflect losses for fiscal 2001 (in the amount of $3.6 million), fiscal 2003 (in the amount of $4.4 million), fiscal 2005 (in the amount of $4.6 million) and the twenty-six weeks ended July 3, 2007 (in the amount of $5.8 million), and we may incur losses in the future. We may not achieve profitability on a GAAP basis in the future or be able to generate cash flow sufficient to make distributions or meet our interest and principal payment obligations, including interest and dividend payments to our securityholders, and other capital needs such as working capital for future growth and capital expenditures.

We may not be able to recover our capital investments in clients’ facilities, which may significantly reduce our profits or cause losses.

When we enter into a new contract or renew an existing contract, we are often required to pay substantial contract acquisition fees to the client or to make capital investments in our clients’ facilities that can be substantial. If the contract is terminated early either by us or by the client or in the event that a client becomes insolvent or files for bankruptcy, we may not be able to recover our unamortized capital investment under that client’s contract and will have to recognize an operating loss or reduction from operating profit equal to the unrecovered portion of our capitalized investment. This amount may be substantial, depending on the remaining term of the contract and the size of the capital investment.

If the sports team tenant of a facility we serve relocates or the ownership of a sports team tenant or the facility we serve changes, we may lose the contract for that facility.

Some of our sports facility contracts do not contain any protection for us in the event that the sports team tenant of the facility moves to a new facility. Changes in the ownership of a facility that we serve, or of a sports team tenant of the facility, may make renewal of a contract less likely and may result in disputes concerning the terms under which we provide our services at the facility.

If we were to lose any of our largest clients, our net sales would decline significantly.

Our net sales would significantly decline if we lost any of our largest clients, representing a few key facilities. For fiscal 2006:

➢	our largest client, the New York Yankees, accounted for approximately 9.6% of our net sales;

➢	our three largest clients together accounted for approximately 18.9% of our net sales;

➢	our 10 largest clients together accounted for approximately 39.9% of our net sales; and

➢	our 20 largest clients together accounted for approximately 59.0% of our net sales.

Our contract with the New York Yankees covers the existing Yankee Stadium and is currently scheduled to expire on December 31, 2008. Although the contract provides us with an option to extend its term through 2009, the option is not available to us if the Yankees will be playing their home games in a newly-constructed stadium in 2009. In August 2006 the Yankees broke ground on a new stadium that is reported to be on schedule for opening in April 2009. We do not know what our role, if any, will be with respect to the new Yankee Stadium.

Risk factors

We cannot assure you that our ongoing efforts to seek additional net sales by renewing existing contracts and entering into new contracts will be successful or that such additional net sales will fully offset the loss of Adjusted EBITDA we may experience in the event of the loss of any of our largest clients. In addition, if we do not succeed in replacing Adjusted EBITDA on a timely basis, we might fail to meet the financial ratio requirements under our credit facility if we are unable to obtain a waiver from our senior lenders. For more information concerning the potential consequences of a failure to meet financial ratios, see “Risk Factors  — We may not be able to satisfy certain financial ratios for the payment of dividends under our credit facility” and “Description of Certain Indebtedness.”

If any significant client were to become bankrupt, our revenues would be likely to decline and we could lose our investment in the client.

Our contracts often require us to make capital investments in our clients’ facilities and we are subject to credit risks on contracts with our clients. The bankruptcy of any significant client could have a material adverse effect on our results of operations.

If we are unable to redeploy any capital returned to us from our existing contracts it could have a material adverse impact on our financial results.

From time to time, capital that we have invested in our contracts is returned to us at our client’s option as a result of built-in contractual and/or termination rights or through contract renegotiations. When this occurs, our contract may end or our client may receive higher commissions, both of which could result in a decrease in earnings to us. In addition, if the returned amounts reach a certain threshold and we are unable to redeploy such funds, we are obligated under our credit facility to make a mandatory repayment of our senior debt. If such a repayment is made, we lose the opportunity to generate earnings on that repaid amount because it is no longer be available to us for capital investment.

A contraction of MLB, or other sports played in facilities that we service, that eliminates any of the teams playing in facilities served by us could reduce our revenues.

In November 2001, MLB announced plans for a “contraction” to eliminate three MLB teams beginning with the 2002 baseball season. Although no contraction ultimately occurred, it is possible that MLB or other major sports leagues will eliminate teams from their rosters in the future. This could result in our losing contracts and revenues if the affected teams play in facilities we serve.

We may not have sufficient funds available to make capital investments in clients’ facilities that are necessary to maintain these relationships and, as a consequence, we could lose business.

When we renew an existing contract, we are often required to pay substantial contract acquisition fees to the client or to make substantial investments in our client’s facility to help finance facility construction or renovation. The amount of these capital investments varies, in some cases materially, from year to year depending on the number and significance of contracts up for renewal. In order to renew these contracts, we may have to make significant capital expenditures. If we do not have sufficient funds available to make attractive bids for new contracts or renew existing contracts, our business will decline and our ability to make payments on the IDSs will be weakened.

Increased capital investments or commissions to renew existing business relationships may lower our profitability.

Even with sufficient funding, any significantly higher up-front capital expenditures for renewing facility contracts could, over the course of those contracts, harm our results of operations as we incur greater amortization expenses. Also, any significantly higher commissions payable to our clients after renewing facility contracts, especially for our largest contracts, could, over the course of the contracts, lower our profitability.

Risk factors

Our cash resources may be strained and we may need to seek additional financing from time to time because of the need to make capital investments in order to obtain or maintain contractual relationships.

Because our need for capital expenditures is tied to the needs and demands of our customers, it is hard for us to predict or budget accurately for these needs. From time to time, our capital resources may be constrained as a result of our efforts to meet customer demands.

Our ability to grow is limited by our capital structure and dividend policy and our reliance on other financing sources.

A substantial portion of our cash earnings is required to service our debt and maintain our existing client base. Our ability to continue to expand our business depends upon our future cash flow from operations after dividends and maintenance capital expenditures. Because of the amount of cash distributed to our holders of IDSs (or common stock and subordinated notes represented thereby) under our capital structure, we are more dependent upon our ability to borrow funds under our credit facility and to obtain other third-party financing to fund our growth. We cannot assure you that such financing will be available to us on favorable terms or at all.

Future strategic transactions, such as acquisitions or joint ventures, may require significant resources or result in significant losses, costs or liabilities.

In the course of our business, we continuously explore and evaluate opportunities to partner creatively with other companies in order to enhance our existing operating platforms, achieve operational efficiencies or expand our product offerings. We may seek to grow through strategic partnerships or other transactions, including acquisitions, which may be material. We may have difficulty financing any acquisition as a result of our capital structure. If we incur additional indebtedness to finance an acquisition, it could reduce our access to capital for other purposes and increase our debt service costs.

Future strategic transactions, such as acquisitions or joint ventures, could entail a number of other risks, including, without limitation, difficulties in integrating operations, unfamiliarity with new areas of business, increased operating costs, exposure to liabilities, regulatory risks and diversion of management’s attention from operating our business.

If labor or other operating costs increase, we may not be able to make a corresponding increase in the prices of our products and services and our profitability may decline significantly.

Most of our contracts require us to obtain our clients’ consent before raising prices. As a result, we may not be able to offset any increases in our wage or other operating costs through price changes. Any factors which increase the wage rates that we have to pay in order to attract suitable employees, including any tightening of the labor supply in any of the markets where we operate, or any other factors that increase our operating costs, such as trends affecting insurance premiums, may materially adversely affect our profitability. In addition, our profitability could be materially adversely affected if we were faced with cost increases for food, beverages, wages and equipment due to general economic conditions, collective bargaining obligations, competitive conditions or any combination of these.

We are heavily dependent on key personnel, and a loss of such personnel could have a detrimental effect on our business.

We are highly dependent upon the efforts of our senior management team and our ability to attract and retain qualified high level personnel. The loss of the services of one or more of these individuals might impede the achievement of our business objectives and could have an adverse effect on our business.

Risk factors

We may incur significant liability for withdrawing from multi-employer pension plans.

We operate at numerous facilities under collective bargaining agreements. Under some of these agreements, we are obligated to contribute to multi-employer pension plans. If any of our service contracts at these facilities were terminated or not renewed, and the applicable multi-employer pension plan at that time had unfunded vested benefits, we could be subject to withdrawal liability to the multi-employer plan. We have not determined the extent of our potential liability, if any, for any withdrawal in the future. We may be exposed to material withdrawal liability under these circumstances. In addition, we cannot predict with any certainty which, if any, groups of employees who are not currently represented by labor unions may seek union representation in the future, or the outcome of any re-negotiation of current collective bargaining agreements.

We may harm our reputation or incur significant liabilities if claims of illness or injury associated with our service of food and beverage to the public are brought against us.

Claims of illness or injury relating to food quality or handling are common in the food service industry and from time to time, we are and may become in the future subject to claims relating to:

➢	consumer product liability;

➢	product tampering;

➢	nutritional and health-related concerns; and

➢	federal, state, provincial and local food controls.

We may also be adversely affected by negative publicity resulting from the filing of food quality or handling claims at one or more of the facilities we serve. In addition, the level of product liability insurance coverage we currently maintain may not be adequate to cover these claims. Any losses that we may suffer from future liability claims, including the successful assertion against us of one or a series of large claims in excess of our insurance coverage, could materially adversely affect our results of operations. Furthermore, adverse publicity could negatively impact our ability to renew existing contracts or to obtain new clients.

The loss of any of our liquor licenses or permits would adversely affect our ability to carry out our business.

We hold liquor licenses at many facilities at which we provide services and are subject to licensing requirements with respect to the sale of alcoholic beverages in the states and provinces in which we serve the beverages. Failure to receive or retain, or the suspension of, liquor licenses or permits would interrupt or terminate our ability to serve alcoholic beverages at the applicable locations and, depending on the number of locations or specific facilities affected, could have a material adverse effect on our results of operations. Some of our contracts require us to pay liquidated damages during any period in which our liquor license for the relevant facility is suspended, and most contracts are subject to termination in the event that we lose our liquor license for the relevant facility. Additional regulation relating to liquor licenses may limit our activities in the future or significantly increase the cost of compliance.

If one of our employees sells alcoholic beverages to an intoxicated or minor patron, we could be liable to third parties for the acts of the patron.

We serve alcoholic beverages at many facilities and are subject to the “dram-shop” statutes of the jurisdictions in which we serve alcoholic beverages. “Dram-shop” statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of law.

Risk factors

In most jurisdictions, if one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron. We cannot guarantee that those patrons will not be served or that we will not be subject to liability for their acts. Our liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or we may face increased deductibles on such insurance. Any increase in the number or size of “dram-shop” claims could have a material adverse effect on us through the costs of: defending against such claims; paying deductibles and increased insurance premium amounts; implementing improved training and heightened control procedures for our employees; and paying any damages or settlements on such claims.

If we fail to comply with applicable governmental regulations, we may become subject to lawsuits and other liabilities or restrictions on our operations which could significantly reduce our net sales and cash flow and undermine the growth of our business.

Our operations are subject to various governmental regulations, including those governing:

➢	the service of food and alcoholic beverages;

➢	minimum wage;

➢	other employment terms and conditions;

➢	environmental protection; and

➢	human health and safety.

In addition, our facilities and products are subject to periodic inspection by federal, state, provincial and local authorities.

If we fail to comply with applicable laws and regulations, we could be subject to governmental and private civil remedies, including fines, damages, injunctions, recalls or seizures, as well as potential criminal sanctions. This could have a material adverse effect on our results of operations. We may not be in compliance with all applicable laws and regulations and we may not be able to comply with all future laws and regulations. Furthermore, additional federal, state or provincial legislation, or changes in regulatory implementation, may limit our activities in the future or significantly increase the cost of regulatory compliance.

We may be subject to significant environmental liabilities.

Claims for environmental liabilities arising out of property contamination have been asserted against us from time to time, and in some cases the claims have been associated with businesses, including waste disposal and/or management businesses, related to entities we acquired and have been based on conduct that occurred prior to our acquisition of those entities. Environmental liabilities relating to any of our current or former operations or any entities we have acquired could be identified and give rise to claims against us involving significant losses.

If we fail to remain competitive within our industry, we will not be able to maintain our clients or obtain new clients, which would materially adversely affect our financial condition, results of operations and liquidity.

The recreational food service industry is highly fragmented and competitive, with several national and international food service providers as well as a large number of smaller independent businesses serving discrete local and regional markets and competing in distinct areas. Those smaller companies that lack a full-service capability (because, for example, they cannot cater for luxury suites at stadiums and arenas) often bid for contracts in conjunction with one of the other national or international food service companies that can offer those services.

Risk factors

We compete primarily based on the following factors:

➢	the ability to make capital investments;

➢	commission or management fee structures;

➢	service innovation;

➢	quality and breadth of products and services; and

➢	reputation within the industry.

Some of our competitors may be prepared to accept less favorable financial returns than we are when bidding for contracts. A number of our competitors also have substantially greater financial and other resources than we do and some of them may have higher retention rates than we do. Furthermore, the fact that we have relatively more debt than some of our competitors could place us at a competitive disadvantage. We also face competition from regional and local service contractors, some of which are better established than we are within a specific geographic region. Existing or potential clients may also elect to “self operate” their food services, eliminating the opportunity for us to compete for the account.

A terrorist attack on any facility which we serve, or an attack or threat of an attack on large sports facilities in general, could significantly harm our business, and our contracts do not provide for the recovery by us of our costs in the event of a terrorist attack on a facility. Additionally, the response to terrorist threats or the outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity could significantly harm our business.

A terrorist attack on any of the facilities which we serve, particularly large sports facilities, could result in a decrease in attendance or the number of events at these facilities generally, which could result in a significant decline in our net sales and operating income. These material adverse effects could be long-lived, which could curtail recovery of previously routine business in the affected facility or in other facilities which we serve. If a sufficient number or proportion of our facilities were affected, the result could materially adversely affect our ability to make interest or dividend payments to our securityholders. While our contracts that require us to make payments of required minimum commission or royalties generally provide for the suspension of our obligations in the event of a facility being closed or a force majeure event, including as a result of a terrorist attack, none of our contracts specifically provides for the recovery by us of costs we have already incurred in the event of a terrorist attack on a facility.

Additionally, the national and international response to the threat of terrorist attacks, or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity could result in a decrease in attendance or the number of events at sports facilities, convention centers and other entertainment and recreational facilities, including our clients’ facilities, which could result in a significant decline in our net sales and operating income.

A natural disaster such as Hurricane Katrina, or a pandemic such as a widespread outbreak of avian flu, could have a material adverse effect on our financial condition and business.

In August 2005, Hurricane Katrina devastated the gulf coast of the United States. The many casualties of the disaster included the Louisiana Superdome and the New Orleans Arena, both facilities which we serve. Because of the extensive damage to the Louisiana Superdome and the New Orleans Arena, the facilities were closed for over six months and our inability to serve the facilities during such time resulted in a decline in our net sales and operating income. Similar natural occurrences such as Hurricane Katrina could close down facilities we service on a temporary or permanent basis, which could reduce our net sales and operating income.

Risk factors

If a pandemic such as avian flu were to erupt in the United States or Canada, attendance at sports facilities, convention centers and other entertainment venues would be likely to decline, as people may want to avoid crowded areas, and this would reduce our net sales and operating income.

We may not be able to obtain insurance, or obtain insurance on commercially acceptable terms, which could result in significant liabilities and cause a default under contracts requiring us to maintain insurance.

If we fail to obtain insurance on commercially acceptable terms or at all, we could become subject to significant liabilities which could cause a significant decline in our operating income or result in a default under our indebtedness. In addition, depending on the insurance available in the market, we could be in default under a number of our contracts which could cause those contracts to be terminated. Termination of those contracts could cause a significant decline in our net sales and our operating income.

Cautionary statement regarding forward-looking statements

Some of the statements under “Summary,” “Risk Factors,” “Description of Certain Indebtedness” and elsewhere in this prospectus, any prospectus supplement, or incorporated herein or therein by reference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements or that could adversely affect the holders of our IDSs, subordinated notes and common stock. We believe that these factors include the following:

➢	our high degree of leverage and significant debt service obligations;

➢	the fact that we are not required to make dividend payments on the common stock at any particular level or at all;

➢	the risk that the subordinated notes represented by the IDSs might be characterized as equity for U.S. federal income tax purposes;

➢	the risk of decreases in the level of attendance at events held at the facilities at which we provide our services and the level of spending on the services that we provide at those events;

➢	the risk of labor stoppages affecting sports teams at whose facilities we provide our services;

➢	the risk of sports facilities at which we provide services losing their sports team tenants;

➢	the risk that we may not be able to retain existing clients or obtain new clients;

➢	the highly competitive nature of the recreational food service industry;

➢	the risk of weaker economic conditions within the United States;

➢	the risk of acts of terrorism or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity;

➢	the risk of natural disaster or outbreak of a pandemic such as avian flu;

➢	the risk of increased litigation against us;

➢	general risks associated with the food service industry;

➢	any future changes in government regulation; and

➢	any changes in local government policies and practices regarding facility construction, taxes and financing.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Use of proceeds

The IDSs to be sold under this prospectus may be offered, from time to time, on behalf of the selling securityholders at prices and on terms that will be determined at the time of any such offering. Pursuant to the terms of the amended and restated stockholders agreement with the selling securityholders, in any such offering, the selling securityholders will remit to us out of the proceeds they receive from the sale of IDSs under this prospectus an amount representing five months’ interest on the aggregate principal amount of the subordinated notes included in the IDSs being sold. If all of the IDSs covered by this prospectus are sold, we will receive $0.8 million from the selling securityholders, representing five months’ interest on the maximum of approximately $14.4 million aggregate principal amount of the subordinated notes that may be offered under this prospectus. We are required to deposit this amount into the cash collateral account maintained under our credit facility. See “Agreements Related to the Offering” on page 55, and “Description of Certain Indebtedness—Our Credit Facility—Cash Collateral Account” on page 57. In addition, we will be reimbursed by the selling securityholders for accrued interest between the last interest payment date immediately prior to any sale under this prospectus and the closing date for such sale. Other than the $0.8 million, we will not receive any other proceeds from the sale of IDSs by the selling securityholders.

Market price information for our IDSS

Our IDSs are traded on the AMEX under the symbol “CVP” and on the Toronto Stock Exchange under the symbol “CVP.un” and have been so traded since December 5, 2003. As of October 19, 2007, we had one holder of record, Cede & Co. (the nominee for DTC), which held the IDSs on behalf of approximately 99 participants in DTC’s system, which in turn held on behalf of beneficial owners. The Bank of New York holds the subordinated notes and shares of our common stock that constitute the IDSs as custodian for the beneficial owners of the IDSs. The closing price of our IDSs on the AMEX was $16.03 on October 19, 2007. The following table shows the range of the high and low sale prices of our IDSs, as reported on the AMEX for the periods indicated.

	High	Low

Fiscal 2005
First Quarter	$14.05	$12.40
Second Quarter	$12.80	$12.10
Third Quarter	$13.04	$10.90
Fourth Quarter	$13.05	$10.20
Fiscal 2006
First Quarter	$13.25	$12.50
Second Quarter	$14.45	$12.78
Third Quarter	$16.51	$13.25
Fourth Quarter	$19.06	$14.94
Fiscal 2007
First Quarter	$19.88	$13.54
Second Quarter	$18.85	$15.34
Third Quarter	$18.00	$10.87
Fourth Quarter (through October 19, 2007)	$17.87	$15.12

Use of proceeds

The closing price of our IDSs on the Toronto Stock Exchange was C$15.58 on October 19, 2007. The following table shows the range of the high and low sale prices of our IDSs, as reported on the Toronto Stock Exchange for the periods indicated. All funds are in Canadian Dollars.

	High		Low

Fiscal 2005
First Quarter	C$	17.00	C$	15.50
Second Quarter	C$	16.00	C$	15.20
Third Quarter	C$	16.10	C$	13.01
Fourth Quarter	C$	15.00	C$	12.30
Fiscal 2006
First Quarter	C$	15.13	C$	14.10
Second Quarter	C$	15.60	C$	14.68
Third Quarter	C$	18.40	C$	14.75
Fourth Quarter	C$	22.00	C$	16.00
Fiscal 2007
First Quarter	C$	22.56	C$	15.70
Second Quarter	C$	20.10	C$	17.00
Third Quarter	C$	19.00	C$	13.66
Fourth Quarter (through October 19, 2007)	C$	17.24	C$	14.82

Holders of IDSs have the right to separate each IDS into the shares of common stock and subordinated notes represented thereby. According to the records of our transfer agent, as of October 19, 2007, we had five holders of record of common stock, one of which, The Bank of New York, holds the common stock as custodian for the beneficial owners of the IDSs.

Dividend policy and restrictions

Income deposit securities are designed to deliver a regular distribution of interest and dividends to investors. Our board of directors therefore believes that it is in the best interests of our company and its securityholders to continue payment of the dividend of $0.066 per share per month established at the time of our IPO, to the extent consistent with the prudent management of our business and other factors described below, in order to comply with investor expectations. Accordingly, we attempt to manage our business in such a way as to be able to pay this dividend. In general, we try to assure our continuing ability to pay the dividend by attempting to operate more profitably and secure additional contracts. However, we may borrow funds under our revolving credit facility, rely on reserved cash in the Dividend/CapEx Funding Account and CapEx Funding Account, or reduce discretionary expenditures, in order to be able to deliver the expected distribution.

The dividend policy established by our board of directors is to pay a monthly dividend of $0.066 per share on our common stock, subject to applicable law, the terms of our credit facility, the indenture governing our subordinated notes and any other outstanding indebtedness of ours, and our board of directors assessment of our cash needs. The determination is made on a monthly basis. Dividends are paid monthly on or about the 20th day of each month, to holders of record on or about the 10th day of such month or the immediately preceding business day of such month.

As described more fully below, you may not receive any dividends as a result of the following factors:

➢	nothing requires us to pay dividends;

➢	our dividend policy could be modified or revoked at any time at the discretion of our board of directors;

➢	even if our dividend policy were not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution is entirely at the discretion of our board of directors;

➢	the amount of dividends distributed is subject to debt covenant restrictions under our indenture, our credit facility and any other indebtedness;

➢	the distribution and amount of dividends distributed is subject to state law restrictions;

➢	our board of directors may determine to use or retain our cash for other purposes;

➢	our stockholders have no contractual or other legal right to dividends; and

➢	we may not have enough cash to pay dividends depending on our operating earnings, working capital requirements, level of contract renewals and anticipated cash needs.

Since January of 2004, we have continuously paid monthly dividends on our common stock on or about the 20th day of each month at a rate of $0.79 per share per annum. Our first payment was made on January 20, 2004 to securityholders of record at the close of business on January 9, 2004. This first dividend payment included a payment for the initial 30-day period beginning December 20, 2003, and ending on January 19, 2004, as well as a payment for the interim period beginning December 10, 2003, the date of the closing of our IPO, and ending on December 19, 2003. Our board of directors may, in its sole discretion, decide to use or retain available cash to fund growth or maintenance capital expenditures or acquisitions, to repay indebtedness or for general corporate purposes.

Our credit facility restricts our ability to declare and pay dividends on our common stock if and for so long as we do not meet the interest coverage ratio, senior leverage ratio or total leverage ratio specified in our credit facility. If we fail to achieve any of these ratios for any month but resume compliance in a subsequent month and satisfy the other conditions specified in our credit facility (including timely delivery of applicable financial statements), we may resume the payment of dividends. Our credit facility also restricts our ability to declare and pay dividends on our common stock if either a default or

Dividend policy and restrictions

event of default under our credit facility has occurred and is continuing or the payment of interest on our subordinated notes has been suspended or deferred interest on our subordinated notes has not been paid or if we have not maintained certain minimum balances in the cash collateral account. Our credit facility permits us to use up to 100% of the distributable cash, as defined in our credit facility (plus withdrawals from the Dividend/Capex Funding Account and CapEx Funding Account and revolver borrowings permitted under our credit facility) to fund dividends on our shares of common stock. During any period in which payment of dividends is suspended, the applicable amount of the distributable cash must be applied to mandatory prepayments of certain borrowings under our credit facility. See “Risk Factors — The terms of our credit facility and the indenture governing our subordinated notes limit our ability to pay dividends,” and “Description of Certain Indebtedness—Our Credit Facility” for a description of these dividend restrictions.

The indenture governing our subordinated notes restricts our ability to declare and pay dividends on our common stock as follows:

➢	we may not pay dividends if the payment will exceed the quarterly base dividend level in any fiscal quarter; provided that if the payment is less than the quarterly base dividend level in any fiscal quarter, 50% of the difference between the aggregate amount of dividends actually paid and the quarterly base dividend level for the quarter will be available for the payment of dividends at a later date. The quarterly base dividend level for any given fiscal quarter equals 85% of our excess cash (as defined below) for the 12-month period ending on the last day of our then most recently ended fiscal quarter for which internal financial statements are available at the time the dividend is declared and paid, divided by four. “Excess cash” means, with respect to any period, Adjusted EBITDA, as defined in the indenture, minus the sum of (i) cash interest expense and (ii) cash income tax expense, in each case, for the period;

➢	we may not pay any dividends if not permitted under any of our senior indebtedness;

➢	we may not pay any dividends while interest on the subordinated notes is being deferred or, after the end of any interest deferral, so long as any deferred interest has not been paid in full; and

➢	we may not pay any dividends if a default or event of default under the indenture has occurred and is continuing.

For U.S. income tax purposes, we do not have accumulated earnings and profits, calculated in accordance with the Internal Revenue Code of 1986, as amended, and our annual dividends exceed any anticipated current earnings and profits. For U.S. income tax purposes, in fiscal 2004, 84.5% of dividends were treated as a return of capital and the remainder was treated as being paid out of earnings and profits. All dividends in fiscal 2005 and 2006 were treated as a return of capital. Because of the lack of accumulated earnings and profits, and the amount of our dividends relative to any anticipated current earnings and profits, we expect that at least a portion of our dividends will be treated as a return of capital for U.S. income tax purposes for the foreseeable future.

While we currently believe that the payment of dividends in accordance with our dividend policy is in the best interests of our securityholders and that we will continue to have adequate funding to finance the growth of our business and other operating needs, our payment of regular dividends exposes our company to risks of leverage and makes the capital that we need to invest in our business more expensive. In addition, we could lose existing business or be less able to compete against other providers because of limitations on the amount of capital available to us. The loss of potentially profitable business, coupled with high costs of capital and the payment of dividends, could ultimately result in a reduced ability to pay dividends. We have sought to address this risk in part through our strategic initiatives, which are designed to help us grow and diversify our business. We also seek to operate more efficiently and profitably and prudently manage our expenses and portfolio of contracts.

Dividend policy and restrictions

Our board of directors may, in its absolute discretion, amend or repeal our dividend policy. Our board of directors may decrease the level of dividends paid at any time or discontinue entirely the payment of dividends.

Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, our level of contract renewals, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year.

Selling securityholders

Identity and Ownership Interest of the Selling Securityholders

The offering of IDSs from time to time pursuant to this prospectus will take place in accordance with the terms of a registration rights agreement described below that we entered into with the selling securityholders and two of our former officers, at the closing of our IPO, as amended prior to the filing of this registration statement. The exchange of a portion of the common stock for subordinated notes to create integral IDSs in connection with each offering under this prospectus will take place pursuant to the terms of the amended and restated stockholders agreement that we entered into with the selling securityholders at the closing of our IPO, as amended by a letter agreement dated as of May 4, 2007. See “Agreements Related to the Offering” below. Members of our management have direct and indirect interests in affiliates of Blackstone and GE Capital that own shares of our common stock, and such shares of our common stock will be sold under this prospectus in the form of IDSs.

The following table shows the number of shares of common stock that each of the selling securityholders may sell under this prospectus and the number of IDSs that may be offered to the public hereby. Each selling securityholder is a statutory underwriter under the Securities Act with respect to the IDSs it offers and sells under this prospectus.

Beneficial Ownership of the Selling Securityholders

Name of Selling	Shares of Common		IDSs Offered
Securityholder	Stock	%(1)	Hereby(1)

Blackstone(2)	2,586,495	11.5	1,603,627
GE Capital(3)	1,474,502	6.5	914,191

(1)	The shares of common stock that may be sold by Blackstone and GE Capital represent, respectively, 11.5% and 6.5% of the shares of our common stock outstanding prior to this offering. The aggregate 2,517,818 IDSs offered hereby represent 2,517,818 shares of common stock (which represent approximately 12.0% of our outstanding common stock after giving effect to this offering) and an aggregate of approximately $14.4 million principal amount of subordinated notes.

(2)	Of the 2,586,495 shares of our common stock held by Blackstone affiliates: (a) 1,916,765 shares are owned by BCP Volume L.P., for which Blackstone Capital Partners II Merchant Banking Fund L.P. is the sole general partner and exercises sole voting and investment power with respect to such shares; (b) 497,254 shares are owned by BCP Offshore Volume L.P., for which Blackstone Offshore Capital Partners II L.P. is the general partner and exercises sole voting and investment power with respect to such shares; and (c) 172,476 shares are owned by VSI Management Direct L.P., for which VSI Management I L.L.C. is the sole general partner and exercises sole voting and investment power with respect to such shares.

With respect to Blackstone Capital Partners II Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners II L.P., Blackstone Management Associates II L.L.C. is the sole general partner and the sole investment general partner, respectively, and thus may be deemed to be the beneficial owner of the securities held by such entities. With respect to VSI Management I L.L.C., Blackstone Management Associates II L.L.C. is the sole managing member, and thus exercises sole voting and investment power with respect to this entity. Kenneth R. Frick, our former executive vice president and chief financial officer, holds 98% of the economic value of VSI Management I L.L.C., but does not have voting or investment control. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone Management Associates II L.L.C. and have

Selling securityholders

the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares that may be deemed to be beneficially owned by Blackstone Management Associates II L.L.C. and, as such, they may also be deemed to beneficially own the shares that Blackstone Management Associates II L.L.C. may be deemed to beneficially own. Each of these individuals and Blackstone Management Associates II L.L.C., Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II, L.P. and VSI Management I L.L.C. disclaim beneficial ownership of such shares. The address of each Blackstone entity or individual is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Peter F. Wallace, who serves as one of our directors, is a principal of The Blackstone Group L.P. and disclaims any beneficial ownership of shares of our common stock.

(3)	Recreational Services L.L.C., a limited liability company, the managing member of which is General Electric Capital Corporation, currently owns and is offering to sell these shares. Robert A. Paoletti and Dennis J. Cullinane, current employees of Centerplate, are also members of Recreational Services L.L.C. with a right to receive a small amount of the proceeds received by Recreational Services L.L.C. General Electric Capital Corporation exercises sole voting and investment power with respect to these shares. The address of this stockholder is c/o General Electric Capital Corporation, 201 Merrit 7, Norwalk, Connecticut 06851.

Blackstone will receive proceeds from the sale of shares of common stock covered by this prospectus from time to time based on prices and on terms that will be determined at the time of such offering. Portions of these proceeds will ultimately be distributed to certain members of management in connection with their direct or indirect interests in the Blackstone-affiliated partnerships, as described below under “—Management Participation in the Offering.” Pursuant to the amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, Blackstone will exchange up to 982,868 shares of common stock with us for subordinated notes at an exchange rate of $9.30 in principal amount per share, or up to approximately $9.1 million in face amount of subordinated notes, in order for us to create the integral IDSs covered by this prospectus. Blackstone will pay up to an aggregate of $514,163 out of the aggregate proceeds of sales made pursuant this prospectus to us pursuant to the amended and restated stockholders agreement, which requires the selling securityholders to pay us the equivalent of five months’ interest on the subordinated notes that we issue in connection with the exchange of subordinated notes for shares of common stock.

GE Capital will receive proceeds from the sale of shares of common stock covered by this prospectus from time to time based on prices and on terms that will be determined at the time of such offering. Pursuant to the amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, GE Capital will exchange an aggregate of 560,311 shares of common stock with us for subordinated notes at an exchange rate of $9.30 in principal amount per share, or approximately $5.2 million in face amount of subordinated notes, in order for us to create the integral IDSs offered pursuant to this prospectus. Recreational Services L.L.C. will pay up to an aggregate of $293,112 out of the aggregate proceeds of sales made pursuant to this prospectus to us pursuant to the amended and restated stockholders agreement, which requires the selling securityholders to pay Centerplate the equivalent of five months’ interest on the subordinated notes that we issue in connection with the exchange of subordinated notes for shares of common stock.

Management Participation in the Offering

Janet L. Steinmayer, our president and chief executive officer, and Kenneth R. Frick, our former executive vice president and chief financial officer, hold indirect ownership interests in us through their limited partnership interests in VSI Management Direct L.P. and VSI Management II L.P., which holds a limited partnership interest in each of BCP Volume L.P. and BCP Offshore Volume L.P. VSI Management Direct L.P. owns 172,476 shares of our common stock, and VSI Management II L.P.’s

Selling securityholders

limited partnership interests represents a right to receive 15% of distributions from each of BCP Volume L.P. and BCP Offshore Volume L.P. Ms. Steinmayer owns a 3.5% limited partnership interest in VSI Management Direct L.P. and a 3.8% limited partnership interest in VSI Management II L.P. Mr. Frick owns a 6.3% limited partnership interest in VSI Management Direct L.P., a 9.2% limited partnership interest in VSI Management II L.P. and a 98% limited liability company interest in VSI Management I L.L.C., which owns a small minority general partnership interest in each of VSI Management Direct L.P. and VSI Management II L.P.

All of the shares of our common stock held by VSI Management Direct L.P., BCP Volume L.P. and BCP Offshore Volume L.P. may be sold under this prospectus. In connection with such sales, Ms. Steinmayer and Mr. Frick will receive proceeds of the offering as a result of their direct and indirect interests in BCP Volume L.P., BCP Offshore Volume L.P., VSI Management Direct L.P. and VSI Management II L.P.

Certain Relationships with the Selling Securityholders

Blackstone.  Mr. Peter F. Wallace, a principal of The Blackstone Group, L.P., has been a member of our Board of Directors since October 1999. Mr. Wallace is an employee of Blackstone, but does not have voting or investment power over the shares of common stock beneficially owned by Blackstone or its affiliates. An affiliate of Blackstone holds $8 million in principal amount of the term loan described in more detail under the heading “Description of Certain Indebtedness—Our Credit Facility.” Additionally, in January 2006, we retained an affiliate of Blackstone to provide advisory services in connection with our corporate direction and various contracts. For these services, we paid the Blackstone affiliate a fee of $263,000.

GE Capital.  As described under the heading “Description of Certain Indebtedness—Our Credit Facility,” General Electric Capital Corporation acted as a lender and is the administrative agent under our credit facility. Under the terms of the financing, we agreed to pay to General Electric Capital Corporation usual and customary closing, syndication and administrative fees and all reasonable and documented out-of-pocket expenses incurred by General Electric Capital Corporation and its affiliates in connection with the commitment letter and related documentation and General Electric Capital Corporation’s due diligence. These fees and expenses amounted to approximately $4.4 million in fiscal 2005. Administrative fees for 2006 and thereafter amount to $100,000 per annum.

Observer Rights

In connection with our IPO, we and an affiliate of Blackstone entered into an agreement pursuant to which, to the extent not prohibited by law, rule or regulation (including rules of any applicable securities exchange) if we do not have any director affiliated with our initial equity investors, then an individual selected by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates will have the right to attend as a non-voting observer all meetings of our board of directors, receive all information provided to our directors and participate in all deliberations of our board of directors, so long as that individual is acceptable to our board of directors, acting reasonably, and so long as the Blackstone affiliate and that individual have executed standard non-disclosure and market stand-off agreements. This agreement will terminate upon the completion of this offering.

Agreements related to the offering

The IDSs are being offered from time to time in accordance with the terms of a registration rights agreement that we entered into with the selling securityholders, Kenneth R. Frick, our former executive vice president and chief financial officer, and Lawrence E. Honig, our former chief executive officer, at the closing of our IPO, as amended by a letter agreement dated March 22, 2007. The exchange of a portion of the common stock for subordinated notes to create integral IDSs in connection with the offers made under this prospectus will take place pursuant to the terms of the amended and restated stockholders agreement that we entered into with the selling securityholders at the closing of the IPO, as amended by a letter agreement dated as of May 4, 2007. These agreements are described below.

Registration Rights Agreement

The registration rights agreement with the selling securityholders and Messrs. Frick and Honig provides that:

➢	the selling securityholders collectively have three demand registration rights relating to shares of our common stock and other Registrable Securities (as defined below) owned by the selling securityholders; and

➢	the selling securityholders and Messrs. Frick and Honig have an unlimited number of piggyback registration rights relating to the Registrable Securities held by each of them.

“Registrable Securities” under the registration rights agreement includes common stock, IDSs, subordinated notes and any shares of common stock acquired on the conversion, exercise or exchange of common stock equivalents.

All demands for registration that do not cover all the Registrable Securities held by the selling securityholders are subject to the requirements that:

➢	the sale of securities covered by each demand registration would result in aggregate proceeds of at least $10 million; and

➢	to initiate a demand registration, a selling securityholder must beneficially own more than 1% of our outstanding shares of common stock at the time of the demand.

Because the selling securityholders have exercised their demand registration rights, we are required to file a registration statement or prospectus, as requested by the selling securityholders. The registration rights are transferable by the selling securityholders and Messrs. Frick and Honig.

In connection with the filing of the shelf registration statement of which this prospectus forms a part, we entered into a letter agreement with the selling securityholders pursuant to which they agreed to sell the shares of common stock held by them and offer IDSs under such registration statement no more than three times during the 36-month period following the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to the terms of the letter agreement, the selling securityholders have also agreed, subject to certain exceptions, not to offer IDSs under the shelf registration statement of which this prospectus forms a part unless, subject to certain exceptions, such offering would result in aggregate proceeds of at least $10 million. The letter agreement also provides that offers and sales under the shelf registration statement of which this prospectus forms a part must be made through an underwriter, and gives us the right to be consulted about the investors to which the IDSs may be offered from time to time under this prospectus.

Pursuant to the registration rights agreement, we have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the securities sold and the fees of counsel to the underwriters, and to indemnify the selling

Agreements related to the offering

securityholders and Messrs. Frick and Honig against certain liabilities, including liabilities under the Securities Act and any Canadian securities laws.

The registration rights agreement will terminate upon the sale of all of the shares of common stock covered by this prospectus, but the indemnification provisions will survive.

Amended and Restated Stockholders Agreement

In connection with the IPO, we and the selling securityholders entered into an amendment and restatement of our stockholders agreement. The amended and restated stockholders agreement, as amended by a letter agreement dated as of May 4, 2007, provides that in connection with a particular offering under this prospectus, at the option of the selling securityholders, we will exchange a portion of the common stock held by the selling securityholders for our subordinated notes at an exchange rate of $9.30 principal amount of subordinated notes for each share of common stock which subordinated notes we will then combine with remaining shares of common stock held by the selling securityholders in order to form the integral whole numbers of IDSs to be sold in such offering.

As a condition to any sale of common stock involving an election to require us to issue subordinated notes in exchange for common stock:

➢	the sale and exchange must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt;

➢	the sale and exchange must occur pursuant to an effective registration statement in the United States and a receipted prospectus for all the provinces of Canada;

➢	the sale and exchange will not conflict with or cause a default under any material financing agreement;

➢	the sale and exchange will not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date;

➢	the selling securityholders will have given us at least 30 but not more than 60 days advance notice of the transaction; and

➢	the selling securityholders have agreed that in connection with the sale and exchange, while our credit facility is outstanding, the selling securityholders will pay to Centerplate from the proceeds of the sale an amount equal to five months’ interest on the aggregate principal amount of the subordinated notes that Centerplate has issued in the exchange (unless the amounts have been otherwise paid by or on behalf of the selling securityholders), and VSA is required to deposit the amount in the cash collateral account maintained under our credit facility.

In addition, we are not required to effect more than two transactions on behalf of the parties to the amended and restated stockholders agreement in any 12-month period involving an issuance of subordinated notes in which the exchange procedures described above will occur (other than any transactions related to piggyback registration rights described under “—Registration Rights Agreement” above).

All shares of common stock held by parties to the amended and restated stockholders agreement are to contain appropriate legends indicating that the shares are subject to the transfer restrictions contained in the amended and restated stockholders agreement described in the bullet points above.

This agreement will terminate upon the sale of all shares of common stock covered by this prospectus.

Description of certain indebtedness

OUR CREDIT FACILITY

On April 1, 2005, we refinanced our then existing 2003 credit facility and entered into a new credit facility provided by a syndicate of financial institutions with GECC Capital Markets Group, Inc., as lead arranger and book runner and General Electric Capital Corporation as lender and as the administrative agent. The named borrowers under this facility are, Volume Services America, Inc., or VSA, Volume Services, Inc. and Service America Corporation. Centerplate and the named borrowers’ wholly-owned domestic subsidiaries guaranteed the credit facility on a senior secured basis. Capitalized terms used in this “Description of Certain Indebtedness” section and not otherwise defined have the meanings set forth in “—Certain Definitions,” beginning on page 63.

Our credit facility is available in two tranches, a revolving credit facility and a term loan facility. The revolving credit facility is comprised of an aggregate amount up to $107.5 million, including a letter of credit subfacility in the amount of $35.0 million and a swingline subfacility in the amount of $10.0 million. The term loan facility is comprised of term loans in an aggregate principal amount of $107.5 million.

The revolving credit facility matures on April 1, 2010 and the term loan facility matures on October 1, 2010 (subject to quarterly amortization payments which began on July 1, 2005). As of July 3, 2007, $2.4 million in amortization payments had been made.

Our credit facility has several features similar to credit facilities of this nature, including but not limited to those described below.

Interest Rate and Fees.  Borrowings under the revolving credit facility bear interest, at our option, at either (a) an alternate base rate, or ABR, plus the applicable margin, which is currently 150 basis points or (b) adjusted LIBOR plus the applicable margin, which is currently 350 basis points. The applicable margins are adjusted each monthly fiscal period based on the Total Leverage Ratio, as provided in the table below:

	Revolving loans	revolving loans
Total leverage ratio	based on abr	based on libor

Above 4.00:1.00	1.75%	3.75%
At or below 4.00:1.00 and above 3.25:1.00	1.50%	3.50%
At or below 3.25:1.00 and above 2.50:1.00	1.25%	3.25%
At or below 2.50:1.00	1.00%	3.00%

Under the swingline subfacility, advances are provided by the swingline bank for up to five business days as ABR loans.

The outstanding principal amount of the term loan facility bears interest, at our option, at either (a) an ABR plus 1.25% per annum or (b) adjusted LIBOR plus 3.25% per annum.

Our credit facility provides payment to the revolving credit lenders of a commitment fee on any unused commitments under the revolving credit facility equal to 1.00% per annum.

Cash Collateral Account.  Upon entering into the credit facility, we funded $8.42 million into an account created under our credit facility called the Cash Collateral Account. The selling securityholders will remit to us out of the proceeds they receive from sales under this prospectus an amount representing five months’ interest on the aggregate principal amount of the subordinated notes sold under this prospectus as required under the amended and restated stockholders agreement dated December 10, 2003. We are required to fund this amount into the Cash Collateral Account. Assuming

Description of certain indebtedness

the sale of the maximum of approximately $14.4 million aggregate principal amount of subordinated notes, we will fund approximately $0.8 million into the Cash Collateral Account. The administrative agent under our credit facility has full control and dominion and a first priority perfected security interest on behalf of the lenders under our credit facility in the Cash Collateral Account. We are required under our credit facility to maintain at least a minimum required balance in the Cash Collateral Account in an amount equal to: (i) five months of interest on the outstanding subordinated notes, plus (ii) $2.5 million. Upon each additional issuance of subordinated notes, we are required to increase the minimum required balance by an amount equal to five months of interest on the new subordinated notes. All amounts in the Cash Collateral Account are held as cash collateral to secure the obligations under our credit facility pursuant to a cash collateral agreement between the administrative agent and us. Our credit facility and cash collateral agreement provide that if an event of default occurs under our credit facility, the administrative agent may apply any amounts in the Cash Collateral Account to satisfy any obligations under our credit facility.

Dividend/capex funding account.  We may deposit funds from time to time into an account created under our credit facility called the Dividend/CapEx Funding Account. The administrative agent has a first priority perfected security interest in the Dividend/CapEx Funding Account on behalf of the lenders under the credit facility. Pursuant to our credit facility, we are entitled to deposit additional funds in the Dividend/CapEx Funding Account in an amount up to 50% of annual excess cash flow for each annual fiscal period. Our credit facility permits us to withdraw funds from the Dividend/CapEx Funding Account for general corporate purposes in accordance with the other provisions of our credit facility if no event of default has occurred and is continuing under our credit facility.

CapEx funding account.  Upon delivery of our annual audited statements for each annual fiscal period required under our credit facility, if no event of default has occurred and is continuing, if payment of interest on the subordinated notes is not being deferred and we are in compliance with the financial ratios described below, we may deposit immediately available funds into an account called the CapEx Funding Account in an amount not to exceed the lesser of (i) 100% of annual excess cash flow for such annual fiscal period or (ii) the unused portion of the basket for capital expenditures for such annual fiscal period permitted under our credit facility that may be carried forward in future years. Pursuant to the terms of our credit facility, prior to any such deposit, we opened the CapEx Funding Account with the administrative agent subject to the terms of a control agreement in form and substance satisfactory to the required lenders. If no event of default has occurred and is continuing, if payment of interest on the subordinated notes is not being deferred and we are in compliance with the financial ratios governing deferral of interest on the subordinated notes as described below, we may withdraw funds from the CapEx Funding Account to the extent that (i) such funds are promptly applied to make capital expenditures or (ii) 50% of such withdrawn funds are applied towards mandatory prepayments described below and the remainder of such withdrawn funds are (A) applied to pay dividends permitted under our credit facility, (B) applied to pay deferred subordinated note interest permitted under our credit facility, (C) deposited in the Cash Collateral Account described above or (D) otherwise used for general corporate purposes.

Annual reduction in certain principal amounts.  We are required to reduce the principal amount outstanding under the revolving credit portion of our credit facility to zero for at least one consecutive 30-day period during each annual fiscal period, except no such pay down is required with respect to outstanding letters of credit or with respect to revolving loans, the proceeds of which were used to finance certain acquisitions or capital expenditures permitted under the credit facility.

Mandatory prepayments.  Mandatory prepayments must be made to all lenders as specified under the revolving credit facility and term loan facility. Payments are categorized as specified in the credit facility. Holders of term notes may decline certain mandatory prepayments if no event of default under our

Description of certain indebtedness

credit facility has occurred and is continuing and if payment of interest on the subordinated notes is not being deferred; declined amounts are to be offered on a pro rata basis to holders of obligations under our credit facility that have not declined such prepayments. Mandatory prepayments of revolving loan amounts will result in a reduction of the revolving credit commitments.

During any period in which payment of interest on the subordinated notes is deferred as described below, our credit facility requires that 75% of all such deferred interest (up to the amount of applicable Available Cash) and 100% of Distributable Cash available for the applicable monthly period is to be applied monthly to the mandatory prepayment (or collateralization in the case of letters of credit) of the loans and letters of credit outstanding under the revolving credit facility and the term loan facility on a pro rata basis based on the then outstanding obligations owed under the revolving credit facility and the term loan facility (including make whole payments if an event of default or interest deferral is in effect). During a period in which payment of dividends is suspended as described below, our credit facility requires that 100% of Distributable Cash available for the applicable monthly period be applied to the mandatory prepayment of the obligations (or collateralization in the case of letters of credit) outstanding under the revolving credit facility and on the term loan facility, as specified therein.

Mandatory prepayment proceeds will include: 100% of the net cash proceeds received by us from casualty insurance, condemnation or similar proceeds, subject to certain exceptions and a reinvestment option; 100% of net cash proceeds received by us from the sale of assets, subject to certain exceptions and a reinvestment option; 100% of net cash proceeds from the incurrence, issuance or sale by us of any indebtedness, subject to certain exceptions; 50% of annual excess cash flow; 100% of the net cash proceeds from the issuance of IDSs or sale by us of any equity security subject to certain exceptions (including, with respect to any future IDSs issuance, permitting the application of 100% of the proceeds from the common stock component and 50% of the subordinated note component, after the required funding of the Cash Collateral Account, to be used by us to fund capital expenditures and investments); and 100% of the net cash proceeds of any unamortized contract value paid to us except to the extent we provide notice of our intention to use a portion of such proceeds to enter into replacement contracts or fund certain capital expenditures within 18 months of receipt of such proceeds.

Voluntary prepayments.  Our credit facility provides for voluntary prepayments of the revolving credit facility and term loan facility, subject to certain conditions and restrictions.

Covenants.  Our credit facility requires that we meet certain financial tests, including, without limitation, the following tests: a minimum interest coverage ratio, a maximum total leverage ratio and a maximum senior leverage ratio, as set forth below:

The Interest Coverage Ratio is tested monthly and is required to be greater than the following ratios when tested in the following fiscal years during the term of our credit facility:

During 2007	1.80:1.00
During 2008 and thereafter	1.75:1.00

On a pro forma basis, after giving effect to the sale of all of the IDSs covered by this prospectus as if it had occurred on July 5, 2006, the Interest Coverage Ratio would have been 1.91:1.00 as of July 3, 2007. For a discussion of how the Interest Coverage Ratio is measured and the gradual impact on the Interest Coverage Ratio of the additional monthly interest payments on the subordinated notes included in the sale of the IDSs covered by this prospectus, see “—Suspension of Dividend Payments” beginning on page 61.

The Total Leverage Ratio is tested monthly and is required to be less than 5.25:1.00 when tested in any fiscal year during the term of our credit facility. On a pro forma basis, after giving effect to the sale of

Description of certain indebtedness

all of the IDSs covered by this prospectus as if it had occurred on July 5, 2006, the Total Leverage Ratio would have been 4.31:1.00 as of July 3, 2007.

The Senior Leverage Ratio is tested monthly and is required to be less than the following ratios when tested in the following fiscal years during the term of our credit facility:

During 2007	2.50:1.00
During 2008 and thereafter	2.40:1.00

The Senior Leverage Ratio was 2.11:1.00 as of July 3, 2007. The sale of IDSs pursuant to this prospectus will not have an effect on the Senior Leverage Ratio.

Our credit facility contains customary covenants and restrictions, including, among others, limitations or prohibitions on redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, restricted payments, sale-leaseback transactions, capital expenditures (including consolidated maintenance capital expenditures and consolidated growth capital expenditures), recapitalizations, mergers, acquisitions and asset sales, transactions with affiliates, foreign revenues, lines of business and sale of stock.

Subordinated note interest deferral.  Failure to meet the financial tests set forth below (or failure to timely deliver financial statements with respect to such tests) will require that we defer interest payments under the subordinated notes. We and the lenders may mutually agree to amend the financial tests relating to interest deferral to make them less restrictive; provided, however, that we are prohibited by the indenture governing the subordinated notes from amending the financial tests or from entering into new agreements that contain financial tests in any manner that would reasonably be expected to increase the likelihood, frequency or duration of interest deferral on the subordinated notes. If we are required to defer interest on the subordinated notes, 75% of the deferred interest would then be applied towards mandatory prepayments of our credit facility as described above (subject to the applicable amount of Available Cash).

The Interest Coverage Ratio is tested monthly and, in order to avoid mandatory subordinated note interest deferral, is required to be greater than 1.90:1.00 when tested in any fiscal period during the term of our credit facility. As noted above, on a pro forma basis, after giving effect to the sale of all of the IDSs covered by this prospectus as if it had occurred on July 5, 2006, the Interest Coverage Ratio would have been 1.91:1.00 as of July 3, 2007. On an actual basis, the Interest Coverage Ratio was 2.05:1.00 as of July 3, 2007. See “—Suspension of Dividend Payments” beginning on page 61 for a discussion of the calculation of the Interest Coverage Ratio and the gradual impact on the Interest Coverage Ratio of the additional monthly interest payments on the subordinated notes included in the IDSs covered by this prospectus.

The Total Leverage Ratio is tested monthly and, in order to avoid mandatory subordinated note interest deferral, is required to be less than 4.95:1.00 when tested in any fiscal period during the term of our credit facility. As noted above, on a pro forma basis after giving effect to the sale of all of the IDSs covered by this prospectus as if it had occurred on July 5, 2006, the Total Leverage Ratio would have been 4.31:1.00 as of July 3, 2007. On an actual basis, the Total Leverage Ratio was 4.05:1.00 as of July 3, 2007.

The Senior Leverage Ratio is tested monthly and, in order to avoid mandatory subordinated note interest deferral, is required to be less than the following ratios when tested in the following fiscal years during the term of our credit facility:

During 2007	2.40:1.00
During 2008 and thereafter	2.30:1.00

Description of certain indebtedness

As noted above, the Senior Leverage Ratio was 2.11:1.00 as of July 3, 2007 and would not be affected by the sale of IDSs pursuant to this prospectus.

A determination as to whether interest on the subordinated notes may be paid will be based on the Interest Coverage Ratio, Total Leverage Ratio and Senior Leverage Ratio as of the end of the second preceding month (e.g., tests for deferment of the interest payment due on June 20, 2007 were based on a determination as of the end of the April 2007 fiscal month).

If we fail to achieve any of these financial levels for any month but resume compliance in a subsequent month, we may resume payment of current interest under the subordinated notes, including current interest on deferred interest, from and after the date as of which such failure is cured, unless some other event described in our credit facility requiring deferral of interest occurs.

Such deferrals of interest may not continue for more than 24 months in the aggregate prior to December 18, 2008. During the period from December 20, 2008 through December 10, 2013, interest payments may be deferred for no more than 10 interest payment dates in the aggregate at any time. Interest on the subordinated notes may not be deferred if the subordinated notes have been accelerated as a result of a default thereunder. As long as no interest is being deferred and no default has occurred under our credit facility, deferred interest on subordinated notes may be paid on interest payment dates from available amounts in the Dividend/CapEx Funding Account or, to the extent permitted under our credit facility, in the CapEx Funding Account. In addition, deferred interest on the subordinated notes may be paid on each subordinated note interest payment date from applicable Available Cash (after giving effect to other interest on the subordinated notes paid on such date); provided that (i) at any time on or prior to December 10, 2007, if the payment of interest has been deferred for three consecutive interest payment dates or for six cumulative interest payment dates since December 10, 2003 and (ii) at any time after December 10, 2007, deferred subordinated note interest may be paid only to the extent that after giving pro forma effect to the amount of deferred subordinated note interest to be paid, the Senior Leverage Ratio measured as of the last day of the most recently ended fiscal period for which monthly financial statements have been delivered would be less than 1.25:1.00. Interest deferred on the subordinated notes during any period prior to December 18, 2008 must be paid no later than December 18, 2008, subject to the subordination provisions of the subordinated notes.

During a period when no interest on the subordinated notes is being deferred, but subject to the applicable subordination provisions, Centerplate may pay interest on the subordinated notes (including interest on deferred interest to the extent described in our credit facility) in cash on a monthly basis and VSA may make payments to Centerplate for purposes of funding such interest payments.

Suspension of dividend payments.  Failure to meet the financial tests set forth below (or failure to timely deliver financial statements with respect to such tests) will require that we suspend payment of dividends on our shares of common stock on the applicable dividend payment date(s). Our credit facility permits the payment of dividends monthly in amounts not in excess of applicable Distributable Cash, plus a specified “projected annual dividend shortfall amount” (as defined in the credit facility), as well as amounts withdrawn from the Dividend/CapEx Funding Account and CapEx Funding Account. Amounts of applicable Distributable Cash otherwise available to fund a dividend payment on the shares of common stock on such date will be required to be applied towards mandatory prepayments of our credit facility if a suspension of dividends has occurred and is continuing as of the dividend payment date.

The Interest Coverage Ratio is tested monthly and, in order to avoid mandatory suspension of dividend payments, is required to be greater than 2.00:1.00 when tested in any fiscal period during the term of our credit facility. The Interest Coverage Ratio compares Credit Facility Adjusted EBITDA to Cash Interest Expense (exclusive of certain amounts as described in the definition of Interest Coverage Ratio

Description of certain indebtedness

on page 65) for a trailing 12-month period prior to the date of measurement. The ratio will be gradually affected by the increased interest expense associated with the issuance of up to $14.4 million in subordinated notes under this prospectus. As the ratio only takes into account the actual expenditure of interest, which will accumulate on a monthly basis following issuance, the full impact of the interest associated with the issuance of the subordinated notes will not be reflected in the Interest Coverage Ratio until after a full year of interest has been paid. On an actual basis we were in compliance with the ratio, at 2.05:1.00, as of July 3, 2007, and we expect to be in compliance on an actual basis with the ratio requirement upon the issuance of the IDSs under this prospectus. We believe we will continue to satisfy the required 2.00:1.00 ratio for the next year, even after the inclusion of a full year of additional interest, due in part to the additional contracts that come into operation in the third and fourth fiscal quarters of 2007 and new contracts that will become operational in 2008. However, as noted above, on a pro forma basis after giving effect to the sale of all the IDSs covered by this prospectus as if it had occurred on July 5, 2006, the Interest Coverage Ratio would have been 1.91:1.00 as of July 3, 2007 and we would have been required to suspend payment of dividends if we were unable to obtain a waiver under the credit facility. There can be no assurance as to our future ability to comply with any ratios relating to the payment of dividends. See “Risk Factors—The terms of our credit facility and indenture governing our subordinated notes limit our ability to pay dividends” and “—We may not be able to satisfy certain financial ratios for the payment of dividends under our credit facility.”

The Total Leverage Ratio is tested monthly and, in order to avoid mandatory suspension of dividend payments, is required to be less than 4.65:1.00 when tested in any fiscal period during the term of our credit facility. As noted above, on a pro forma basis after giving effect to the sale of all of the IDSs covered by this prospectus as if it had occurred on July 5, 2006, the Total Leverage Ratio would have been 4.31:1.00 as of July 3, 2007.

The Senior Leverage Ratio is tested monthly and, in order to avoid mandatory suspension of dividend payments, is required to be less than the following ratios when tested in the following fiscal years:

During 2007	2.25:1.00
During 2008 and thereafter	2.15:1.00

As noted above, the Senior Leverage Ratio was 2.11:1.00 as of July 3, 2007 and would not be affected by the sale of IDSs pursuant to this prospectus.

Our credit facility further provides that no payment of dividends on the common stock is permitted (i) if an event of default under our credit facility has occurred and is continuing, (ii) during any period when payment of interest on subordinated notes has been deferred, (iii) during a period when deferred interest on the subordinated notes has not been paid in full or (iv) during a period when the minimum required balance of the Cash Collateral Account is not met. During a period when no event of default under our credit facility has occurred and is continuing, no interest on subordinated notes is being deferred, all deferred interest under the subordinated notes has been paid in full, no suspension of dividends has occurred and we have maintained the minimum balance in the Cash Collateral Account, Centerplate may pay dividends to holders of its common stock on a monthly basis in an amount not to exceed Distributable Cash (less amounts required to restore the minimum balance in the Cash Collateral Account) plus a specified projected annual dividend shortfall amount and permitted withdrawals from the Dividend/CapEx Funding Account and CapEx Funding Account. VSA may make payments to Centerplate for the purpose of funding such dividend payments.

If we fail to achieve any of these financial levels for any month but resume compliance in a subsequent month, we may resume the payment of dividends unless some other event (including those described in the preceding paragraph) has occurred which requires suspension of dividend payments.

Description of certain indebtedness

Collateral.  The administrative agent under our credit facility has received on behalf of each lender collateral consisting of, without limitation, a pledge of substantially all of the personal property (including deposit accounts) of Centerplate and its domestic subsidiaries, including a pledge of our intercompany debt and 100% of the capital stock of our direct and indirect domestic subsidiaries and 65% of the capital stock of foreign subsidiaries, in each case subject to certain exceptions. In addition, the Cash Collateral Account, the Dividend/CapEx Funding Account and the CapEx Funding Account are cash collateral accounts securing the obligations under our credit facility as described above. Collateral and guarantees may be required to be delivered by foreign subsidiaries under certain circumstances.

Events of Default.  Our credit facility specifies certain customary events of default, including but not limited to: payment defaults, breach of representations and warranties, noncompliance with covenants (including certain financial ratio covenants), certain events of bankruptcy, insolvency or reorganization judgments in excess of specified amounts, certain events with respect to our employee benefit plans resulting in payments in excess of threshold amounts, any pledge or security agreement ceases to be an enforceable first priority lien, or any loan document will cease to be or is alleged to be unenforceable, any taxation authority recharacterizes our, or our affiliates’ debt causing a material adverse effect, a change of control (as the term is defined in our credit facility), our failure to perform our obligations under service contracts which could reasonably be expected to have a material adverse effect, our failure to meet certain financial ratios following termination of material service contracts and failure to obtain (on the date specified in our credit facility) a commitment for a replacement revolving credit facility with a term equal to or beyond the remaining term on the term loan facility in an amount equal to not less than $100 million, which may entitle the lenders thereunder to accelerate the payment of amounts owed and to exercise other remedies, including foreclosing on the collateral. During an event of default, a vote of holders of 51% of the aggregate outstanding amount of the term loans and the revolving credit exposure, collectively, may accelerate the loans.

Voting.  Our credit facility may be amended by the vote of 51% of the aggregate amount outstanding of the term loans and the revolving credit exposure, collectively, except that certain amendments require the written consent of 100% of all lenders or 100% of adversely affected lenders. Our credit facility and other loan documents may be amended at any time in accordance with the terms thereof.

Certain Definitions

As of the date hereof, the following terms have the following definitions in our credit facility. These definitions and the financial covenant ratios set forth above may be amended by the parties to the credit facility, including through a refinancing of our credit facility.

“Amortization” means, for any fiscal period, amortization of Centerplate and its subsidiaries for the period measured on a consolidated basis in accordance with U.S. GAAP.

“Available Cash” means, for any monthly fiscal period, Credit Facility Adjusted EBITDA for the twelve monthly fiscal periods ending with the specified monthly fiscal period, less the sum of (a) Cash Interest Expense related to senior indebtedness (other than senior indebtedness used to fund certain specified contracts), (b) principal payments (if any) required or made with respect to senior indebtedness, (c) capital expenditures made in cash (other than capital expenditures made with asset sale proceeds, funds from the Dividend/CapEx Funding Account and the CapEx Funding Account, equity offering proceeds from the issuance of IDSs to the extent not required to be applied to prepay the obligations under our credit facility, certain other equity offering proceeds and repayments of loans or returns of capital under service contracts), (d) Tax Provisions paid in cash and (e) legal, accounting, reporting, overhead and other administrative costs and expenses for the twelve-month fiscal period ending with

Description of certain indebtedness

the specified monthly fiscal period plus all tax credits and net operating loss carryforwards used during the twelve-month fiscal period and dividing by 12.

“CapEx Funding Account” means a segregated deposit account established by VSA with the administrative agent under our 2003 credit facility in which the administrative agent under our 2005 credit facility has a first prior perfected security interest on behalf of the lenders pursuant to a control agreement from which funds may be withdrawn in accordance with the terms of our credit facility.

“Cash Collateral Account” means a segregated account established by VSA with the administrative agent under our 2003 credit facility in which the administrative agent under our 2005 credit facility has full control and dominion and a first priority perfected security interest on behalf of the lenders in which funds will be deposited as collateral for payment of the obligations under our credit facility.

“Cash Interest Expense” means, without duplication, for any period, cash interest payments made in respect of the indebtedness outstanding under the loan documents, the subordinated notes, and other permitted indebtedness, including, without limitation, cash payments in respect of deferred subordinated note interest and interest thereon, the amounts to be net of any interest income (after giving effect to any interest rate hedges) during the period, but excluding the amount of the deferred subordinated note interest that has accrued on or prior to the date of determination during the period and has not been paid in cash.

“Closing Costs” means the reasonable transaction costs we incurred in connection with the refinancing of the credit facility in April 2005.

“Credit Facility Adjusted EBITDA” means, for any fiscal period, consolidated net income (or loss), as the case may be, of Centerplate and its subsidiaries determined on a consolidated basis in accordance with U.S. GAAP for the fiscal period, adding back to the extent deducted in determining the consolidated net income (or loss) for the fiscal period (a) Interest Expense, (b) Depreciation, (c) Amortization, (d) Closing Costs in an amount not to exceed $8,000,000 and (e) Tax Provisions, in each case for the fiscal period, and adding further the Non-Cash Items for the fiscal period. Credit Facility Adjusted EBITDA is substantially the same as Adjusted EBITDA as defined in the indenture governing the subordinated notes, but is calculated differently as is customary in senior credit facilities of this type and has certain immaterial differences in allowable limits on some of the component parts of its calculation.

“Credit Facility Net Debt” means, as of any date, (a) the actual outstanding amount of funded indebtedness of Centerplate and its subsidiaries on the date, measured on a consolidated basis (provided that with respect to the portion thereof represented by the revolving credit facility under our credit facility the amount will be calculated as the weighted average principal balance of revolving credit exposure outstanding under our credit facility during the immediately preceding twelve monthly fiscal periods), plus, (b) without duplication, (i) the amount outstanding under the term loan facility and, (ii) all other indebtedness of Centerplate and its subsidiaries on the date, measured on a consolidated basis (including, without limitation, the outstanding principal amount of Centerplate subordinated notes and deferred interest on the subordinated notes), less (c) the amount of cash of Centerplate and its subsidiaries on the balance sheet on the date in excess of $7,500,000 to the extent the excess cash consists of immediately available, unrestricted funds in deposit accounts, excluding for all purposes the cash in the Cash Collateral Account and all cash held for the benefit of third parties pursuant to service contracts (whether or not the cash is held in deposit accounts in the name of VSA or any of its subsidiaries). Credit Facility Net Debt does not include (i) obligations to make minimum payments or to provide minimum or guaranteed commissions under any service contract or any reasonable and customary indemnification obligations, (ii) any early termination payments that would be owed by Centerplate and its subsidiaries on the date if all outstanding interest rate protection agreements, foreign

Description of certain indebtedness

currency exchange agreements or other interest or exchange rate hedging arrangements were terminated, or (iii) the principal amount of loans made to fund certain specified contracts.

“Depreciation” means, for any fiscal period, depreciation of Centerplate and its subsidiaries for the fiscal period measured on a consolidated basis in accordance with U.S. GAAP.

“Distributable Cash” means, for any monthly fiscal period, (a) Available Cash for the monthly fiscal period less (b) Cash Interest Expense with respect to the Centerplate subordinated notes and deferred subordinated note interest during the monthly fiscal period (excluding deferred subordinated note interest to the extent paid in cash from funds in the Dividend/CapEx Funding Account and certain funds in the CapEx Funding Account).

“Dividend/CapEx Funding Account” means a segregated deposit account established by the Borrower Representative with the administrative agent under our 2003 credit facility in which the administrative agent under our 2005 credit facility has a first priority perfected security interest on behalf of the lenders pursuant to a control agreement and from which funds may be withdrawn in accordance with the terms of our credit facility.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Credit Facility Adjusted EBITDA to (b) Cash Interest Expense (excluding (i) deferred subordinated note interest to the extent paid from funds in the Dividend/CapEx Funding Account and certain funds in the CapEx Funding Account and (ii) the amount of any required prepayment premium paid in cash to the lenders under the 2003 credit facility in connection with the prepayment of the term loan portion of the 2003 credit facility on or prior to the closing of the refinancing), in each case for the twelve monthly fiscal periods ending on the date of determination.

“Interest Expense” means, for any fiscal period, (a) gross interest expense of Centerplate and its subsidiaries for the fiscal period determined on a consolidated basis, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements) payable in connection with the incurrence of indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to capital lease obligations allocable to interest expense and (iv) any interest accrued on the deferred subordinated note interest; plus (b) capitalized interest of Centerplate and its subsidiaries on a consolidated basis for the fiscal period; minus (c) gross interest income of Centerplate and its subsidiaries on a consolidated basis for the fiscal period. For purposes of the foregoing, gross interest expense will be determined after giving effect to any net payments made or received by Centerplate and its subsidiaries with respect to interest rate protection agreements.

“Net Senior Debt” means, as of any date, (a) all indebtedness of Centerplate and its subsidiaries on the date, measured on a consolidated basis (provided that with respect to the portion thereof represented by the revolving credit commitments under our credit facility, the amount will be calculated as the weighted average principal balance of revolving credit exposures under our credit facility outstanding during the immediately preceding twelve monthly fiscal periods), plus (b) without duplication, the principal amount of the outstanding term loan, less (c) the amount of cash of Centerplate and its subsidiaries on the balance sheet on the date in excess of $7,500,000 to the extent the excess cash consists of immediately available, unrestricted funds in deposit accounts (which deposit accounts are either swept on a daily basis to a concentration account or constitute blocked accounts and are subject to a control agreement), excluding for all purposes the cash in the Cash Collateral Account and all cash held for the benefit of third parties pursuant to service contracts (whether or not the cash is held in deposit accounts in the name of Centerplate or any of its subsidiaries). Net Senior Debt shall not include (i) the outstanding principal amount of any of Centerplate’s subordinated notes and any deferred subordinated note interest, (ii) any early termination payments that would be owed if all

Description of certain indebtedness

outstanding interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements were terminated, (iii) obligations of Centerplate or any of its subsidiaries to make minimum payments or to provide minimum or guaranteed commissions under any service contract or any reasonable and customary indemnification obligation incurred by Centerplate or its subsidiaries or (iv) certain specified loan amounts.

“Non-Cash Items” means, for any fiscal period, all non-cash charges for such fiscal period, provided that in the case of any non-cash write-downs during the fiscal period with respect to the value of customer contracts, such non-cash writedowns shall be limited to an amount not to exceed $2,000,000 in the aggregate for the fiscal period.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Net Senior Debt as of the date of determination to (b) Credit Facility Adjusted EBITDA for the twelve monthly fiscal periods ending as of the date of determination.

“Tax Provisions” means, for any fiscal period, the sum of (a) the provision for taxes based on income or profits which was deducted from gross income in the computation of net income, plus (b) without duplication, the cash amount of any such taxes paid in excess of corresponding provisions.

“Total Leverage Ratio” means, as of any date, the ratio of (a) Credit Facility Net Debt as of the date to (b) Credit Facility Adjusted EBITDA for the twelve monthly fiscal periods ending as of the date.

Description of IDSS

GENERAL

The selling securityholders may sell from time to time up to 2,517,818 IDSs to one or more underwriters. Pursuant to the underwriting agreement and our amended and restated stockholders agreement and a letter agreement dated as of May 4, 2007, the selling securityholders will exchange a portion of their shares of our common stock with us for subordinated notes at an exchange ratio of $9.30 aggregate principal amount of subordinated notes for each share of common stock. Assuming the sale of all of the common stock covered by this prospectus, the selling securityholders will exchange 1,543,179 shares of common stock with us for approximately $14.4 million aggregate principal amount of subordinated notes. Such subordinated notes and common stock would then be combined by us to form up to 2,517,818 IDSs. After giving effect to the sale of all the IDSs covered by this prospectus there will be 20,981,813 IDSs outstanding, each consisting of:

➢	one share of our common stock; and

➢	a 13.5% subordinated note due 2013 with a $5.70 principal amount.

The IDSs are governed by a global IDS certificate, which includes provisions with respect to the separation and adjustment of the components underlying the IDSs. The ratio of common stock to principal amount of subordinated notes represented by an IDS is subject to change in the event of a stock split, combination or reclassification of our common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a combination or reclassification of our common stock, each IDS will thereafter represent the appropriate number of shares of common stock on a combined or reclassified basis, as applicable, and the same principal amount of subordinated notes as it previously represented. Immediately following the occurrence of any such event, we will file with the Securities and Exchange Commission (the “SEC” or the “Commission”) a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of common stock to principal amount of subordinated notes as a result of such event and no action will be required by the IDS holders.

Effective October 24, 2006, we, DTC and The Bank of New York instituted changes to the clearance and settlement systems used in connection with our IDSs. DTC acts as securities depository for our IDSs, our subordinated notes and our common stock represented by the IDSs. The Bank of New York acts as transfer agent for our IDSs, our subordinated notes and our common stock. The global certificate for our IDSs is held by DTC, but the global certificate for the shares of our common stock and the global note for the subordinated notes represented by the IDSs is held by The Bank of New York, as custodian. Additionally, under the newly implemented procedures, a separation or combination of an IDS requires that the Deposit/Withdrawal at Custodian or “DWAC” system of DTC be used instead of the DTC Unit System. Our implementation of the revised procedures makes the book-entry and settlement procedures with respect to our IDSs consistent with the procedures used by other issuers of income deposit securities. Set forth below is a more detailed description of the revised custody arrangements and separation/recombination procedures that have been instituted.

Holders of IDSs are at all times the beneficial owners of the IDSs and the common stock and subordinated notes represented by such IDSs and, through their broker or other financial institution and The Bank of New York, as custodian, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held common stock and subordinated notes, as applicable.

Description of IDSS

The IDSs and our subordinated notes are available in book-entry form only. As discussed below under “—Book-Entry Settlement and Clearance,” Cede & Co., a nominee of the book-entry clearing system is the sole registered holder of the IDSs, and The Bank of New York, as custodian for the holders of the IDSs is the sole registered holder of the subordinated notes. That means you will not be a registered holder of IDSs or subordinated notes and you will not be entitled to, and will not receive, a certificate evidencing either of these securities.

You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are. In accordance with Delaware law, a registered holder of common stock has the right to request a certificate representing its shares of common stock. However, if a registered holder requests a certificated share on your behalf as a beneficial owner of IDSs, the IDSs beneficially owned by you must be separated into the common stock and subordinated notes represented by such IDSs. While the common stock and the subordinated notes are separated, your common stock will not be eligible for inclusion in DTC’s book-entry settlement and clearance system described under “—Book-Entry Settlement and Clearance.”

Voluntary Separation and Recombination

Holders of IDSs may at any time, through their broker or other financial institution, separate the IDSs into the shares of our common stock and subordinated notes represented thereby. Unless the IDSs have been previously automatically separated as a result of redemption or maturity of the subordinated notes or otherwise, any holder of shares of our common stock and subordinated notes may, at any time, through his or her broker, custodian or other financial institution, combine the applicable number of shares of our common stock and subordinated notes to form IDSs. See “—Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of IDSs and delivery of shares of common stock and our subordinated notes will be effected.

Automatic Separation

Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of common stock and subordinated notes represented thereby:

➢	exercise by us of our right to redeem all or a portion of the subordinated notes, which may be represented by IDSs at the time of such redemption;

➢	the date on which principal on the subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

➢	if DTC no longer makes the IDS securities eligible for deposit or is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Exchange Act and we are unable to find a successor depositary.

Following the automatic separation of the IDSs as a result of the redemption or maturity of any subordinated notes, shares of common stock and subordinated notes may no longer be combined to form IDSs.

Listing of Common Stock Upon Separation of IDSs

If at least 33% of our outstanding shares of common stock are separately traded for a period of 30 days, we have agreed that we will use reasonable efforts to cause the common stock to be listed on the AMEX or any other exchange or quotation system on which the IDSs are then listed (or were

Description of IDSS

previously listed), in addition to the common stock being listed on the Toronto Stock Exchange, provided that the common stock would meet the applicable exchange or quotation system listing standards.

Book-Entry Settlement and Clearance

DTC acts as the securities depository for the IDSs, the subordinated notes and the shares of common stock represented by the IDSs (we sometimes refer to the IDSs, the subordinated notes and the shares of common stock represented by the IDSs collectively as the “securities”). The transfer agent for the common stock and the subordinated notes represented by the IDSs (we sometimes refer to the common stock and the subordinated notes represented by the IDSs collectively as the “components”) acts as custodian for the components on behalf of the owners of the IDSs. The components and the IDSs will be issued in fully-registered form and will be represented by one or more global notes and global stock certificates. The IDSs will be registered in the name of DTC’s nominee, Cede & Co., and to the extent the components are conjoined as IDSs, the components will be registered in the name of the custodian on behalf of the owners of the IDSs.

Book-entry procedures.  If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants, including The Canadian Depository for Securities Limited, known as CDS. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. If you purchase IDSs in Canada you will hold the interest in the IDSs through your registered dealer which is a CDS participant and through the DTC participant account maintained by CDS. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions as well as periodic statements of their holdings, from the DTC or CDS participant through which the beneficial owner entered into the transaction.

All interests in the securities will be subject to the operations and procedures of DTC and CDS. The operations and procedures of DTC’s settlement system may be changed at any time. We are not responsible for those procedures and operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC and can be found on the SEC website at http://www.sec.gov.

To facilitate subsequent transfers, all IDSs deposited by direct participants of DTC are registered in the name of DTC’s nominee, Cede & Co. The components will be registered in the name of the custodian for the owners of the IDSs. The deposit of IDSs with DTC and their registration in the name of Cede & Co. or the custodians effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to

Description of IDSS

whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and custodians will remain responsible for keeping account of their holdings on behalf of the beneficial owners.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants or custodians acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of a securities depository is discontinued.

Cross market transfers between DTC participants, on the one hand, and CDS participants, on the other hand, will be effected within DTC through the DTC participant that is acting as depositary for CDS. To deliver or receive an interest in securities held in a CDS account, an investor must send transfer instructions to CDS under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, CDS will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the securities in DTC and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. CDS participants may not deliver instructions directly to the DTC depositary that is acting for CDS.

Separation and recombination.  Holders of IDSs may, at any time, through their broker or other financial institution, separate their IDSs into the shares of common stock and subordinated notes represented thereby. Similarly, any holder of shares of our common stock and subordinated notes may, at any time, through their broker, custodian or other financial institution, combine the applicable number of shares of common stock and subordinated notes to form IDSs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant or custodian, provided that such instructions are received by 3:00 p.m., New York time, on that trading day. Any instructions received after 3:00 p.m. will be effective the next business day, if permitted by the custodian or participant delivering the instructions and if not permitted, the instructions will have to be re-entered and received by the transfer agent through the facilities of DTC by 3:00 p.m., New York time, on the trading day.

Any voluntary or automatic separation of IDSs and any subsequent voluntary recombination of IDSs from components will be accomplished by entries made by DTC participants acting on behalf of beneficial owners.

Voluntary separation or recombination of IDSs will be accomplished through a transaction using DTC’s Deposit/Withdrawal at Custodian, or DWAC system. Participants or custodians seeking to separate or recombine IDSs will be required to enter a DWAC transaction in each IDS and its underlying components, meaning that one separation or recombination transaction will result in three DWAC transactions, as described below.

Separation will require submission of a Withdrawal-DWAC in the IDS account in conjunction with a Deposit-DWAC in each of the respective common stock and subordinated notes accounts. Upon receipt of DWAC instructions in good order, the transfer agent for the IDSs and its components will cause the IDSs to be debited from Cede & Co.’s account in the IDS and credited to a separation/recombination reserve account in the IDS, and will cause an appropriate number of the components to be debited from the custodian’s account in the components and credited to Cede & Co.’s account.

Recombination of IDSs from underlying components will require submission of a Deposit-DWAC into the IDS account in conjunction with a Withdrawal-DWAC in each of the underlying component accounts. Upon receipt of DWAC instructions in good order, the transfer agent for the IDS and its components will cause an appropriate number of components to be debited from Cede & Co.’s account

Description of IDSS

in each of the components and credited to the account of the custodian, and will cause an appropriate number of IDSs to be debited from the separation/re-combination reserve account and credited to Cede & Co.’s IDS account.

There may be certain transactional fees imposed upon you by brokers and other financial intermediaries in connection with separation or recombination of IDSs and you are urged to consult your broker regarding any such transactional fees. Any transactional fees charged by the transfer agent in connection with separation and/or recombination of IDSs will be borne by us. We have been informed by DTC that the current fee per transaction per participant account for each separation or combination of an IDS and its component parts is currently $4.50 in the aggregate. However, DTC’s fee is subject to periodic changes.

Conveyance of notices and other communications, including notices relating to separation and combination of IDSs, between DTC and direct participants, between direct participants and indirect participants, and between participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the IDSs or the underlying components and the custodian will not consent or vote with respect to the common stock and subordinated notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date for the relevant meeting. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

We and the trustee will make any payments on the subordinated notes to DTC and we will make all payments on the common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent or trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the trustee will be responsible for the payment of all amounts to DTC and the transfer agent. The transfer agent will be responsible for the disbursement of those payments to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. However, for Canadian purposes, as a DTC participant, CDS is responsible only for the disbursement of payments received to its participants. CDS participants are in turn responsible for the disbursement of these payments to beneficial holders in Canada. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our common stock or our subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, record ownership of the component securities will automatically transfer to the beneficial owners. If The Bank of New York discontinues providing its service as the custodian with respect to the shares of our common stock or our subordinated notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for those securities and record ownership of the component securities will automatically be transferred to you.

Description of IDSS

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the shares of common stock and subordinated notes you may own.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we, the selling securityholders nor any trustee nor the underwriters have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

➢	the accuracy of the records of DTC, its nominee, or any participant, with respect to any ownership interest in the securities, or

➢	any payments to, or the providing of notice, to participants or beneficial owners.

Procedures relating to subsequent issuances.  The indenture governing our subordinated notes and the agreements with DTC provide that, in the event there is a subsequent issuance of subordinated notes having terms identical to the subordinated notes represented by the IDSs except for the issuance date, if we determine that the new subordinated notes need to have a new CUSIP number, each holder of subordinated notes or IDSs (as the case may be) agrees that a portion of such holder’s subordinated notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged, without any further action of such holder, for a portion of the subordinated notes acquired by the holders of the subsequently issued subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of subordinated notes or IDSs (as the case may be) will own an indivisible unit composed of subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent a unit consisting of the subordinated notes outstanding prior to the subsequent issuance and the subordinated notes issued in the subsequent issuance. Accordingly, the unit composed of subordinated notes of each separate issuance will be represented by a single CUSIP number. In addition, the following will occur upon a subsequent issuance of IDSs and exchange of subordinated notes:

➢	immediately following any exchange resulting from a subsequent offering, the IDSs will consist of an indivisible subordinated note unit representing the proportionate principal amounts of each issuance of subordinated notes (but with the same aggregate principal amount as the subordinated note or indivisible subordinated note unit represented by the IDSs immediately prior to such subsequent issuance and exchange) and the common stock;

➢	all accounts of DTC participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers; and

➢	in the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the then existing components which are the common stock and the indivisible subordinated notes unit.

The automatic exchange of subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of subordinated notes purchased by such holder. However, if such subordinated notes are issued with OID, holders of such subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the subordinated notes or a bankruptcy of the issuer prior to the maturity of the subordinated notes. See “Risk Factors—Risks Relating to the IDSs and the Shares of Common Stock and Subordinated Notes Represented by the IDSs—A subsequent issuance of subordinated notes may

Description of IDSS

reduce the amount you can recover upon an acceleration of the payment of principal due on the subordinated notes or in the event of our bankruptcy.”

Most subsequent issuances of subordinated notes, including subsequent issuances of subordinated notes which have OID, may require trades on the AMEX and the Toronto Stock Exchange to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange’s practices for the date of such issuance. The AMEX and the Toronto Stock Exchange have informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances, will have a significant impact on the IDS trading market.

Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your subordinated notes as a result of such subsequent issuance.

We will disclose in a prospectus supplement whether any sale of IDSs under this prospectus will result in an automatic exchange.

IDS Transfer Agent

The Bank of New York is the transfer agent for our IDSs, common stock and subordinated notes.

Description of capital stock

The following is a description of the material terms of our certificate of incorporation and by-laws, which have been filed as exhibits to our SEC filings.

Authorized Capitalization

Our authorized capital stock consists of:

➢	100,000,000 shares of common stock, par value $0.01 per share; and

➢	10,000,000 shares of preferred stock, par value $0.01 per share.

After giving effect to the sale of all the IDSs covered by this prospectus, there will be 20,981,813 shares of our common stock and no shares of our preferred stock outstanding.

Common Stock

All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering of IDSs will be, validly issued, fully paid and nonassessable.

Dividends.  Holders of shares of our common stock are entitled to receive the dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

Rights upon liquidation.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

Voting rights.  Outstanding shares of our common stock carry one vote per share. Holders of shares of our common stock have no cumulative voting rights.

Other rights.  Holders of shares of our common stock have no preemptive rights. The holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide shares of preferred stock into one or more series and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of shares of preferred stock could have the effect of decreasing the market price of the IDSs and our shares of common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of shares of our common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

Provisions of the DGCL, our certificate of incorporation and by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Description of capital stock

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

➢	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

➢	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

➢	at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

The provisions of Section 203 of the DGCL will not apply to BCP Volume L.P., BCP Offshore Volume L.P., Recreational Services L.L.C. or their respective current affiliates and associates, even if they would otherwise constitute “interested stockholders” under Section 203 of the DGCL.

Our Certificate of Incorporation and By-laws

In addition, provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

Quorum requirements; removal of directors.  Our certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our board of directors, if such vacancy is filled by the vote of our stockholders. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

No cumulative voting.  The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

No stockholder action by written Consent; calling of special meeting of stockholders.  Our certificate of incorporation prohibits stockholder action by written consent. It and our by-laws also provide that

Description of capital stock

special meetings of our stockholders may be called only by (1) our board of directors or the chairman of our board of directors pursuant to a resolution approved by our board of directors or (2) our board of directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting.

Advance notice requirements for stockholder proposals and director nominations.  Our by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

Limitations on liability and indemnification of officers and directors.  The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

➢	for breach of duty of loyalty;

➢	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

➢	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

➢	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but unissued shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common

Description of capital stock

stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions.  The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in the certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

➢	the prohibition on stockholder action by written consent;

➢	the ability to call a special meeting of stockholders being vested solely in (1) our board of directors and the chairman of our board of directors and (2) our board of directors upon a request by holders of at least 25% in voting power of all the outstanding shares entitled to vote at that meeting;

➢	the provisions relating to the size of our board of directors;

➢	the provisions relating to the quorum requirements for stockholder action and the removal of directors;

➢	the limitation on the liability of our directors to us and our stockholders;

➢	the obligation to indemnify and advance expenses to the directors and officers to the fullest extent authorized by the DGCL;

➢	the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

➢	the supermajority voting requirements listed above.

In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Our certificate of incorporation provides that our by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Our certificate of incorporation provides that the affirmative vote of two-thirds of our directors is necessary to approve any merger, any sale of all or substantially all of our assets, any liquidation of our company or our filing of a voluntary petition in bankruptcy.

Transfer Agent and Registrar

The Bank of New York is the transfer agent and registrar for shares of our common stock.

Description of subordinated notes

The following is a description of the terms of the indenture under which our subordinated notes are issued, a copy of which has been filed with the Commission. In this “Description of Subordinated Notes” section, we refer to Centerplate as the “Company” and to the subordinated notes included in the IDSs as the “Notes.”

GENERAL

The Notes are issued under an indenture, dated as of December 10, 2003 (the “Indenture”), among us, the subsidiary guarantors and The Bank of New York, as trustee (the “Trustee”). The Notes from time to time offered hereby will have terms that are identical to the terms of the Notes that are a component part of the IDSs sold in the IPO, except for their issuance date, and will be part of the same series of Notes for all purposes under the Indenture. For purposes of this description, the term “Issue Date” means December 10, 2003, the closing date of our IPO. After giving effect to the sale of all the IDSs covered by this prospectus, there will be $119.6 million aggregate principal amount of subordinated notes outstanding.

The following description is a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete. We urge you to read the Indenture, a copy of which is available upon request from the Company. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this “Description of Subordinated Notes” section and not otherwise defined have the meanings set forth below in the section “—Certain Definitions.”

The Indenture provides for the issuance of an unlimited aggregate principal amount of additional subordinated notes having identical terms and conditions to the Notes offered hereby (other than issuance date) (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Additional Notes will vote on all matters with the Notes offered hereby and are required to be issued in amounts that, together with new or outstanding common stock, represent IDSs (issued in the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares that does not exceed the equivalent ratio with respect to IDSs outstanding prior to such issuance). The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have expended Acceleration Forebearance Periods, Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering.

The Notes will be issued only in fully-registered form, without coupons represented by one or more global notes which will be registered in the name of The Bank of New York. See “Description of IDSs—Book-Entry Settlement and Clearance.”

TERMS OF THE NOTES

Maturity

The Notes are unsecured subordinated obligations of the Company and will mature on December 10, 2013. The Company may extend the maturity of the Notes for two additional successive five-year terms if the following conditions are satisfied:

➢	during the twelve-month period ending on the last day of the fiscal quarter ending at least 45 days before the end of the then-current term, our ratio of Net Debt to Adjusted EBITDA is less than 5.00 to 1.00;

Description of subordinated notes

➢	no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Notes;

➢	no event of default has occurred and is continuing with respect to any other Indebtedness of the Company or could occur as a result of such extension, including under any Designated Senior Indebtedness; and

➢	there is no interest due but unpaid on the Notes or any other Indebtedness of the Company, other than trade payables in a non-material amount.

If the Company is going to extend the maturity of the notes, the Company will cause a notice of such extension, including the new maturity date, to be sent to holders at least 30 and not more than 60 days prior to the previously scheduled maturity date.

Within 30 days prior to the maturity of the Notes, the Company will use its reasonable efforts to list or quote the outstanding shares of its common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs will then be listed or quoted, in addition to any other securities exchange on which the common stock is then listed.

Interest

The Notes bear interest at a rate per year of 13.5% from the last interest payment date immediately prior to the issuance thereof, or, in the case of Additional Notes the date of issuance of such Additional Notes on any subsequent issuance, or from the most recent date to which interest has been paid or provided for, payable monthly on the 20th day of each month, or the immediately preceding Business Day, to Holders of record at the close of business on or about the 10th day of such month, commencing January 20, 2004, provided that if any such day is not a Business Day, such day shall be the next Business Day.

Interest Deferral

Subject to the conditions described below, the Company must defer interest payments on the Notes if and for so long as the Company is required to defer such interest pursuant to the terms of any Designated Senior Indebtedness. Under the Credit Agreement, the Company is subject to a requirement that it defer interest payments on the Notes if the Company fails to meet the required financial levels for the interest coverage ratio, the total leverage ratio or the senior leverage ratio test or other conditions specified in the Credit Agreement (including timely delivery of financial statements). See “Description of Certain Indebtedness—Our Credit Facility—Subordinated Note Interest Deferral.” The Company and such lenders may mutually agree from time to time to amend the financial tests relating to interest deferral; provided, however, that the Company shall not amend the financial tests in any manner, or enter into new agreements that contain financial tests, that would be reasonably expected to increase the likelihood, frequency or duration of interest deferral on the Notes. If the Company fails to achieve any of the financial levels for any month but resumes compliance in a subsequent month, the payment of interest on the Notes on future payment dates may be resumed unless some other event described in the Credit Agreement requiring suspension of interest payment occurs.

The Company cannot defer interest payments on the Notes:

➢	so long as an Event of Default has occurred and is continuing under the Notes and the Notes have been accelerated; or

➢	for more than 24 months in the aggregate prior to December 18, 2008.

During the period from December 20, 2008, through December 10, 2013, interest payments may be deferred for no more than 10 interest payment dates in the aggregate before current interest payments,

Description of subordinated notes

including interest on deferred interest, must be resumed; provided, however, that for purposes of calculating the foregoing limitation, (i) any payment of deferred interest by the Company will be applied, first, to the interest payment, including interest on deferred interest, that (but for the deferral) would have been required to be made on the most recent interest payment date on which interest was deferred, and, thereafter (to the extent of any excess), successively, to the interest payment, including interest on deferred interest, that (but for the deferral) would have been required to be made on each next preceding interest payment date on which interest was deferred, and (ii) the number of interest payment dates for which interest will be treated as having been deferred will be reduced by the number of interest payment dates, if any, with regard to which interest was treated as paid in full pursuant to the foregoing ordering rule. If the maturity of the subordinated notes is extended, interest will be deferred if required under any then outstanding senior indebtedness in the same manner as during the period from December 20, 2008, through December 10, 2013.

Deferred interest on the Notes will bear interest monthly, at a rate equal to the stated annual rate of interest on the Notes divided by 12. Such interest on deferred interest will be payable monthly, subject to the requirements for the deferral of interest set forth in the Indenture and our Credit Agreement. Any such interest on deferred interest that is deferred will be treated as deferred interest. The Company will pay deferred interest pursuant to the following:

➢	for any interest deferral prior to December 18, 2008, the Company must pay all deferred interest no later than December 18, 2008;

➢	for any interest deferral after December 18, 2008 and prior to December 10, 2013, the Company must pay all deferred interest no later than December 10, 2013; and

➢	subject to the two bullet points above,

(i) the Company may pay deferred interest only if permitted under (a) the Credit Agreement and other Designated Senior Indebtedness outstanding at such time and (b) the subordination provisions of the Notes, and

(ii) as of the Issue Date, the Credit Agreement permits the Company to pay deferred interest at any time if no interest deferral is then in effect (subject to the subordination provisions):

-	from funds, if any, in the dividend/capex funding account and the capex funding account to the extent that VSA is then permitted by the terms of the Senior Lender Indebtedness to make withdrawals therefrom; and

-	from Credit Agreement available cash (after giving effect to certain other interest payments on the subordinated notes); provided, however, that (1) at any time on or prior to December 10, 2007, if the Company has deferred interest payments for three consecutive interest payment dates or six cumulative interest payment dates since December 10, 2003 and (2) from December 10, 2007, in the case of each of clauses (1) and (2), payments may be made if the Credit Agreement senior leverage ratio, after giving effect to the payment of such deferred interest, would be less than 1.25:1.00.

The Credit Agreement terms “available cash” and “senior leverage ratio” are described in “Description of Certain Indebtedness—Our Credit Facility—Certain Definitions.”

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding and subject to other conditions specified in our Credit Agreement, the Company will not be permitted to make any payment of dividends on the common stock.

The Company will notify the Trustee of each interest deferral at least one Business Day prior to the interest payment date on which interest would have been due. In addition, the Representative of the

Description of subordinated notes

Designated Senior Indebtedness may provide a written notice to the Trustee and any paying agent (with a copy to the Company) at least one Business Day prior to such interest payment date specifying that the Representative has received notice of the interest deferral from the Company and, upon receipt of such notice, the Trustee and any paying agent will not permit any payment of interest to be made due to the interest deferral.

To date, the Company has not deferred any interest payments.

Optional Redemption

The Company may not redeem the Notes at its option prior to December 10, 2008. After December 10, 2008, the Company may redeem the Notes, at its option, at any time in whole and from time to time in part, for cash, at a “make-whole” redemption price equal to the greater of (1) the aggregate principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments to the scheduled maturity of the Notes (assuming no subsequent extension thereof) of the principal and interest (other than accrued interest) on the Notes being redeemed, discounted to the redemption date on a monthly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to but not including the redemption date. Notwithstanding the foregoing, after December 10, 2008, the Company will not be able to redeem the Notes at its option until such time as all indebtedness under the Credit Agreement has been paid in full.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the monthly equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Financial Advisor as having a maturity comparable to the remaining term of the notes being redeemed (assuming no subsequent extension thereof) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the relevant series of notes being redeemed.

Description of subordinated notes

“Reference Treasury Dealer” means each of at least two primary U.S. Government securities dealers in New York City that we select.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such Notes or the portions called for redemption.

Any exercise by the Company of its option to redeem the Notes, in whole or in part, will result in an automatic separation of the IDSs.

Selection.  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes of any series are listed, or if such Notes of such series are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal requirements). If such notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. New Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holders thereof upon cancellation of the original Notes. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the Trustee funds (in U.S. dollars) sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the Notes to be redeemed. No Note will be redeemed in part unless all other Notes are also redeemed in part on a pro rata basis.

Ranking

The indebtedness evidenced by the Notes is unsecured subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company and ranks pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company. The Notes are also effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The indebtedness evidenced by each Guarantee is unsecured subordinated indebtedness of the applicable Guarantor, is subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of each Guarantor represented by such Guarantor’s guarantee of the Credit Agreement, and ranks pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor. However, as a result of contractual subordination of the Guarantees, the holders of the subordinated notes may receive less, ratably, than other creditors of the Guarantors that are not subject to contractual subordination. The Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.

As of July 3, 2007, (i) the Company had no Senior Indebtedness outstanding except for its guarantees under the Credit Agreement, (ii) the Company had no Pari Passu Indebtedness outstanding other than the $105.2 million in Notes issued in connection with the IPO, (iii) the Guarantors had $118.7 million in Senior Indebtedness outstanding under the Credit Agreement, all of which is secured indebtedness, (iv) the Guarantors had $27.0 million aggregate principal amount of Pari Passu Indebtedness outstanding other than the Guarantees and (v) the Non-Guarantor Subsidiaries had total liabilities, excluding liabilities owed to us, of $3.9 million. Although the Indenture contains limitations on the

Description of subordinated notes

amount of additional Indebtedness which the Company, the Guarantors and the Non-Guarantor Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.

As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the Notes when due. As of July 3, 2007, the total liabilities of the Company’s subsidiaries were approximately $230.1 million, including trade payables. Although the Indenture limits the Incurrence of Indebtedness by and the issuance of Preferred Stock of certain of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications.

“Senior Indebtedness” with respect to the Company or any Guarantor means the Senior Lender Indebtedness and all Indebtedness of the Company or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Guarantor’s Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of the Company to any Subsidiary of the Company or of such Guarantor to the Company or any other Subsidiary of the Company, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of the Company or such Guarantor which is Pari Passu Indebtedness, (v) any obligations with respect to any Capital Stock, and (vi) any Indebtedness Incurred in violation of the Indenture.

Only Senior Indebtedness or Secured Indebtedness of the Company or a Guarantor will rank senior to the Notes or the relevant Guarantee in accordance with the provisions of the Indenture. The Notes and each Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of the Company and the relevant Guarantor, respectively.

The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance” below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreement) (collectively, “pay the Notes”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior

Description of subordinated notes

Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that Holders may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreement). If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

After the occurrence of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.

Description of subordinated notes

The Indenture contains identical subordination provisions relating to each Guarantor’s obligations under its Guarantee.

Guarantees

Each of the Company’s direct and indirect Wholly-Owned Subsidiaries organized under the laws of any state of the United States of America on the Issue Date and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantees on an unsecured subordinated basis (as described under “—Ranking” above) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Guarantees. Each Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including without limitation all of its obligations under or with respect to the Credit Agreement) without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, the Company is required to cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee, payment of the Notes. See “—Certain Covenants—Future Guarantors” below.

Each Guarantee is a continuing guarantee and will (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon each such Guarantor and its successors, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

Acceleration Forebearance Periods

The principal amount of the Notes is not due and payable during any Acceleration Forebearance Period. “Acceleration Forebearance Period” means, so long as the Company has Designated Senior Indebtedness outstanding, the period beginning on the date when the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes provide the Company with a notice of acceleration and expiring on the earliest of: (a) 179 days after the commencement of such period, provided, however, that in the event that there has been any prior Acceleration Forebearance Period in the immediately preceding 12-month period, the duration of the Acceleration Forebearance Period will be automatically reduced by the cumulative duration of all prior Acceleration Forebearance Periods that occurred during the preceding 12-month period; (b) the date the holders of Designated Senior Indebtedness accelerate the Designated Senior Indebtedness or any enforcement or collection action shall have been commenced with respect thereto; (c) the existence of an Event of Default described in clause (vii) under “—Defaults;” (d) for any Acceleration Forebearance Period beginning on or prior to December 18, 2008, December 18, 2008; (e) the maturity of the Notes; and (f) for any Acceleration Forebearance Period beginning after December 18, 2008, the existence of an Event of Default described in clause (i) under “—Defaults.”

Description of subordinated notes

The Indenture contains identical forebearance provisions relating to each Guarantor’s obligations under its Guarantee.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Notes of any series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect interest in more than 50% of the ownership of the Company, or the voting power of the voting stock of the Company, by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction), (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation, in each case other than creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. In order to exercise this repurchase right, a Holder must separate its IDSs into the shares of common stock and Notes represented thereby.

The occurrence of events which would constitute a Change of Control would constitute a default under our Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Our Credit Agreement prohibits any purchase by the Company of the Notes. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under other Senior Lender Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources and the terms of any Senior Lender Indebtedness then in effect. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

In the event that at the time of such Change of Control the terms of any other Senior Lender Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Senior Lender Indebtedness or offer to repay in full all Senior Lender Indebtedness and repay the Senior Lender Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Senior Lender Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under “—Optional Redemption”, the Company shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has

Description of subordinated notes

occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) whether the agreements then governing the Senior Lender Indebtedness will permit the repurchase of the Notes; (4) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (5) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and the applicable Canadian securities laws and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

The Change of Control purchase feature is a result of negotiations between us, the selling securityholders and the underwriters. Our management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenants Relating to IDSs

Combination of notes and common stock into IDSs.  The Indenture provides that as long as any Notes are outstanding, any Holder of Notes and shares of common stock may at any time and from time to time combine these securities to form IDSs.

Procedures relating to subsequent issuance.  The Indenture provides that, in the event there is a subsequent issuance of Additional Notes and we determine that the subsequent issuance should be assigned a new CUSIP number, each Holder of the Notes or the IDSs (as the case may be) agrees that a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs) will be exchanged, without any further action of such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and exchange each Holder of the Notes or the IDSs (as the case may be) owns an indivisible unit

Description of subordinated notes

composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records will be revised to reflect each such exchange without any further action of such Holder. The aggregate principal amount of the Notes owned by each Holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes. See “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Additional Issuances.” Except for the possibility that holders of subsequently issued subordinated notes the fair market value of which, at the time of issuance, is less than their stated principal amount may not be able to collect the unamortized portion of such difference in the event of an acceleration of the subordinated notes or bankruptcy of Centerplate as described under “Risk Factors—Risks Relating to the IDSs and the Shares of Common Stock and Subordinated Notes Represented by the IDSs—Subsequent issuances of subordinated notes may adversely affect your tax treatment”, any such automatic exchange should not impair the rights any Holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of Notes purchased by such Holder.

Certain Covenants

The Indenture contains the following material covenants:

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.  The Indenture provides that (i) the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Guarantor may issue shares of Preferred Stock if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $150.0 million outstanding at any one time;

(b) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees, as applicable;

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the

Description of subordinated notes

principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (d), does not exceed the greater of 7.5% of Total Assets at the time of Incurrence or $10.0 million;

(e) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to a Restricted Subsidiary of the Company; provided that any such Indebtedness is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary of the Company) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

Description of subordinated notes

(k) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Company and any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed $25.0 million at any one time outstanding; provided, however, that Indebtedness of Foreign Subsidiaries, which when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and Incurred pursuant to this clause (l), does not exceed $10.0 million (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii) to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes or the obligations of the Subsidiaries that are obligors under the intercompany note, as applicable, is pari passu with the Notes or the obligations of such Subsidiaries under the intercompany note, as applicable;

(iv) is Incurred in an aggregate principal amount (or if issued with OID, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with OID, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and (v) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

Description of subordinated notes

and provided further that subclauses (i) and (ii) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness;

(o) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of the Indebtedness either (i) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Contribution Indebtedness; and

(q) Indebtedness represented by (i) the issuance of Additional Notes in connection with the issuance of shares of common stock of the Company provided that the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares shall not exceed the equivalent ratio with respect to the IDSs outstanding prior to such issuance, and, in each case, the related Guarantees or (ii) the exchange of shares of our common stock for Additional Notes pursuant to the amended and restated stockholders agreement.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on restricted payments.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary; or

(iii) make any Restricted Investment (all such payments and other actions set forth in this clause (iii) and in clauses (i) and (ii) above being collectively referred to as “Restricted Payments”),

unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

Description of subordinated notes

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4), (5), (7) and (12) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries), plus

(iii) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv) 100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Company or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

(v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or

Description of subordinated notes

any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

The Fair Market Value of property other than cash covered by clauses (ii), (iii) and (iv) above shall be determined in good faith by the Company and (A) in the event of property with a Fair Market Value in excess of $2.5 million, shall be set forth in an Officers’ Certificate or (B) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3) (a) the repurchase, retirement or other acquisition for value of Equity Interests of the Company held, directly or indirectly, by any future, present or former employee, director or consultant of the Company or any Subsidiary of the Company or any entity in which any of the foregoing has a beneficial or economic ownership interest pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any other agreement pursuant to which stock is held for the benefit of such persons or (b) the payment of any dividend or distribution to VSI Management Direct L.P., VSI Management II L.P., BCP Volume L.P. or BCP Offshore Volume L.P. or any entity in which any of the foregoing has a beneficial or economic ownership interest pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or agreement or any other agreement pursuant to which stock is held for the benefit of such persons to effect the repurchase, retirement or other acquisition for value of their Equity Interests held, directly or indirectly, by any future, present or former employee, director or consultant of the Company or any Subsidiary of the Company or any entity in which any of the foregoing has a beneficial or economic ownership interest; provided, however, that the aggregate amounts paid under this clause (3) do not exceed $4.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (I) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company (other than Disqualified Stock) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or to VSI Management Direct L.P., BCP Volume L.P. and BCP Offshore Volume L.P. for the direct or indirect account of members of management, directors or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under

Description of subordinated notes

clause (iii)(c) of the first paragraph of this covenant) plus (II) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (I) and (II) above in any single calendar year);

(4) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(5) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (5) does not exceed the net cash proceeds received by the Company from the sale of Designated Preferred Stock issued after the Issue Date;

(6) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $35.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7) the payment of dividends on the shares of the Company’s Common Stock up to an aggregate amount in any fiscal quarter not to exceed the Quarterly Base Dividend Level; provided, that the Company may not pay any dividends pursuant to this paragraph (7) or paragraph (12) below if interest on the Notes is being deferred or, after the end of any interest deferral period, so long as any deferred interest has not been paid in full;

(8) Investments that are made with Excluded Contributions;

(9) other Restricted Payments in an aggregate amount not to exceed $30.0 million;

(10) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(11) the repurchase of Common Stock on December 10, 2003 or on the closing date of the exercise of the over-allotment option under the underwriting agreement dated December 4, 2003, by and among Volume Services America Holdings, Inc. and CIBC World Markets Corp., UBS Securities LLC, RBC Dain Rausher Inc., McDonald Investments Inc., a Key Corp Company, BMO Nesbittt Burns Inc. and the other underwriters party thereto or the exchange of Common Stock for Notes pursuant to the Amended and Restated Stockholders Agreement; and

(12) other Restricted Payments in an aggregate amount not to exceed the Base Dividend Restricted Payments Basket;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (6), (7), (9) and (12), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further, however, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (iii)(c) of the first paragraph of this covenant, only the amounts expended under clauses (1), (4), (5), (7) and (12) shall be included.

Description of subordinated notes

As of the Issue Date, all of the Company’s Subsidiaries were Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (6), (8) or (9)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and other payment restrictions affecting subsidiaries.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the Indenture and the Notes;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

Description of subordinated notes

(9) customary provisions contained in leases, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(10) other Indebtedness of Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to clause (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(11) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

(b) any notes or other obligations or other securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 7.5% of Total Assets or $10.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds from such Asset Sale, at its option:

(i) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by

Description of subordinated notes

making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(ii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case used or useful in a Similar Business; and/or

(iii) to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but not including the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and the applicable Canadian securities laws and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that such provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the

Description of subordinated notes

purchase date unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Transactions with affiliates.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(i) transactions between or among the Company and/or any of its Restricted Subsidiaries;

(ii) Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments;”

(iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(iv) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v) payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith;

(vi) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(vii) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

Description of subordinated notes

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(ix) the issuance of Capital Stock (other than Disqualified Stock) of the Company or IDSs in respect of the Company’s securities (including such securities represented thereby) or Additional Notes or other Pari Passu Indebtedness evidenced by a different series of notes or shares of the Company’s Capital Stock to any Permitted Holder.

Liens.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Company or any of its Subsidiaries (other than Senior Indebtedness) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

The Indenture provides that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor (other than Senior Indebtedness of such Guarantor) unless such Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated on right of payment to such Guarantor’s Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Guarantee if the Lien consists of a Permitted Lien.

Reports and other information.  The Indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company will file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, the Company shall not be so obligated to file such documents and other reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Future guarantors.  The Indenture provides that the Company will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable

Description of subordinated notes

under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Indenture provides that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at such time of such transaction) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; (v) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Indenture and the Notes; and (vi) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Indenture further provides that, subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale or disposition of a Guarantor, each Guarantor will not, and the Company will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); (ii) the Successor Guarantor (if other than such Guarantor)

Description of subordinated notes

expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing clause (iii), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days, subject to the interest deferral provisions contained in the Indenture; provided, however, that a default in any payment of interest on the Note required to be made on (x) December 18, 2008, and (y) any interest payment date after December 19, 2008, at a time when interest deferral would be prohibited under the indenture shall immediately constitute an Event of Default (without regard to the length of time for which such default continues), (ii) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “—Ranking” above, (iii) the failure by the Company to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” above (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the “cross acceleration provision”), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”), (viii) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $15.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”) or (ix) any Guarantee ceases to be in full force and effect, except as contemplated by the terms thereof, or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee and the Default continues for 10 days.

The foregoing constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment,

Description of subordinated notes

decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

Subject to the provisions regarding any Acceleration Forebearance Period, if an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare such principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of such request and the offer of security or indemnity, and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver, to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written

Description of subordinated notes

notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of all series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of all series affected by such amendment then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, (viii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions or (ix) modify the Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939 or to make certain changes to the Indenture to provide for the issuance of Additional Notes. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Under the terms of the Credit Agreement, we are not permitted to effect any amendment or modification if the effect would be to (i) increase the interest rate applicable to the Notes or any deferred interest on the Notes, (ii) change to an earlier date the scheduled dates of payment on any component of principal, interest or other amounts on the Notes, (iii) increase principal repayments or amortization payments on the Notes, (iv) alter the redemption, prepayment or subordination provisions

Description of subordinated notes

of the Notes, (v) add to or alter the covenants (including, without limitation, the financial covenants), defaults and Events of Defaults set forth in the Indenture in a manner that would make such provisions more onerous or restrictive to the Company or VSA, or (vi) otherwise increase the obligations of the Company or any Guarantor in respect of the Notes, the deferred interest on the Notes or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Company, any Guarantor or the lenders of the Senior Lender Indebtedness.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under “—Certain Covenants” and “—Change of Control,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (iv) of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) with respect only to Significant Subsidiaries or (viii) with respect only to Significant Subsidiaries under “—Defaults” above or because of the failure of the Company to comply with clause (iv) of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (i) delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal or Canadian income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal or Canadian income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or the Canada Customs and Revenue Agency or other change in applicable U.S. federal or Canadian income tax law) and (ii) so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions of the Indenture or any other material agreement binding on the Company, including the Credit Agreement.

Concerning the Trustee

The Bank of New York is the Trustee under the Indenture.

Description of subordinated notes

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(i) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

(ii) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income, plus

(iv) any non-recurring fees, expenses or charges related to any Securities Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), deducted in such period in computing Consolidated Net Income, plus

(v) the amount of any nonrecurring charges related to client contract terminations or one-time severance costs incurred in connection with acquisitions deducted in such period in computing Consolidated Net Income, plus

(vi) any other noncash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of, or cash reserve for, anticipated cash charges for any future period), plus

(vii) the amount of annual management, monitoring, consulting and advisory fees and related expenses paid to Blackstone and GE Capital deducted in such period in computing Consolidated Net Income in an amount not to exceed $1.5 million during any fiscal year, less, without duplication,

(viii) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net

Description of subordinated notes

Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the provisions described under “—Certain Covenants—Transactions with Affiliates” and “—Certain Covenants—Asset Sales” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of such Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase the Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Sale” means:

(i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary)(whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Limitation on Restricted Payments;”

(d) any disposition of assets with an aggregate Fair Market Value of less than $2.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

(g) sales of assets received by the Company upon the foreclosure on a Lien;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

Description of subordinated notes

(i) sales of inventory in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract.

“Base Dividend Restricted Payments Basket” shall initially equal $0, provided, however, that if during any fiscal quarter the Company has paid dividends on the Company’s Common Stock in an aggregate amount that is less than the Quarterly Base Dividend Level for such quarter, an amount equal to 50% of the difference between (i) the Quarterly Base Dividend Level for such quarter and (ii) the aggregate amount of dividends actually paid on the Company’s Common Stock during such quarter shall be added to the Base Dividend Restricted Payments Basket as of the last day of such fiscal quarter.

“Blackstone” means Blackstone Capital Partners II Merchant Banking Fund L.P. and its Affiliates.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capitalized Lease Obligation” means, at such time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(i) U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

Description of subordinated notes

(v) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(vi) investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (v) above;

(vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(viii) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Company” means Centerplate, Inc. (formerly known as Volume Services America Holdings, Inc.) until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of OID, the interest component of Capitalized Lease Obligations (or any financing lease which has substantially the same economic effect as a Capitalized Lease Obligation) and net payments and receipts (if any) pursuant to Hedging Obligations and excluding amortization of deferred financing fees), (ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and (iii) the earned discount or yield with respect to the sale of receivables.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

(ii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(iii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(iv) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(v) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded;

(vi) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in

Description of subordinated notes

cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and

(vii) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(iv) and (v) thereof.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(i) was a member of the Company’s Board of Directors on the date of the Indenture; or

(ii) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination or election.

“Contribution Indebtedness” means Indebtedness of the Company in an aggregate principal amount not greater than the amount of all Specified Cash Contributions, provided that such Contribution Indebtedness (i) has a Stated Maturity later than the Stated Maturity of the Notes, (ii) is Incurred substantially concurrently with such Specified Cash Contributions, and (iii) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means the credit agreement dated as of December 10, 2003, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, among the Company, the Subsidiaries of the Company named therein, the financial institutions named therein and KeyBank National Association, as Administrative Agent, Fronting Bank and Swingline Lender, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refunding, refinancing or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

In April 2005, the credit agreement dated as of December 10, 2003 was refinanced and replaced by the Company’s current credit facility described under “Description of Certain Indebtedness—Our Credit Facility,” beginning on page 57. The current credit facility falls within the definition of “Credit Agreement” under the Indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

Description of subordinated notes

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means (i) the Senior Lender Indebtedness and (ii) any other Senior Indebtedness of the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event;

(i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the first anniversary of the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first anniversary shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything contrary herein, the Company’s common stock that is exchangeable into Additional Notes upon transfer pursuant to the amended and restated stockholders agreement shall not be Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash” shall mean, with respect to any period, Adjusted EBITDA minus the sum of (i) cash interest expense and (ii) income tax expense, in each case, for such period.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Limitation on Restricted Payments” covenant.

Description of subordinated notes

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

Description of subordinated notes

“Fixed Charges” means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense of such Person for such period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of the Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“GE Capital” means General Electric Capital Corporation and its Affiliates.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IDS” means the Company’s Income Deposit Securities, whether currently outstanding or as may be issued from time to time.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(i) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

Description of subordinated notes

(c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

(d) in respect of Capitalized Lease Obligations; or

(e) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, further, that any obligation of the Company or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, and (ii) account credits to participants under the LTIP or any successor or similar compensation plan, shall be deemed not to constitute Indebtedness.

“Investment Grade Securities” means:

(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii) debt securities or debt instruments with a rating of BBB— or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the

Description of subordinated notes

same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Limitation on Restricted Payments:”

(i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means December 10, 2003.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other personnel of the Company on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, with respect to the Company, on a consolidated basis at any time, the actual outstanding amount of funded indebtedness (provided that with respect to the portion thereof represented by any revolving facility under the Senior Lender Indebtedness, such amount shall be calculated as the weighted average principal balance of loans that were outstanding during the immediately preceding 12 fiscal month period), plus, without duplication, the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of the Company and its Restricted Subsidiaries at such time, less (i) any early termination payments that would be owed if all outstanding Hedging Obligations were terminated, and (ii) the amount of cash of the Company and its Subsidiaries on the balance sheet as of the date of determination in excess of $7.5 million.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of

Description of subordinated notes

such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (i) of the second paragraph of the covenant described under “—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the 13.5% subordinated notes of the Company, including any Additional Notes unless expressly provided otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means (i) with respect to the Company, the Notes and any other Indebtedness of the Company, other than Senior Indebtedness or Secured Indebtedness of the Company and (ii) with respect to any Guarantor, its Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Company or any Restricted Subsidiary exchanges assets for consideration consisting of (i) assets used or useful in a Similar Business and (ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents will be considered Net Proceeds from an Asset Sale.

“Permitted Holders” means Blackstone, GE Capital and the Management Group.

“Permitted Investments” means:

(i) any Investment in the Company or any Restricted Subsidiary;

(ii) any Investment in Cash Equivalents or Investment Grade Securities;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related

Description of subordinated notes

transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iv) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(v) any Investment existing on the Issue Date;

(vi) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(vii) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii) Hedging Obligations permitted under clause (j) of the “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(ix) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of 7.5% of Total Assets or $10.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(x) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business, and account credits and payments to participants under the LTIP or any successor or similar compensation plan;

(xi) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the “—Limitation on Restricted Payments” covenant;

(xii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Transactions with Affiliates” (except transactions described in clauses (ii), (iii) and (vi) of such paragraph);

(xiii) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiv) Guarantees issued in accordance with “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(xv) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

Description of subordinated notes

(xvi) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xvii) loans and advances to VSI Management Direct L.P., VSI Management II L.P., Recreational Services L.L.C., current or former management personnel of the Company and/or any entity in which any current or former management personnel of the Company has a beneficial or equity interest pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or agreement or any other agreement pursuant to which stock is held for the benefit of such persons not to exceed $7.5 million in aggregate principal amount at any time outstanding, the proceeds of which will be used to purchase or redeem, directly or indirectly, shares of Capital Stock of the Company or to purchase limited partnership interests in VSI Management Direct L.P., VSI Management II L.P. or Recreational Services, L.L.C.; and

(xviii) loans to clients made in connection with entering into, renegotiating, renewing or amending contracts to provide services not to exceed $15.0 million in any fiscal year or $30.0 million in aggregate amount at any time outstanding.

“Permitted Junior Securities” shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company on the Issue Date, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d) Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

Description of subordinated notes

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(g) Liens to secure Indebtedness permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(h) Liens existing on the Issue Date;

(i) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(j) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(k) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(l) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(m) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(p) Liens in favor of the Company;

(q) Liens on equipment of the Company granted in the ordinary course of business to the Company’s client at which such equipment is located;

Description of subordinated notes

(r) Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(s) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

(t) Liens to secure Indebtedness permitted by clause (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(u) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (l) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j), (k), (l) or (t) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any individual, corporation, partnership, business trust, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Quarterly Base Dividend Level” means, for any fiscal quarter, 85% of the Company’s Excess Cash for the 12-month period ending on the last day of the Company’s then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid divided by four.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Group.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

“Secured Indebtedness” means any Indebtedness of the Company or any Subsidiary secured by a Lien.

“Securities Offering” means any public or private sale of IDSs, common stock or Preferred Stock of the Company or VSA (other than Disqualified Stock), other than (i) public offerings with respect to IDSs or the Company’s Common Stock registered on Form S-8 (or the Canadian equivalent) and (ii) any such public or private sale that constitutes an Excluded Contribution.

Description of subordinated notes

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto.

“Senior Lender Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor, as applicable, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the provision of food, beverage, catering, merchandise, management or other services at stadiums, convention centers, ball parks, concert halls, theaters, seaports, airports, golf courses, arenas, racetracks, parks, malls, zoos, bandstands, or other recreational venues, or the activities of the Company and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, investing in sports teams.

“Specified Cash Contributions” means the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company which are designated as “Specified Cash Contributions” pursuant to an Officers’ Certificate.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly-Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

Description of subordinated notes

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor, and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Trust Officer” means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of the Indenture.

“Unrestricted Subsidiary” means:

(i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x)(1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal

Description of subordinated notes

payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

Material U.S. federal income tax consequences

Any offering of IDSs hereunder will be conditioned upon the receipt by us of an opinion of our legal counsel, Davies Ward Phillips & Vineberg LLP, confirming that, with respect to such IDSs, the following discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Davies Ward Phillips & Vineberg LLP as to the material United States federal income tax consequences of the purchase, ownership and disposition of IDSs by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, the following discussion deals only with IDSs held as capital assets by holders who acquired IDSs in this offering and does not deal with special situations, such as those of:

➢	dealers in securities or currencies,

➢	financial institutions,

➢	regulated investment companies,

➢	real estate investment trusts,

➢	tax-exempt entities,

➢	insurance companies,

➢	persons holding IDSs, subordinated notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

➢	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

➢	persons liable for alternative minimum tax,

➢	investors in pass-through entities or

➢	U.S. Holders (as defined below) of IDSs whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” of an IDS means a holder that is for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States,

➢	a corporation, or other entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof,

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

➢	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a holder, other than an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, subordinated notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership, though the status of the partnership and activities of the partner may be relevant for certain purposes. If you are a partner of a partnership holding IDSs, you should consult your own tax advisors.

Material U.S. federal income tax consequences

No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, we cannot assure you that the IRS or the courts will agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of foreign holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock. Payments to foreign holders would not be grossed-up for any such taxes.

If you are considering the purchase of IDSs, you should consult your own tax advisors concerning the particular U.S. federal, state and local income tax consequences to you of the ownership of IDSs, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

IDSs

Allocation of Purchase Price

Your acquisition of IDSs should be treated as an acquisition of the shares of our common stock and the subordinated notes represented by the IDSs and, by purchasing IDSs, you agree to such treatment. If such treatment is not respected by the IRS, the acquisition of IDSs may be treated as an acquisition of only our stock, in which case the subordinated notes would be treated as equity rather than debt for U.S. federal income tax purposes. See “—Consequences to U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes.” The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our common stock and subordinated notes.

The purchase price of each IDS will be allocated among the underlying shares of common stock and subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of common stock and the subordinated notes. We will determine the initial fair market value of each share of common stock and the initial fair market value of each $5.70 principal amount of subordinated notes and provide such information in a prospectus supplement. If this allocation is not respected, your initial tax basis in the shares of common stock and subordinated notes will be different and the amount of market discount or amortizable bond premium, if any, with which you will be treated as having acquired the subordinated notes may be different from that which you contemplated. The rules governing market discount are discussed below under “—Consequences to U.S. Holders—Subordinated Notes—Market Discount.” The rules governing bond premium are discussed below under “—Consequences to U.S. Holders—Subordinated Notes—Bond Premium.”

Separation and Combination

If you separate your IDSs into the shares of common stock and subordinated notes represented thereby or combine the applicable number of shares of common stock and principal amount of subordinated notes to form IDSs, you generally will not recognize gain or loss upon the separation or combination into IDSs. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of common stock and the subordinated notes, and your tax basis in the shares of common stock and the subordinated notes will not be affected by the separation or combination.

Material U.S. federal income tax consequences

CONSEQUENCES TO U.S. HOLDERS

SUBORDINATED NOTES

Characterization of Subordinated Notes

We anticipate that our counsel, Davies Ward Phillips & Vineberg LLP, will opine that the subordinated notes should be treated as debt for U.S. federal income tax purposes. Based on that opinion, we believe the subordinated notes should be so treated. This opinion will be based on representations and determinations, which are discussed in more detail in the following paragraphs, and such opinions are not binding on the IRS or the courts, which could disagree. We and, by acquiring subordinated notes, directly or in the form of an IDS, each holder agree to treat the subordinated notes as our indebtedness for all purposes. Assuming such treatment is respected, subject to the discussions below under “—Consequences to U.S. Holders—Subordinated Notes—Determination of Issue Price” and “—Consequences to U.S. Holders—Subordinated Notes—Deferral of Interest and Original Issue Discount,” interest on the subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on the facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors that are intended to identify the economic substance of the investor’s interest in the corporation. Our determination that the subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinion of counsel to this effect referred to above, will rely upon certain representations and determinations by us, and an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a financial advisory firm.

The opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a financial advisory firm, will include opinions substantially to the effect that:

➢	when taken together and considered as a whole, without any single factor necessarily being dispositive, the term, interest rate, issue price, and other material provisions of the subordinated notes, including, inter alia, restrictions on incurrence of debt and payment of dividends, are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender not otherwise owning equity in us, bargaining at arm’s length with us, would reasonably agree, where such lender would ordinarily be considered by knowledgeable corporate finance experts to be a lender or investor in the corporate bond market or other market for corporate debt and not primarily an investor in preferred stock; and

➢	after giving effect to the offering, the ratio of the aggregate amount of Centerplate and its subsidiaries’ indebtedness to the fair market value of our equity is commercially reasonable under the circumstances; and

This opinion will also describe the ratio of (A) the sum of (I) the principal amount of the subordinated notes, (II) the principal amount of senior notes outstanding under our credit facility and (III) the amount outstanding under our revolving credit facility, to (B) the fair market value of our equity.

The opinion of Houlihan Lokey will rely on, and will assume without independent verification or investigation, the accuracy and completeness of, the financial data and other information provided by us and the descriptions of the securities set forth in this prospectus and the applicable prospectus supplement; will be provided to us, and for the purpose of assisting us and our counsel regarding the determinations and legal opinion referred to above; should not be used as a reason to invest in, or a recommendation of, our securities or be viewed as an expression of a viewpoint as to our business

Material U.S. federal income tax consequences

prospects or the fairness or merits of this offering; and is not a solvency opinion. Houlihan Lokey will not provide any opinion as to any legal questions or tax matters. The opinions of Houlihan Lokey as to commercial reasonableness and valuation of our securities will be based solely on a comparison of our securities and this offering to other securities and transactions deemed comparable by Houlihan Lokey and on valuation methodologies deemed appropriate by it. In connection with its opinion, Houlihan Lokey will neither review our books and records nor make any physical inspection or independent evaluation or appraisal of our assets and liabilities.

The opinion of Davies Ward Phillips & Vineberg LLP also will rely on (i) our representation that we expect to make all interest and principal payments on the notes in accordance with their terms and certain other representations we will make and (ii) a representation by the underwriter(s) in any offering under this prospectus that such underwriter(s) intend to facilitate a secondary market in the IDSs and, upon separation, the subordinated notes and common stock.

In light of the representations and opinions described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the subordinated notes, we will be of the view that the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the subordinated notes or offered under circumstances such as offerings under this prospectus (i.e., offered as a unit consisting of subordinated notes and common stock). In light of this absence of direct authority, neither we nor our counsel will be able to conclude with certainty that the subordinated notes will be treated as debt for U.S. federal income tax purposes.

If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the subordinated notes would be treated as a distribution with respect to stock as discussed under “— Consequences to U.S. Holders—Common Stock” and would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under ”— Consequences to Non-U.S. Holders—Common Stock,” Non-U.S. Holders could be subject to withholding or estate taxes with regard to the subordinated notes in the same manner as they will be with regard to the common stock.

Additionally, there can be no assurance that the IRS will not challenge the determination that the interest rate on the subordinated notes represents an arm’s length rate and, if successful, any excess amount over arm’s length would not be deductible and could be recharacterized as a dividend payment instead of an interest payment for U.S. federal income tax purposes.

The consequences to U.S. Holders and Non-U.S. Holders described below assume that the subordinated notes will be treated as debt.

Determination of Issue Price

Although not free from doubt, the subordinated notes should be treated for federal tax purposes as issued to the selling securityholders in exchange for common stock the shares of which are not separately publicly traded and should not be treated as issued in exchange for IDSs which are publicly traded. The issue price of notes which are not publicly traded and which are issued for property that is not publicly traded is the stated principal amount of the notes. Thus, unless the likelihood of deferral of interest payments is determined by the IRS not to have been remote as described below under “—Deferral of Interest and Original Issue Discount,” the issue price of the subordinated notes should be their stated principal amount, and the subordinated notes should not be treated as issued with OID. If the IRS disagrees with our determination of the issue price, the subordinated notes could be treated as

Material U.S. federal income tax consequences

issued with OID or with bond premium as discussed below. The remainder of this section assumes that the issue price of the subordinated notes will be their stated principal amount.

Accrued Interest

It is possible that when you purchase the IDSs, the subordinated notes will have accrued interest. In such case, the first payment of interest to you with respect to the subordinated notes will not be taxable to you to the extent it represents interest accrued prior to your purchase of the IDSs. This portion of the payment would instead reduce your basis in the subordinated notes.

Sale, Exchange or Retirement of Subordinated Notes

Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the subordinated notes constituting part of the IDS. Upon the sale, exchange, retirement or other disposition of subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the subordinated notes. Your adjusted tax basis in the subordinated notes will generally equal your initial tax basis in the subordinated notes increased by any OID or market discount taken into account and reduced by any bond premium amortized by you and by any payments made on the subordinated notes other than qualified stated interest payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Thus, the interest payments on the subordinated notes will be qualified stated interest unless an interest payment is deferred or the likelihood of deferral is determined by the IRS not to have been remote as discussed below.

Subject to the market discount rules discussed under “—Consequences to U.S. Holders—Subordinated Notes—Market Discount”, such gain or loss will generally be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Deferral of Interest and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. If we determine based on our financial forecasts that the likelihood of deferral of interest payments under the subordinated notes is remote, although the matter would not be free from doubt because of the lack of direct authority, the subordinated notes should not be considered to be issued with OID at the time of their original issuance because of the possibility that interest will be deferred. Accordingly, stated interest on the subordinated notes should generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Under the Treasury regulations, if deferral of the payment of interest actually occurs or is determined not to have been “remote,” the subordinated notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. Then, all stated interest on the subordinated notes would thereafter be treated as OID as long as the subordinated notes remained outstanding.

If the subordinated notes have more than a de minimis amount of OID, you must include the OID in income as it accrues, which may be before you receive cash attributable to such income. You must include OID in income using the yield to maturity of the subordinated note which is computed based on a

Material U.S. federal income tax consequences

constant rate of interest and compounding at the end of each accrual period. The amount of OID so determined for each accrual period is then allocated on a ratable basis to each day in the accrual period that the U.S. Holder held the subordinated note. The amount of OID would be reduced by a ratable amount of the U.S. Holder’s acquisition premium (the excess of the U.S. Holder’s initial basis in the subordinated note over the adjusted issue price of the subordinated note at the time of purchase), if any. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods, because the adjusted issue price of the subordinated notes will increase while the comparable yield will remain constant. Any OID included in income would increase your tax basis in your subordinated note and any payments (other than payments of qualified stated interest) would not be separately taxable and would reduce your tax basis.

During any period in which interest is deferred, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the subordinated notes.

Market Discount

If the portion of your purchase price for the IDSs allocated to the subordinated notes is less than their stated principal amount, the difference between the price paid for the subordinated notes and their stated principal amount will be treated as “market discount” unless it is less than a statutory minimum amount.

This market discount will generally be treated as accruing ratably on the subordinated notes during the period from the date of acquisition to the maturity date of the subordinated notes, unless you make an election to accrue the market discount on a constant yield to maturity basis. You will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, the subordinated notes as ordinary income to the extent of the lesser of:

➢	the amount of the payment or gain; or

➢	the market discount which is treated as having accrued on the subordinated notes at the time of the payment or disposition and which has not previously been included in income.

In addition, you may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a subordinated note with market discount, until the maturity of the subordinated note or its earlier disposition in a taxable transaction.

In the alternative, you may elect to include market discount in income currently as it accrues on either a ratable or constant yield to maturity basis, in which case the rules described above will not apply. The election to include market discount in income as it accrues will apply to all market discount instruments acquired by you on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. Currently included market discount is generally treated as ordinary interest for United States federal income tax purposes. Your tax basis in a subordinated note will be increased by the amount of market discount you include in income with respect to it.

Bond Premium

Unless it is determined that the likelihood of deferral of interest payments under the subordinated notes is not remote, as described under “—Consequences to U.S. Holders — Subordinated Notes — Deferral of Interest and Original Issue Discount,” if the portion of your purchase price for the IDSs allocated to the subordinated notes is greater than their stated principal amount, the subordinated notes will be treated as having been acquired at a premium equal to such difference, which you could generally elect to amortize over the term of the subordinated notes.

Material U.S. federal income tax consequences

If bond premium is amortized, the amount of interest that must be included in income for each period ending on an interest payment date or at the stated maturity of the subordinated note, as the case may be, will be reduced. The reduction will be equal to the portion of premium allocable to such period based on the yield to maturity with respect to the subordinated note as determined under the bond premium rules contained in the applicable provisions of the Code and Treasury regulations. If you elect not to amortize bond premium, you must include the full amount of each interest payment as ordinary income in accordance with your regular method of tax accounting. You may receive a tax benefit (in the form of capital loss or reduced capital gain) from any unamortized premium in computing your gain or loss upon the sale or disposition of the principal amount of the subordinated note.

If you make an election to amortize bond premium for a subordinated note with bond premium, such election will result in a deemed election to amortize bond premium for all of your debt instruments with bond premium and may be revoked only with the permission of the IRS.

Additional Issuances

The indenture governing the subordinated notes provides that, in the event there is an issuance of subordinated notes subsequent to issuances under this prospectus having terms that are identical (other than issuance date) in all material respects to the subordinated notes represented by the IDSs that were issued in the IPO, and we determine that the subsequent issuance should be assigned a new CUSIP number, each holder of subordinated notes or IDSs, as the case may be, agrees that a portion of such holder’s notes will be exchanged for a portion of the subordinated notes acquired by the holders of such subsequently issued subordinated notes. We intend to use a new CUSIP number for any issuance of subordinated notes that are issued with OID, and any issuance of subordinated notes after subordinated notes are issued with OID. Consequently, immediately following such subsequent issuance, each holder of subsequently issued subordinated notes, held either as part of IDSs or separately, and each holder of existing subordinated notes, held either as part of IDSs or separately, will own an indivisible unit composed of a proportionate percentage of both the old subordinated notes and the newly issued subordinated notes. Although there is no legal authority directly addressing the issue, we, and our counsel, believe it is more likely than not that any subsequent issuance of subordinated notes with a new CUSIP number, whether or not the subordinated notes are issued with OID, will not result in a taxable exchange of your subordinated notes for U.S. federal income tax purposes, but there can be no assurance that the IRS will not assert that such a subsequent issuance of subordinated notes should be treated as a taxable exchange of a portion of your subordinated notes, whether held separately or in the form of IDSs, for a portion of the subordinated notes subsequently issued. In such case, you could recognize gain on the deemed exchange, but any loss realized would likely be disallowed. Your initial tax basis in the subordinated notes deemed to have been received in the exchange would be the fair market value of such subordinated notes on the date of the deemed exchange (adjusted to reflect any disallowed loss), and your holding period for such subordinated notes would begin on the day after the deemed exchange.

Regardless of whether a subsequent issuance of subordinated notes with OID results in a taxable exchange, such issuance may increase the OID, if any, that you were previously accruing with respect to the subordinated notes. Following any subsequent issuance of subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of subordinated notes and IDSs, and each holder of subordinated notes and IDSs will, by purchasing subordinated notes or IDSs, agree to report OID in a manner consistent with this approach. This will generally result in you (or your transferees) reporting more interest income over the term of the subordinated notes than you would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the subordinated

Material U.S. federal income tax consequences

notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the subordinated notes. However, there can be no assurance that the IRS will not assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and subordinated notes and could adversely affect the market for IDSs and subordinated notes.

It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such subordinated notes would not be deductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equity holders.

Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Common Stock

Dividends

The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below, such income will be includable in your gross income as ordinary income on the day received by you. To the extent, if any, that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, it will be treated as a tax-free return of your tax basis in the shares of common stock and thereafter as capital gain. We expect that substantial amounts, possibly all, of our dividends will exceed our accumulated earnings and profits for the foreseeable future. If you are a corporation, amounts treated as dividend income that are received by you will generally be eligible for a 70% dividends-received deduction under the Code, provided certain holding period and other requirements are satisfied. If you are a non-corporate holder, amounts treated as dividend income that we pay to you through 2010 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

Taxation of Capital Gains

Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, or disposed of the shares of common stock constituting the IDSs. Upon the sale, exchange, or other disposition of shares of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of common stock and your tax basis in the shares of common stock. As described above under “—Consequences to U.S. Holders—IDSs—Allocation of Purchase Price,” your tax basis in the shares of common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of common stock. As discussed above, capital gains of non-corporate holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal, interest and dividends on an IDS and to the proceeds of sale of an IDS paid to a U.S. Holder other than certain exempt recipients

Material U.S. federal income tax consequences

(such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or fail to certify that you: (i) have provided a correct taxpayer identification number, (ii) have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends or the IRS has notified you that you are no longer subject to backup withholding, and (iii) are a U.S. person.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion applies only to Non-U.S. Holders. This discussion does not deal with situations of certain Non-U.S. Holders subject to special treatment under the Code, such as:

➢	U.S. expatriates,

➢	“controlled foreign corporations,” and

➢	“passive foreign investment companies.”

Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Subordinated Notes

Characterization of Subordinated Notes

As discussed above under “—Consequences to U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes,” we believe the subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and thus there can be no assurance that such a position would be sustained if challenged by the IRS. If the subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the subordinated notes would be treated in the same manner as shares of common stock as described below under “—Consequences to Non-U.S. Holders—Common Stock—Dividends,” and payments on the subordinated notes would be subject to U.S. federal withholding taxes. Additionally, interest on the subordinated notes would not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. The remainder of this discussion assumes the characterization of the subordinated notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, under the “portfolio interest rule”, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on subordinated notes owned by you provided that:

➢	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

➢	you are not a controlled foreign corporation that is related to us through stock ownership,

➢	you are not a bank whose receipt of interest on the subordinated notes is described in section 881(c)(3)(A) of the Code, and

Material U.S. federal income tax consequences

➢	you satisfy the statement requirement set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder, which requirement can generally be met by providing us a completed IRS Form W-8BEN under penalties of perjury certifying that you are not a U.S. person or by a financial institution holding the subordinated notes on your behalf certifying under penalties of perjury that such statement has been received by it and furnishing a paying agent with a copy thereof.

If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

➢	IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty, or

➢	IRS Form W-8ECI stating that interest paid on the subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in certain situations including with respect to subordinated notes held in an offshore account or through certain intermediaries.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the subordinated notes is effectively connected with the conduct of such trade or business (and, where a tax treaty applies, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty, which in the case of Canada would be 5%) of such amount, subject to adjustments.

Sale, Exchange or Retirement of Subordinated Notes

Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the subordinated notes constituting the IDS. Any gain realized upon the sale, exchange, retirement or other disposition of subordinated notes generally will not be subject to U.S. federal income tax unless:

➢	the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to your U.S. permanent establishment, in which case you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if you are a foreign corporation, may be subject to an additional branch profits tax at a rate of 30% or treaty rate (which in the case of Canada would be 5%), or

➢	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

U.S. Federal Estate Tax

Subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to the individual on the subordinated notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under “—Consequences to Non-U.S. Holders—Subordinated Notes—U.S. Federal Withholding Tax” without regard to the statement requirement described therein.

Material U.S. federal income tax consequences

Common Stock

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or the lower rate as may be specified by an applicable income tax treaty (which in the case of Canada would generally be 15%). However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty (which, in the case of Canada, would be 5%). If you are a non-corporate holder, effectively connected dividends that we pay to you through 2010 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are met. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

➢	complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person, or

➢	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the share of common stock constituting the IDS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

➢	the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to your U.S. permanent establishment, in which case you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if you are a foreign corporation, may be subject to an additional branch profits tax at a rate of 30% or treaty rate (which, in the case of Canada, would be 5%),

➢	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States), or

➢	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Material U.S. federal income tax consequences

U.S. Federal Estate Tax

Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting the interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding may be required with respect to payments made by us or any paying agent to you, unless you have provided us an IRS Form W-8BEN, or a financial institution holding the IDSs on your behalf certifies that you have provided a W-8BEN to it (or other intermediate financial institution) and provides a copy thereof (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the IDSs by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of the plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the IDSs of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets are deemed to include “plan assets,” as described below, the acquisition and/or holding of the IDSs by an ERISA Plan with respect to which we, the underwriter, the trustee or any guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the IDSs. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Certain ERISA considerations

Plan Asset Issues

Certain regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is an “operating company,” or such equity interest is a “publicly-offered security” (in each case as defined in the Plan Asset Regulations), the equity interest will not be deemed a “plan asset.” The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. We anticipate that shares of our Common Stock would be considered an equity interest and our subordinated notes should be treated as indebtedness. Under the Plan Asset Regulations, an “operating company” is defined as “an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.” We believe that we are an “operating company” for purposes of the Plan Asset Regulations, although no assurance can be given in this regard.

Alternatively, under the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c)(i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which the security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of the securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the IDSs will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the IDSs will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If Centerplate ceases to be an operating company for purposes of the Plan Asset Regulations and the IDSs cease to be publicly-offered securities within the meaning of the Plan Asset Regulations, our assets could be deemed to be “plan assets” under ERISA, unless, at the time, another exemption is available under the Plan Asset Regulations. This would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Because of the foregoing, the IDSs should not be purchased or held by any person investing “plan assets” of any Plan, unless the purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the IDSs, each purchaser and subsequent transferee of the IDSs will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the IDSs constitutes assets of any Plan or (ii) the purchase

Certain ERISA considerations

and holding of the IDSs by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the IDSs on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the IDSs.

Plan of distribution

We are registering the IDSs and the shares of common stock and subordinated notes represented by these IDSs covered by this prospectus for sale in the form of IDSs on behalf of the selling securityholders named herein. The IDSs may be sold from time to time in one or more transactions by the selling securityholders as described below. Such transactions may be effected at market prices prevailing at the time, prices related to such market prices, at negotiated prices or at fixed prices. Subject to the restrictions described below, and in the amended and restated stockholders agreement and the registration rights agreement, as amended, the selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of the sales.

Pursuant to the amended and restated stockholders agreement we entered into in connection with our IPO, as amended by a letter agreement dated as of May 4, 2007, we have agreed that at the option of the selling securityholders, subject to certain conditions, we will exchange a portion of the common stock held by the selling securityholders in any offering under this prospectus for our subordinated notes at an exchange rate of $9.30 principal amount of subordinated notes for each share of common stock which subordinated notes we will then combine with remaining shares held by the selling securityholders to form the integral whole numbers of IDSs to be sold in such offering. See “Agreements Related to the Offering—Amended and Restated Stockholders Agreement.”

The selling securityholders may negotiate and pay underwriters’ commissions, discounts or concessions for their services as applicable. Underwriters engaged by the selling securityholders may allow other underwriters or dealers to participate in resales.

The IDSs and the shares of common stock and subordinated notes represented by these IDSs may be sold under this prospectus to underwriters for resale to (a) the public or (b) institutional investors (including, without limitation, in transactions involving block trades).

If a selling securityholder notifies us of any material arrangement that it has entered into with one or more underwriters in accordance with the provisions of the registration rights agreement, as amended, we will execute an underwriting agreement in customary form with such underwriter(s) and file a supplemental prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In that supplemental prospectus, we will disclose the name of each such underwriter, the number of shares to be sold to the underwriter(s) and the IDSs to be offered to the public, the price at which the securities were sold by the selling securityholders, the commissions paid or discounts or concessions allowed to such underwriter(s), where applicable, and any other facts material to the transaction. Unless otherwise set forth in the supplemental prospectus, the obligations of the underwriters to purchase the securities offered will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Any underwriters involved in the sale or resale of the IDSs and the shares of common stock and subordinated notes represented by these IDSs will qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions will qualify as underwriters’ compensation under the Securities Act.

We and the selling securityholders may agree to indemnify any underwriter or dealer against certain liabilities related to the selling of the IDSs and the shares of common stock and subordinated notes represented by these IDSs, including liabilities arising under the Securities Act.

The underwriter(s) and their affiliates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

Plan of distribution

The maximum aggregate discount, commission, or other items constituting underwriting compensation will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement.

Restrictions on Sales

Under the registration rights agreement and the letter agreement we entered into with the selling securityholders in connection with the filing of the registration statement of which this prospectus forms a part, the selling securityholders may not offer IDSs under the shelf registration statement of which this prospectus forms a part more than three times in total. In addition, no sale under this prospectus may be made unless:

(i) the total proceeds from such sale are expected to be at least $10 million; and

(ii) all the conditions to the exchange of common stock for subordinated notes set forth in our amended and restated stockholders agreement and registration rights agreement, as amended, have been met or waived, which fact will be stated in the relevant prospectus supplement. For a detailed description of these conditions see “Agreements Related to the Offering—Amended and Restated Stockholders Agreement” and “—Registration Rights Agreement.”

In addition, under the registration rights agreement, we are not permitted to effect any public sale or distribution of any IDSs or other securities (other than in connection with an employee stock option or other benefit plan) during the 30 days prior to, and during the 180-day period beginning on, the closing date of any sale of IDSs under the applicable prospectus supplement.

Legal matters

The validity of the issuance of the IDSs offered hereby and the shares of our common stock and subordinated notes represented thereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware subsidiary guarantors, will be passed upon for us by Davies Ward Phillips & Vineberg LLP, New York, New York. The validity of the issuance of the subsidiary guarantees by the Kansas subsidiary guarantors will be passed upon for us by Blackwell Sanders Peper Martin LLP, Springfield, Missouri; the validity of the issuance of the subsidiary guarantee by the Maryland subsidiary guarantor will be passed upon for us by Venable LLP, Baltimore, Maryland; and the validity of the issuance of the subsidiary guarantees by the Texas subsidiary guarantors will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, Woodlands, Texas. Certain legal matters relating to this offering will be passed upon for the selling securityholders by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Legal matters

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 2, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

This prospectus incorporates by reference the documents that we have filed with the SEC. These documents contain important information about us that is not included in or delivered with this prospectus. The following documents filed with the SEC pursuant to Section 13 of the Exchange Act (File No. 001-31904) are incorporated by reference:

➢	Our Annual Report on Form 10-K for the fiscal year ended January 2, 2007, filed with the SEC on March 19, 2007;

➢	Our Current Report on Form 8-K, filed with the SEC on January 19, 2007;

➢	Our Current Report on Form 8-K, filed with the SEC on March 22, 2007;

➢	Our Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2007;

➢	Our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2007, filed with the SEC on May 14, 2007;

➢	Our Current Report on Form 8-K, filed with the SEC on June 12, 2007;

➢	Our Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2007, filed with the SEC on August 13, 2007; and

➢	The description of our IDSs set forth in our registration statement filed under Section 12 of the Exchange Act on Form 8-A on November 24, 2003, including any amendment or report filed for the purpose of updating this description.

All documents that we will file with the SEC under the provisions of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of any offering of securities under this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the date such documents are filed, provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

In the event of conflicting information in these documents, the information in the most recent filed document should be considered correct.

Where you can find more information

We are subject to the informational reporting requirements of the Exchange Act and under the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC. You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Copies of these reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

We make available free of charge on our website, http://www.centerplate.com, via a link to a third party website, all of our filings with the SEC and any amendments to such reports filed or furnished pursuant to the Exchange Act on the same day that they are electronically filed with the SEC. Unless specifically incorporated by reference into this prospectus, information contained on our website is not, and should not be interpreted to be, part of this prospectus.

You should rely only on the information incorporated by reference or provided in this document, any prospectus supplement and any free writing prospectus prepared by us. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where it is unlawful. If anyone provides holders with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

We will provide to you, upon a written or oral request, without charge, a copy of any or all documents incorporated by reference into this prospectus except the exhibits to those documents (unless they are specifically incorporated by reference in those documents) and/or a copy of any or all of our other SEC filings. You may request copies by writing or telephoning us at:

Centerplate, Inc.
2187 Atlantic Street
Stamford, Connecticut 06902
(203) 975-5900
Attn: Investor Relations

Centerplate, Inc.

2,517,818

Income Deposit Securities (IDSs)

Representing
2,517,818 Shares of Common Stock
and
$14.4 million 13.5% Subordinated Notes due 2013

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. No offer of these securities is being made in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

November 9, 2007